Exhibit (a)(1)(A)

Offer to Purchase

All Outstanding Shares of Common Stock of

ALPINE IMMUNE SCIENCES, INC.

at

$65.00 per share, net to the seller in cash, without interest thereon and subject to any applicable tax withholding by

ADAMS MERGER SUB, INC.

a wholly owned subsidiary of

VERTEX PHARMACEUTICALS INCORPORATED

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE MINUTE PAST 11:59 P.M., EASTERN TIME, ON MAY 17, 2024, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

Adams Merger Sub, Inc., a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of Vertex Pharmaceuticals Incorporated, a Massachusetts corporation (“Vertex”), is offering to purchase all of the issued and outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Alpine Immune Sciences, Inc., a Delaware corporation (“Alpine”), at a purchase price of $65.00 per Share (the “Offer Price”), net to the seller in cash, without interest thereon and subject to any applicable tax withholding, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with this Offer to Purchase, as each may be amended or supplemented from time to time, collectively constitute the “Offer”).

The Offer is being made pursuant to an Agreement and Plan of Merger, dated April 10, 2024 (as it may be amended from time to time, the “Merger Agreement”), by and among Alpine, Vertex and Purchaser, pursuant to which, after consummation of the Offer and subject to the satisfaction or waiver of certain conditions (as described in Section 15 — “Conditions of the Offer”), Purchaser will merge with and into Alpine pursuant to Section 251(h) of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), upon the terms and subject to the conditions set forth in the Merger Agreement, with Alpine continuing as the surviving corporation (the “Surviving Corporation”) and becoming a wholly owned subsidiary of Vertex (the “Merger”). At the effective time of the Merger (the “Effective Time”), each Share issued and outstanding immediately prior to the Effective Time (other than (i) Shares owned by Alpine or any wholly owned subsidiary of Alpine (each, an “Alpine Subsidiary”) immediately prior to the Effective Time, (ii) Shares owned by Vertex, Purchaser or any other subsidiary of Vertex or Purchaser at the commencement of the Offer and owned by Vertex, Purchaser or any other subsidiary of Vertex immediately prior to the Effective Time, (iii) Shares irrevocably accepted for purchase by Purchaser in the Offer or (iv) Shares that are held by stockholders who are entitled to demand and properly demand appraisal for such Shares pursuant to and in compliance in all respects with Section 262 of the DGCL and do not fail to perfect or otherwise waive, withdraw or lose their rights to such appraisal with respect to such shares under the DGCL (the “Appraisal Shares”) (see Section 17 — “Appraisal Rights”)), will be converted into the right to receive an amount from Purchaser in cash equal to the Offer Price, without interest thereon (the “Merger Consideration”), subject to any applicable tax withholding.

Under no circumstances will interest be paid on the purchase price for the Shares accepted for payment in the Offer, including by reason of any extension of the Offer or any delay in making payment for the Shares.

The obligation of Purchaser to accept for payment and pay for Shares validly tendered (and not properly withdrawn) pursuant to the Offer is subject to the satisfaction of, among other conditions: (1) the Minimum Tender Condition (as defined in Section 15 — “Conditions of the Offer”) and (2) the Regulatory Condition (as defined in Section 15 — “Conditions of the Offer”). The Offer also is subject to other customary conditions as set forth in this Offer to Purchase. See Section 15 — “Conditions of the Offer.” There is no financing condition to the Offer and the Merger.

The Board of Directors of Alpine (the “Alpine Board”) unanimously (i) determined that the Offer, the Merger and the other transactions contemplated by the Merger Agreement (collectively, the “Transactions”) are fair to and in the best interests of Alpine and its stockholders, (ii) approved and declared advisable the Merger and the execution, delivery and performance by Alpine of the Merger Agreement and the consummation of the Transactions, (iii) resolved that the Merger Agreement and the Merger shall be governed by and effected under Section 251(h) of the DGCL and that the Merger shall be consummated as soon as practicable following the time at which Purchaser first irrevocably accepts for purchase the Shares tendered in the Offer (the “Offer Closing Time”) and (iv) subject to the other terms and conditions of the Merger Agreement, resolved to recommend that all holders of Shares accept the Offer and tender their Shares pursuant to the Offer.

A summary of the principal terms and conditions of the Offer appears in the “Summary Term Sheet” beginning on page ii of this Offer to Purchase. You should read this entire document, the Letter of Transmittal and other documents to which this Offer to Purchase refers carefully before deciding whether to tender your Shares in the Offer.

NEITHER THE OFFER NOR THE MERGER HAS BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THE OFFER OR THE MERGER OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE OR THE RELATED LETTER OF TRANSMITTAL. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL AND A CRIMINAL OFFENSE.

The Information Agent for the Offer is:

430 Park Avenue

14th Floor

New York, NY 10022

Banks and Brokers Call: (203) 658-9400

Stockholders Call Toll Free: (800) 662-5200

E-mail: ALPN@info.morrowsodali.com

IMPORTANT

If you wish to tender all or a portion of your Shares to Purchaser in the Offer, you must:

•

If you hold your Shares directly as the holder of record, complete and sign the Letter of Transmittal (or, in the case of a book-entry transfer, deliver an Agent’s Message (as defined in the “Summary Term Sheet”) in lieu of the Letter of Transmittal) that accompanies this Offer to Purchase in accordance with the instructions set forth therein and mail or deliver the Letter of Transmittal with any required signature guarantees and all other required documents to the Depositary (as defined in the “Summary Term Sheet”). These materials must be delivered to the Depositary prior to the Expiration Time (as defined in the “Summary Term Sheet”).

•

If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee, request your broker, dealer, commercial bank, trust company or other nominee to tender your Shares through The Depository Trust Company’s (“DTC”) Automated Tender Offer Program (“ATOP”) prior to the Expiration Time.

•

We are not providing for guaranteed delivery procedures. Therefore, stockholders of Alpine must allow sufficient time for the necessary tender procedures to be completed during normal business hours of the Depositary.

Questions or requests for assistance may be directed to Morrow Sodali LLC, the information agent for the Offer (the “Information Agent”), at the address and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the related Letter of Transmittal and other materials related to the Offer may be obtained at no cost to stockholders from the Information Agent. Additionally, copies of this Offer to Purchase, the related Letter of Transmittal and any other materials related to the Offer are available free of charge at www.sec.gov. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.

This Offer to Purchase, the related Letter of Transmittal and any other materials related to the Offer contain important information, and you should read all materials carefully and in their entirety before making a decision with respect to the Offer.

i

SUMMARY TERM SHEET

The information contained in this Summary Term Sheet is a summary only and is not meant to be a substitute for the more detailed description and information contained in the remainder of this Offer to Purchase, the related Letter of Transmittal and other materials related to the Offer. You are urged to read carefully this Offer to Purchase, the related Letter of Transmittal and other materials related to the Offer in their entirety. This Summary Term Sheet includes cross-references to other sections of this Offer to Purchase where you will find more complete descriptions of the topics mentioned below. The information concerning Alpine contained in this Summary Term Sheet and elsewhere in this Offer to Purchase has been provided by Alpine to Vertex and Purchaser or has been taken from, or is based upon, publicly available documents or records of Alpine on file with the SEC or other public sources at the time of the Offer. Vertex and Purchaser have not independently verified the accuracy and completeness of such information.

Securities Sought	Subject to certain conditions, including the satisfaction of the Minimum Tender Condition, all of the issued and outstanding shares of common stock, par value $0.001 per share, of Alpine.

Price Offered Per Share

Upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal: $65.00, net to the seller in cash, without interest and subject to any applicable tax withholding.

Scheduled Expiration of Offer	One minute past 11:59 P.M., Eastern Time, on May 17, 2024, unless the Offer is otherwise extended or earlier terminated.

Purchaser	Adams Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Vertex.

Alpine Board Recommendation	The Alpine Board unanimously recommended that Alpine’s stockholders accept the Offer and tender their Shares pursuant to the Offer.

Who is offering to buy my securities?

•

Adams Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Vertex, which was formed solely for the purpose of facilitating the acquisition of Alpine by Vertex, is offering to buy all Shares in exchange for the Offer Price.

•

Unless the context indicates otherwise, in this Offer to Purchase, we use the terms “us,” “we” and “our” to refer to Purchaser together with, where appropriate, Vertex. We use the term “Purchaser” to refer to Adams Merger Sub, Inc. alone, the term “Vertex” to refer to Vertex Pharmaceuticals Incorporated alone and the term “Alpine” to refer to Alpine Immune Sciences, Inc. alone.

See Section 8 — “Certain Information Concerning Vertex and Purchaser.”

What is the class and amount of securities sought pursuant to the Offer?

•

Purchaser is offering to purchase all of the issued and outstanding Shares on the terms and subject to the conditions set forth in this Offer to Purchase. In this Offer to Purchase, we use the term “Offer” to refer to this offer to purchase the Shares and the term “Shares” to refer to the issued and outstanding shares of common stock, par value $0.001 per share, of Alpine that are the subject of the Offer.

See Section 1 — “Terms of the Offer.”

Why are you making the Offer?

•

We are making the Offer because we want to acquire control of, and ultimately the entire equity interest in, Alpine. Following the consummation of the Offer, we intend to complete the Merger as soon as practicable. Upon completion of the Merger, Alpine will become a wholly owned subsidiary of Vertex. In addition, we will cause the Shares to be delisted from The Nasdaq Stock Market LLC (“Nasdaq”) and deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after completion of the Merger.

Who can participate in the Offer?

•	The Offer is open to all holders and beneficial owners of the Shares.

How much are you offering to pay?

•	Purchaser is offering to pay $65.00 per Share, net to the seller in cash, without interest thereon and subject to any applicable tax withholding.

See the “Introduction” to this Offer to Purchase.

Will I have to pay any fees or commissions?

•

If you are the holder of record of your Shares and you directly tender your Shares to us in the Offer, you will not need to pay brokerage fees or similar expenses. If you own your Shares through a broker, dealer, commercial bank, trust company or other nominee, and your broker, dealer, commercial bank, trust company or other nominee tenders your Shares on your behalf, your broker, dealer, commercial bank, trust company or other nominee may charge you a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply.

See the “Introduction” to this Offer to Purchase and Section 18 — “Fees and Expenses.”

Is there an agreement governing the Offer?

•

Yes. Alpine, Vertex and Purchaser have entered into an Agreement and Plan of Merger, dated April 10, 2024 (as it may be amended from time to time, the “Merger Agreement”). The Merger Agreement contains the terms and conditions of the Offer and the Merger.

See Section 11 — “The Merger Agreement; Other Agreements — Merger Agreement” and Section 15 — “Conditions of the Offer.”

What are the U.S. federal income tax considerations generally applicable to tendering my Shares in the Offer or having my Shares exchanged for cash pursuant to the Merger?

•

In general, the exchange of Shares for cash pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder (as defined in Section 5 — “U.S. Federal Income Tax Considerations”) who sells Shares pursuant to the Offer or receives cash in exchange for Shares pursuant to the Merger generally will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between (i) the amount of cash received (determined before deduction of any applicable withholding taxes) and (ii) the U.S. Holder’s adjusted tax basis in the Shares sold pursuant to the Offer or converted pursuant to the Merger. See Section 5 — “U.S. Federal Income Tax Considerations” for a more detailed discussion of the U.S. federal income tax considerations generally applicable to the Offer and the Merger.

•

If you are a Non-U.S. Holder (as defined in Section 5 — “U.S. Federal Income Tax Considerations”), you generally will not be subject to U.S. federal income tax with respect to the sale of Shares pursuant to the Offer or receipt of cash in exchange for Shares pursuant to the Merger unless you have certain connections to the United States described in detail below. See Section 5 — “U.S. Federal Income Tax Considerations” for a more detailed discussion of the U.S. federal income tax considerations generally applicable to the Offer and the Merger.

We urge you to consult with your tax advisor as to the particular tax consequences to you of the Offer and the Merger in light of your particular circumstances (including the application and effect of any U.S. federal, state, local or non-U.S. income and other tax laws).

Does Purchaser have the financial resources to pay for all of the Shares that it is offering to purchase pursuant to the Offer?

•

Yes. The Offer is not conditioned upon Vertex’s or Purchaser’s ability to finance or fund the purchase of Shares pursuant to the Offer. We estimate that we will need approximately $4.9 billion in cash to purchase all of the Shares pursuant to the Offer and to complete the Merger. As of December 31, 2023, Vertex had approximately $10.37 billion in cash and cash equivalents on hand.

See Section 9 — “Source and Amount of Funds.”

Is Purchaser’s financial condition relevant to my decision to tender my Shares in the Offer?

•	We do not believe our financial condition is relevant to your decision whether to tender your Shares and accept the Offer because:

•	the Offer is being made for all outstanding Shares solely for cash,

•	the Offer is not subject to any financing condition,

•	if we consummate the Offer, we will acquire all remaining Shares for the same price in the Merger, and

•

Vertex and/or one or more of its affiliates has, and will arrange for us to have, sufficient funds to purchase all Shares validly tendered in the Offer, and not properly withdrawn, and to acquire the remaining outstanding Shares in the Merger on the terms set forth in this Offer to Purchase.

See Section 9 — “Source and Amount of Funds” and Section 11 — “The Merger Agreement; Other Agreements — Merger Agreement.”

Is there a minimum number of Shares that must be tendered in order for you to purchase any securities?

•

Yes. The obligation of Purchaser to accept for payment and pay for Shares validly tendered (and not properly withdrawn) pursuant to the Offer is subject to various conditions set forth in Section 15 — “Conditions of the Offer,” including the Minimum Tender Condition. The “Minimum Tender Condition” means that there shall have been validly tendered in the Offer (and not properly withdrawn) prior to the Expiration Time (as defined below) that number of Shares (excluding shares tendered pursuant to guaranteed delivery procedures that have not yet been “received” by the “depository,” as such terms are defined by Section 251(h) of the DGCL) that, when added to the Shares then owned by Vertex, Purchaser or any other subsidiary of Vertex, would represent at least a majority of the Shares outstanding as of immediately following the consummation of the Offer, including, for the avoidance of doubt, the Shares issued upon the automatic exercise of any then-outstanding Other Company Warrants (as defined below) upon the Offer Closing Time. See Section 15 — “Conditions of the Offer.”

If you do not consummate the Offer, will you nevertheless consummate the Merger?

•

No. Neither we nor Alpine is under any obligation to pursue or consummate the Merger if the Offer is not consummated as set forth in this Offer to Purchase. See Section 11 — “The Merger Agreement; Other Agreements — Merger Agreement.”

How long do I have to decide whether to tender my Shares in the Offer?

•

You will have until the Expiration Time to tender your Shares in the Offer. The term “Expiration Time” means one minute past 11:59 P.M., Eastern Time, on May 17, 2024, unless the expiration of the Offer is extended to a subsequent date in accordance with the terms of the Merger Agreement, in which case the term “Expiration Time” means such subsequent time on such subsequent date. In addition, if, pursuant to the Merger Agreement, we decide to, or are required to, extend the Offer as described below, you will have an additional period of time to tender your Shares.

See Section 1 — “Terms of the Offer” and Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”

Can the Offer be extended and under what circumstances?

•

Yes. The Merger Agreement contains provisions that govern the circumstances under which Purchaser is required or permitted to extend the Offer and under which Vertex is required to cause Purchaser to extend the Offer. Specifically, the Merger Agreement provides:

•

if, at the scheduled Expiration Time, any Offer Condition (as defined in Section 15 — “Conditions of the Offer”), other than the Minimum Tender Condition, has not been satisfied or waived, Purchaser will, and Vertex will cause Purchaser to, extend the Offer for one or more consecutive increments of not more than 10 business days each (or such longer period as Vertex and Alpine may agree), until such time as such conditions have been satisfied or waived (irrespective of whether the Minimum Tender Condition has been satisfied);

•

Purchaser will, and Vertex will cause Purchaser to, extend the Offer for the minimum period required by any rule, regulation, interpretation or position of the SEC or the staff thereof or Nasdaq, in each case, that are applicable to the Offer; and

•

if, at the scheduled Expiration Time, each Offer Condition (other than the Minimum Tender Condition) has been satisfied or waived and the Minimum Tender Condition has not been satisfied, Purchaser may (and if so requested by Alpine, Purchaser will, and Vertex will cause Purchaser to), extend the Offer for one or more consecutive increments of such duration as requested by Alpine (or if not so requested by Alpine, as determined by Vertex) but not more than 10 business days each (or for such longer period as may be agreed between Alpine and Vertex); provided that Alpine may not request Purchaser to, and Vertex will not be required to cause Purchaser to, extend the Offer on more than five occasions.

In each case, Purchaser is not required to extend the Offer beyond the Outside Date. The “Outside Date” means April 10, 2025. See Section 1 — “Terms of the Offer” and Section 11 — “The Merger Agreement; Other Agreements — Merger Agreement.”

Will there be a subsequent offering period?

•	No, the Merger Agreement does not provide for a “subsequent offering period” in accordance with Rule 14d-11 under the Exchange Act without the prior written consent of Alpine.

How will I be notified if the Offer is extended?

•

If we extend the Offer, we intend to inform Broadridge Corporate Issuer Solutions, LLC, the depositary and paying agent for the Offer (the “Depositary”), of any extension, and will issue a press release

v

announcing the extension no later than 9:00 a.m., Eastern Time, on the business day after the previously scheduled Expiration Time.

See Section 1 — “Terms of the Offer.”

What are the most significant conditions to the Offer?

•

The obligation of Purchaser to accept for payment and pay for Shares validly tendered (and not properly withdrawn) pursuant to the Offer is subject to the satisfaction of a number of conditions by the scheduled Expiration Time of the Offer, including, among other conditions:

•	the Minimum Tender Condition;

•	the Regulatory Condition, including, if triggered, either Springing Regulatory Condition (as defined in Section 15 — “Conditions of the Offer”);

•	the Representations Condition (as defined in Section 15 — “Conditions of the Offer”);

•	the Legal Restraint Condition (as defined in Section 15 — “Conditions of the Offer”); and

•	the Company Material Adverse Effect Condition (as defined in Section 15 — “Conditions of the Offer”).

The above Offer Conditions are further described, and other Offer Conditions are described, below in Section 15 — “Conditions of the Offer.” The Offer and the Merger are not subject to any financing condition.

How do I tender my Shares?

•

If you hold your Shares directly as the holder of record, complete and sign the Letter of Transmittal (or, in the case of a book-entry transfer, deliver an Agent’s Message (as defined in Section 2 — “Acceptance for Payment and Payment for Shares”) in lieu of the Letter of Transmittal) that accompanies this Offer to Purchase in accordance with the instructions set forth therein and mail or deliver the Letter of Transmittal with any required signature guarantees and all other required documents to the Depositary. These materials must be delivered to the Depositary prior to the Expiration Time.

•

If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee, request your broker, dealer, commercial bank, trust company or other nominee to tender your Shares through ATOP prior to the Expiration Time.

•

We are not providing for guaranteed delivery procedures. Therefore, Alpine stockholders must allow sufficient time for the necessary tender procedures to be completed during normal business hours of DTC, which end earlier than the Expiration Time. Normal business hours of DTC are between 8:00 a.m. and 5:00 p.m., Eastern Time, Monday through Friday. Alpine stockholders must tender their Shares in accordance with the procedures set forth in this Offer to Purchase and the related Letter of Transmittal prior to the Expiration Time. Tenders received by the Depositary after the Expiration Time will be disregarded and of no effect.

See Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”

If I accept the Offer, how will I get paid?

•

If the Offer Conditions are satisfied and we accept your validly tendered Shares for payment, payment will be made by deposit of the aggregate purchase price for the Shares accepted in the Offer with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting payments, subject to any tax withholding required by applicable law, to tendering stockholders whose Shares have been accepted for payment.

See Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”

Until what time may I withdraw previously tendered Shares?

•

You may withdraw your previously tendered Shares at any time until the Expiration Time. In addition, if we have not accepted your Shares for payment within 60 days of commencement of the Offer, you may withdraw them at any time after June 20, 2024, the 60th day after commencement of the Offer, until we accept your Shares for payment.

See Section 4 — “Withdrawal Rights.”

How do I properly withdraw previously tendered Shares?

•

To properly withdraw previously tendered Shares, you must deliver a written notice of withdrawal with the required information to the Depositary prior to the Expiration Time. If you tendered Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your Shares in a timely manner prior to the Expiration Time.

See Section 4 — “Withdrawal Rights.”

Has the Offer been approved by the Alpine Board?

•

Yes. The Alpine Board unanimously (i) determined that the Offer, the Merger and the other Transactions are fair to and in the best interests of Alpine and its stockholders, (ii) approved and declared advisable the Merger and the execution, delivery and performance by Alpine of the Merger Agreement and the consummation of the Transactions, (iii) resolved that the Merger Agreement and the Merger shall be governed by and effected under Section 251(h) of the DGCL and that the Merger shall be consummated as soon as practicable following the Offer Closing Time and (iv) subject to the other terms and conditions of the Merger Agreement, resolved to recommend that all holders of Shares accept the Offer and tender their Shares pursuant to the Offer.

•

Descriptions of the reasons for the Alpine Board’s recommendation and approval of the Offer are set forth in Alpine’s Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”), which is being mailed to Alpine stockholders together with the Offer materials (including this Offer to Purchase and the related Letter of Transmittal). Stockholders should carefully read the information set forth in the Schedule 14D-9, including the information set forth in Item 4 thereof under the sub-headings “Recommendation of the Board” and “Background of the Merger Agreement; Reasons for the Recommendation.”

If Shares tendered pursuant to the Offer are purchased by Purchaser, will Alpine continue as a public company?

•

No. We expect to complete the Merger as soon as practicable following the consummation of the Offer. Once the Merger takes place, Alpine will become a wholly owned subsidiary of Vertex. Following the Merger, we will cause the Shares to be delisted from Nasdaq and deregistered under the Exchange Act.

See Section 13 — “Certain Effects of the Offer.”

Will a meeting of Alpine stockholders be required to approve the Merger?

•

No. Section 251(h) of the DGCL provides that, unless expressly required by its certificate of incorporation, no vote of stockholders will be necessary to authorize the merger of a constituent corporation which has a class or series of stock listed on a national securities exchange or held of record by more than 2,000 holders immediately prior to the execution of the applicable agreement of merger by such constituent corporation if, subject to certain statutory provisions:

•

the agreement of merger expressly permits or requires that the merger will be effected by Section 251(h) of the DGCL and provides that such merger be effected as soon as practicable following the consummation of the tender offer;

•

an acquiring corporation consummates a tender offer for all of the outstanding stock of such constituent corporation on the terms provided in such agreement of merger that, absent the provisions of Section 251(h) of the DGCL, would be entitled to vote on the adoption or rejection of the agreement of merger; provided however, that such tender offer may be conditioned on the tender of a minimum number or percentage of shares of the stock of such constituent corporation, or any class or series thereof, and such offer may exclude any excluded stock (as defined in the DGCL);

•

immediately following the consummation of the tender offer, the stock that the acquiring corporation irrevocably accepts for purchase, together with the stock otherwise owned by the acquiring corporation or its affiliates, equals at least the percentage of shares of each class of stock of such constituent corporation that would otherwise be required to adopt the agreement of merger for such constituent corporation;

•	the acquiring corporation merges with or into such constituent corporation pursuant to such agreement of merger; and

•

each outstanding share (other than shares of excluded stock) of each class or series of stock of the constituent corporation that is the subject of and not irrevocably accepted for purchase in the offer is converted in such merger into, or into the right to receive, the same amount and type of consideration in the merger as was payable in the tender offer.

•

If the conditions to the Offer and the Merger are satisfied or waived (to the extent waivable), we are required by the Merger Agreement to effect the Merger pursuant to Section 251(h) of the DGCL without a meeting of Alpine stockholders and without a vote or any further action by Alpine stockholders.

See Section 16 — “Certain Legal Matters; Regulatory Approvals.”

If I do not tender my Shares but the Offer is consummated, what will happen to my Shares?

•

If the Offer is consummated, subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement (See Section 11 — “The Merger Agreement; Other Agreements — Merger Agreement”), Purchaser will merge with and into Alpine pursuant to Section 251(h) of the DGCL. At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (other than (i) Shares owned by Alpine or any Alpine Subsidiary immediately prior to the Effective Time, (ii) Shares owned by Vertex, Purchaser or any other subsidiary of Vertex or Purchaser at the commencement of the Offer and owned by Vertex, Purchaser or any other subsidiary of Vertex immediately prior to the Effective Time, (iii) Shares irrevocably accepted for purchase by Purchaser in the Offer or (iv) Appraisal Shares (see Section 17 — “Appraisal Rights”)), will be converted into the right to receive the Merger Consideration, subject to any applicable tax withholding.

•

If the Merger is completed, Alpine stockholders who do not tender their Shares in the Offer (other than stockholders who properly exercise appraisal rights) will receive the same Offer Price per Share that they would have received had they tendered their Shares in the Offer. Therefore, if the Offer is consummated and the Merger is completed, the only differences to you between tendering your Shares and not tendering your Shares in the Offer are that (i) you may be paid earlier if you tender your Shares in the Offer and (ii) appraisal rights will not be available to you if you tender Shares in the Offer, but will be available to you in the Merger if you do not tender Shares in the Offer and you comply in all respects with Section 262 of the DGCL. See Section 17 — “Appraisal Rights.”

•

However, in the unlikely event that the Offer is consummated but the Merger is not completed, the number of Alpine stockholders and the number of Shares that are still in the hands of the public may be so small that there will no longer be an active public trading market (or, possibly, there may not be any public trading market) for the Shares. Also, in such event, it is possible that the Shares will be delisted from Nasdaq and Alpine will no longer be required to make filings with the SEC under the Exchange Act.

See the “Introduction” to this Offer to Purchase, Section 11 — “The Merger Agreement; Other Agreements — Merger Agreement” and Section 13 — “Certain Effects of the Offer.”

What will happen to my stock options and restricted stock units?

•

The Offer is being made only for Shares, and not for outstanding stock options or restricted stock units issued by Alpine. Holders of outstanding vested but unexercised stock options issued by Alpine may participate in the Offer only if they first exercise such stock options in accordance with the terms of the applicable Company Stock Plan (as defined below) and other applicable agreements with Alpine and tender the Shares, if any, issued upon such exercise. Any such exercise should be completed sufficiently in advance of the Expiration Time to ensure the holder of such outstanding stock options will have sufficient time to comply with the procedures for tendering Shares described below in Section 3 — “Procedures for Accepting the Offer and Tendering Shares.” Holders of outstanding unexercised stock options and restricted stock units issued by Alpine will receive payment with respect to those stock options and restricted stock units as described in the following paragraphs, subject to the terms of the Merger and without participating in the Offer.

•

Immediately prior to the Effective Time, each stock option to purchase Alpine common stock granted under a Company Stock Plan or as a non-plan inducement award that is then outstanding but not then vested or exercisable, will fully vest. At the Effective Time, each stock option that is then outstanding will be canceled and the holder thereof will be entitled to receive a cash payment without interest, subject to any applicable tax withholding, equal to the product obtained by multiplying (i) the total number of Shares underlying such stock option and (ii) the excess, if any, of the Merger Consideration over the exercise price per Share of such stock option. Any stock option that has an exercise price per Share that equals or exceeds the Merger Consideration will be canceled for no consideration.

•

The Merger Agreement also provides that each restricted stock unit of Alpine granted under a Company Stock Plan or as a non-plan inducement award that is then outstanding but unvested immediately prior to the Effective Time will fully vest as of immediately prior to the Effective Time. At the Effective Time, each restricted stock unit that is then outstanding will be canceled and the holder thereof will be entitled to receive a cash payment, without interest, subject to any applicable tax withholding, equal to the product obtained by multiplying (i) the Merger Consideration by (ii) the number of Shares underlying such restricted stock unit.

See Section 11 — “The Merger Agreement; Other Agreements — Merger Agreement.”

What will happen to outstanding warrants to purchase Shares?

•

It is currently anticipated that each warrant to purchase Shares originally issued on September 17, 2021 to Frazier Life Sciences VIII, L.P. and Frazier Life Sciences Public Fund, L.P. (each, an “Alpine Pre-Funded Warrant”) will be exercised in full prior to the Offer Closing Time and, if so, the Shares issued thereunder would be tendered in the Offer pursuant to the terms of the Tender and Support Agreement, dated as of April 10, 2024, by and amount Purchaser, Vertex, Frazier Life Sciences VIII, L.P. and Frazier Life Sciences Public Fund, L.P.

•

If and only to the extent not so exercised, pursuant to the terms of the Merger Agreement, as of immediately prior to the Effective Time, each Alpine Pre-Funded Warrant that is then outstanding will become exercisable by its holder solely for the same Merger Consideration as such holder would have been entitled to receive following the Effective Time if such holder had been, immediately prior to the Effective Time, the holder of the number of Shares then issuable upon exercise in full of such Alpine Pre-Funded Warrant.

•

To the extent the other warrants to purchase Shares that are not Alpine Pre-Funded Warrants (each, an “Other Company Warrant” and, together with the Alpine Pre-Funded Warrants, the “Company Warrants”) remain outstanding and unexercised as of immediately prior to the Offer Closing Time, each Other Company Warrant that is then unexercised will be exercised automatically in whole pursuant to the net exercise provisions set forth in such Other Company Warrants and each Share issuable pursuant to such automatic exercise of the Other Company Warrants will be issued by Alpine to the holder of the Other Company Warrant and be outstanding as of immediately prior to the Effective Time, and treated identically to the other Shares outstanding immediately prior to the Effective Time.

What will happen to the Company ESPP (as defined below) and the Company Stock Plans?

•	In connection with approval of the Merger Agreement, the Alpine Board approved resolutions providing that:

•	no new offering period under the Nivalis Therapeutics, Inc. Employee Stock Purchase Plan (the “Company ESPP”) will be commenced prior to the Effective Time; and

•	the Company ESPP will be terminated immediately prior to the Effective Time.

•

Alpine’s 2015 Stock Plan, 2015 Equity Incentive Plan and 2018 Equity Incentive Plan, each as amended from time to time (each, a “Company Stock Plan”) will be terminated effective as of the Effective Time.

See Section 11 — “The Merger Agreement; Other Agreements — Merger Agreement.”

What is the market value of my Shares as of a recent date?

•

On April 9, 2024, the last full day of trading before the Alpine Board’s approval of the Merger Agreement, the reported closing price of the Shares on Nasdaq was $38.94 per Share. On April 19, 2024, the last full day of trading before commencement of the Offer, the reported closing price of the Shares on Nasdaq was $64.55 per Share. We encourage you to obtain a recent market quotation for the Shares before deciding whether to tender your Shares.

See Section 6 — “Price Range of Shares; Dividends on the Shares.”

Have any stockholders already agreed to tender their Shares in the Offer or to otherwise support the Offer?

•

Yes. On April 10, 2024, in connection with the execution and delivery of the Merger Agreement, each of Frazier Life Sciences VIII, L.P., Frazier Life Sciences Public Fund, L.P., Decheng Capital China Life Sciences USD Fund III, L.P., Decheng Capital Global Healthcare Fund (Master), LP, Alpine ImmunoSciences, L.P., OrbiMed Private Investments VI, LP and OrbiMed Genesis Master Fund, L.P. (collectively, the “Supporting Stockholders”), solely in their respective capacities as stockholders of Alpine, entered into tender and support agreements (collectively, the “Tender and Support Agreements”) with Vertex and Purchaser (and, in the case of Frazier Life Sciences VIII, L.P. and Frazier Life Sciences Public Fund, L.P., with Alpine), pursuant to which each Supporting Stockholder

x

agreed, among other things, (i) to tender all of the Shares held by such Supporting Stockholder in the Offer, subject to certain exceptions (including the valid termination of the Merger Agreement), (ii) to vote against other proposals to acquire Alpine and (iii) to certain other restrictions on its ability to take actions with respect to Alpine and its Shares.

•

Each Tender and Support Agreement terminates automatically upon the earliest of (i) the termination of the Merger Agreement in accordance with its terms, (ii) the Effective Time, (iii) termination of such Tender and Support Agreement by written notice of termination from Vertex to the applicable Supporting Stockholder(s) or (iv) the date on which any amendment or change to the Merger Agreement or the Offer is effected without the applicable Supporting Stockholders’ consent that decreases the amount, or changes the form, of consideration payable to all stockholders of Alpine pursuant to the terms of the Merger Agreement.

•	The Supporting Stockholders collectively beneficially owned approximately 25.5% of the outstanding Shares as of April 10, 2024.

See Section 11 — “The Merger Agreement; Other Agreements — Other Agreements — Tender and Support Agreements.”

Will I have appraisal rights in connection with the Offer?

•

No appraisal rights will be available to holders of Shares who tender such Shares in connection with the Offer. However, if Purchaser purchases Shares pursuant to the Offer and the Merger is completed, holders of Shares immediately prior to the Effective Time who (i) did not tender their Shares in the Offer, (ii) follow the procedures set forth in Section 262 of the DGCL and (iii) do not thereafter lose such holders’ appraisal rights (by withdrawal, failure to perfect or otherwise), in each case in accordance with the DGCL, will be entitled to have their Shares appraised by the Delaware Court of Chancery and to receive payment of the “fair value” of such Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest thereon. The “fair value” could be greater than, less than or the same as the Offer Price. More information regarding Section 262 of the DGCL, including how to access it without subscription or cost, is set forth in Alpine’s Solicitation/Recommendation Statement on Schedule 14D-9, which is being mailed to Alpine stockholders together with the Offer materials (including this Offer to Purchase and the related Letter of Transmittal).

See Section 17 — “Appraisal Rights.”

Whom should I call if I have questions about the Offer?

•

You may call Morrow Sodali LLC, the information agent for the Offer (the “Information Agent”), toll free at +1 (800) 662-5200. See the back cover of this Offer to Purchase for additional contact information for the Information Agent.

INTRODUCTION

Adams Merger Sub, Inc., a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of Vertex Pharmaceuticals Incorporated, a Massachusetts corporation (“Vertex”), is offering to purchase all of the issued and outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Alpine Immune Sciences, Inc., a Delaware corporation (“Alpine”), at a purchase price of $65.00 per Share (the “Offer Price”), net to the seller in cash, without interest thereon and subject to any applicable tax withholding, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with this Offer to Purchase, as each may be amended or supplemented from time to time, collectively constitute the “Offer”). Unless the context indicates otherwise, in this Offer to Purchase, we use the terms “us,” “we” and “our” to refer to Purchaser together with, where appropriate, Vertex.

The Offer is being made pursuant to an Agreement and Plan of Merger, dated April 10, 2024 (as it may be amended from time to time, the “Merger Agreement”), by and among Alpine, Vertex and Purchaser, pursuant to which, after consummation of the Offer and subject to the satisfaction or waiver of certain conditions (as described in Section 15 — “Conditions of the Offer”), Purchaser will merge with and into Alpine pursuant to Section 251(h) of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), upon the terms and subject to the conditions set forth in the Merger Agreement, with Alpine continuing as the surviving corporation (the “Surviving Corporation”) and becoming a wholly owned subsidiary of Vertex (the “Merger”). At the effective time of the Merger (the “Effective Time”), each Share issued and outstanding immediately prior to the Effective Time (other than (i) Shares owned by Alpine or any wholly owned subsidiary of Alpine (each, an “Alpine Subsidiary”) immediately prior to the Effective Time, (ii) Shares owned by Vertex, Purchaser or any other subsidiary of Vertex or Purchaser at the commencement of the Offer and owned by Vertex, Purchaser or any other subsidiary of Vertex immediately prior to the Effective Time, (iii) Shares irrevocably accepted for purchase by Purchaser in the Offer or (iv) Shares that are held by stockholders who are entitled to demand and properly demand appraisal for such Shares pursuant to and in compliance in all respects with Section 262 of the DGCL and do not fail to perfect or otherwise waive, withdraw or lose their rights to such appraisal with respect to such shares under the DGCL (the “Appraisal Shares”) (see Section 17 — “Appraisal Rights”)), will be converted into the right to receive an amount from Purchaser in cash equal to the Offer Price, without interest thereon (the “Merger Consideration”), subject to any applicable tax withholding.

Because the Merger will be consummated in accordance with Section 251(h) of the DGCL, approval of the Merger will not require a vote of Alpine’s stockholders. Section 251(h) of the DGCL provides that stockholder approval of a merger is not required if certain requirements are met, including that (i) the acquiring company consummates a tender offer for any and all of the outstanding stock of the company to be acquired that, absent Section 251(h) of the DGCL, would be entitled to vote on the merger, and (ii) following the consummation of such tender offer, the acquiring company owns at least such percentage of the stock of the company to be acquired that, absent Section 251(h) of the DGCL, would be required to adopt the merger agreement. If the Minimum Tender Condition is satisfied and we accept Shares for payment pursuant to the Offer, we will hold a sufficient number of Shares to ensure that Alpine will not be required to submit the adoption of the Merger Agreement to a vote of its stockholders. As a result of the Merger, Alpine will cease to be a publicly traded company and will become a wholly owned subsidiary of Vertex (see Section 12 — “Purpose of the Offer; Plans for Alpine”).

The Offer will expire at one minute after 11:59 p.m., Eastern Time, on May 17, 2024, unless the Offer is extended (see Section 1 — “Terms of the Offer,” Section 15 — “Conditions of the Offer” and Section 16 — “Certain Legal Matters; Regulatory Approvals”).

Under no circumstances will interest be paid on the purchase price for the Shares accepted for payment in the Offer, including by reason of any extension of the Offer or any delay in making payment for the Shares.

The Merger Agreement is more fully described in Section 11 — “The Merger Agreement; Other Agreements — Merger Agreement.”

Tendering stockholders who are holders of record of their Shares and who tender directly to the Depositary will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Section 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. Stockholders who hold their Shares through a broker, dealer, commercial bank, trust company or other nominee should consult such broker, dealer, commercial bank, trust company or other nominee as to whether it charges any service fees or commissions.

In addition, if you do not complete and sign the Internal Revenue Service (“IRS”) Form W-9 that is provided with the Letter of Transmittal, or an IRS Form W-8BEN or other IRS Form W-8, as applicable, or otherwise establish an exemption, you may be subject to U.S. federal backup withholding (at a rate currently equal to 24%) on the gross proceeds payable to you pursuant to the Offer or the Merger. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against your U.S. federal income tax liability, provided the required information is timely furnished in the appropriate manner to the IRS. All stockholders should review the discussion in Section 3 — “Procedures for Accepting the Offer and Tendering Shares” and Section 5 — “U.S. Federal Income Tax Considerations.”

We will pay all charges and expenses of the Depositary and Morrow Sodali LLC, the information agent for the Offer (the “Information Agent”).

The Board of Directors of Alpine (the “Alpine Board”) unanimously (i) determined that the Offer, the Merger and the other Transactions are fair to and in the best interests of Alpine and its stockholders, (ii) approved and declared advisable the Merger and the execution, delivery and performance by Alpine of the Merger Agreement and the consummation of the Transactions, (iii) resolved that the Merger Agreement and the Merger shall be governed by and effected under Section 251(h) of the DGCL and that the Merger shall be consummated as soon as practicable following the Offer Closing Time and (iv) subject to the other terms and conditions of the Merger Agreement, resolved to recommend that all holders of Shares accept the Offer and tender their Shares pursuant to the Offer.

Descriptions of the Alpine Board’s reasons for authorizing and approving the Merger Agreement and the consummation of the Transactions are set forth in Alpine’s Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”), which is being mailed to Alpine stockholders together with the Offer materials (including this Offer to Purchase and the related Letter of Transmittal). Stockholders should carefully read the information set forth in the Schedule 14D-9, including the information set forth in Item 4 under the sub-headings “Recommendation of the Board” and “Background of the Merger Agreement; Reasons for the Recommendation.”

The Offer is not subject to any financing condition. The Offer is subject to the satisfaction of a number of conditions by the scheduled Expiration Time of the Offer, including, among other conditions:

1.	the Minimum Tender Condition;

2.	the Regulatory Condition, including, if triggered, either Springing Regulatory Condition;

3.	the Representations Condition;

4.	the Legal Restraint Condition;

5.	the Company Material Adverse Effect Condition; and

6.	the Termination Condition (as defined in Section 15 — “Conditions of the Offer”).

The Offer also is subject to other customary conditions as set forth in this Offer to Purchase. See Section 15 — “Conditions of the Offer.”

Purchaser and Vertex have the right to waive certain of the conditions to the Offer in their sole discretion; provided that Vertex may not waive the Minimum Tender Condition or the Termination Condition. See Section 15 — “Conditions of the Offer.”

Alpine has advised Vertex that at a meeting of the Alpine Board held on April 10, 2024, Centerview Partners LLC (“Centerview”) rendered its oral opinion to the Alpine Board, which was subsequently confirmed by delivery of a written opinion dated April 10, 2024, that, as of such date, of and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations upon the review undertaken in preparing its opinion, the Offer Price to be paid to the holders of Shares (other than (i) any Shares held by Alpine, Vertex, Purchaser and their respective wholly owned subsidiaries and (ii) any Appraisal Shares) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders. The full text of Centerview’s written opinion, dated April 10, 2024, which set forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken in rendering the opinion, has been included as Annex A to the Schedule 14D-9.

THIS OFFER TO PURCHASE, THE RELATED LETTER OF TRANSMITTAL AND ANY OTHER MATERIALS RELATED TO THE OFFER CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ CAREFULLY IN THEIR ENTIRETY BEFORE MAKING ANY DECISION WITH RESPECT TO THE OFFER.

THE TENDER OFFER

1.	Terms of the Offer

Purchaser is offering to purchase all of the outstanding Shares at the Offer Price, net to the seller in cash, without interest and subject to any applicable tax withholding. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), we will accept for payment and, promptly after the Expiration Time, pay for all Shares validly tendered prior to the Expiration Time and not properly withdrawn as described in Section 4 — “Withdrawal Rights.”

The Offer is conditioned upon, among other things, the satisfaction of the Minimum Tender Condition, the Regulatory Condition and the other conditions described in Section 15 — “Conditions of the Offer.”

The Merger Agreement contains provisions that govern the circumstances under which Purchaser is required or permitted to extend the Offer. Specifically, the Merger Agreement provides that:

(i)

if, at the scheduled Expiration Time, any Offer Condition, other than the Minimum Tender Condition, has not been satisfied or waived, Purchaser will, and Vertex will cause Purchaser to, extend the Offer for one or more consecutive increments of not more than 10 business days each (or for such longer period as Vertex and Alpine may agree), until such time as such conditions have been satisfied or waived (irrespective of whether the Minimum Tender Condition has been satisfied);

(ii)

Purchaser will, and Vertex will cause Purchaser to, extend the Offer for the minimum period required by any rule, regulation, interpretation or position of the SEC or the staff thereof or Nasdaq, in each case, that are applicable to the Offer; and

(iii)

if, at the scheduled Expiration Time, each Offer Condition (other than the Minimum Tender Condition) has been satisfied or waived and the Minimum Tender Condition has not been satisfied, Purchaser may elect to (and if so requested by Alpine, Purchaser will, and Vertex will cause Purchaser to), extend the Offer for one or more consecutive increments of such duration as requested by Alpine (or if not so requested by Alpine, as determined by Vertex) but not more than 10 business days each (or for such longer period as may be agreed between Alpine and Vertex); provided that Alpine may not request Purchaser to, and Vertex will not be required to cause Purchaser to, extend the Offer on more than five occasions.

In each case, Purchaser is not required to extend the Offer beyond the Outside Date. See Section 1 — “Terms of the Offer” and Section 11 — “The Merger Agreement; Other Agreements — Merger Agreement.” Except as set forth above, there can be no assurance that we will be required under the Merger Agreement to extend the Offer.

If we extend the Offer, are delayed in our acceptance of Shares for payment or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer and the Merger Agreement, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in Section 4 — “Withdrawal Rights,” and as otherwise required by the Exchange Act and the rules and regulations thereunder. During any extension of the Offer, all Shares previously tendered and not withdrawn will remain subject to the Offer.

Purchaser expressly reserves the right to waive, in its sole discretion, in whole or in part, any Offer Condition or modify the terms of the Offer in any manner not inconsistent with the Merger Agreement, except that Alpine’s prior written approval is required for Purchaser to, and for Vertex to permit Purchaser to:

(i)	reduce the number of Shares subject to the Offer;

(ii)	reduce the Offer Price;

(iii)	waive, amend or modify either of the Minimum Tender Condition or the Termination Condition;

(iv)	add to the Offer Conditions or impose any other conditions on the Offer or amend, modify or supplement any Offer Condition in any manner adverse to the holders of Shares;

(v)	except as otherwise provided in the Merger Agreement, terminate, extend or otherwise amend or modify the Expiration Time;

(vi)	change the form or terms of consideration payable in the Offer;

(vii)	otherwise amend, modify or supplement any of the terms of the Offer in any manner adverse to holders of Shares; or

(viii)	provide for any “subsequent offering period” in accordance with Rule 14d-11 of the Exchange Act.

Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., Eastern Time, on the business day after the previously scheduled Expiration Time. Without limiting the manner in which we may choose to make any public announcement, we intend to make announcements regarding the Offer by issuing a press release and making any appropriate filing with the SEC.

If we make a material change in the terms of the Offer or the information concerning the Offer or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer, in each case, if and to the extent required by Rules 14d-4(d)(1), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. We understand that in the SEC’s view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to holders of Shares, and with respect to a change in price or a change in the percentage of Shares sought, a minimum of 10 business days is required to allow for adequate dissemination to holders of Shares and investor response.

If, on or before the Expiration Time, we increase the consideration being paid for Shares accepted for payment in the Offer, such increased consideration will be paid to all holders whose Shares are purchased in the Offer, whether or not such Shares were tendered before the announcement of the increase in the consideration.

The obligation of Purchaser to irrevocably accept for payment, and pay for, all Shares validly tendered and not properly withdrawn pursuant to the Offer is subject to the satisfaction of the Offer Conditions. Notwithstanding any other term of the Offer or the Merger Agreement, Purchaser will not be required to, and Vertex will not be required to cause Purchaser to, accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, to pay for any tendered Shares if any of the Offer Conditions has not been satisfied at the scheduled Expiration Time. Under certain circumstances described in the Merger Agreement, Vertex or Alpine may terminate the Merger Agreement, in which case Purchaser will, and Vertex will cause Purchaser to, promptly and irrevocably terminate the Offer and return, or cause the Depositary to return, all Shares which had been tendered in the Offer.

Promptly following the purchase of Shares in the Offer, we expect to complete the Merger without a vote of the holders of Shares pursuant to Section 251(h) of the DGCL.

Alpine has provided us with its stockholder list and security position listings for the purpose of disseminating this Offer to Purchase, the related Letter of Transmittal and other materials related to the Offer to holders of Shares. This Offer to Purchase, the related Letter of Transmittal and other materials related to the Offer, including the Schedule 14D-9, will be mailed to record holders of Shares whose names appear on Alpine’s stockholder list and will be furnished for subsequent transmittal to beneficial owners of Shares to brokers, dealers, commercial banks, trust companies and other nominees whose names, or the names of whose nominees, appear on Alpine’s stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing.

2.	Acceptance for Payment and Payment for Shares

Subject to the terms of the Offer and the Merger Agreement and subject to the satisfaction or waiver of all of the Offer Conditions set forth in Section 15 — “Conditions of the Offer,” we will accept for payment and pay for all Shares validly tendered and not properly withdrawn pursuant to the Offer as promptly as practicable after the scheduled Expiration Time and, in any event, not more than two business days after the Expiration Time (the date and time of acceptance for payment, the “Acceptance Time”). Subject to compliance with Rule 14e-1(c) under the Exchange Act, as applicable, and with the Merger Agreement, we expressly reserve the right to delay payment for Shares in order to comply in whole or in part with any applicable law or regulation. See Section 16 — “Certain Legal Matters; Regulatory Approvals.”

In all cases, we will pay for Shares validly tendered and accepted for payment pursuant to the Offer only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the “Share Certificates”) or confirmation of a book-entry transfer of such Shares into the Depositary’s account at The Depository Trust Company (“DTC”) (such a confirmation, a “Book-Entry Confirmation”) pursuant to the procedures set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares,” (ii) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer or a tender through DTC’s Automated Tender Offer Program (“ATOP”), an Agent’s Message (as defined below) in lieu of the Letter of Transmittal) and (iii) any other documents required by the Letter of Transmittal or the Depositary, in each case prior to the Expiration Time. Accordingly, tendering stockholders may be paid at different times depending upon when the Share Certificates and Letter of Transmittal, or Book-Entry Confirmations and Agent’s Message, in each case, with respect to Shares that are actually received by the Depositary.

The term “Agent’s Message” means a message transmitted through electronic means by DTC in accordance with the normal procedures of DTC to, and received by, the Depositary and forming part of a Book-Entry Confirmation, that states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares that are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of, the Letter of Transmittal, and that Purchaser may enforce such agreement against such participant. The term “Agent’s Message” also includes any hard copy printout evidencing such message generated by a computer terminal maintained at the Depositary’s office.

For purposes of the Offer, we will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered to Purchaser and not properly withdrawn as, if and when we give oral or written notice to the Depositary of our acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price for such Shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from us and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. If we extend the Offer, are delayed in our acceptance of Shares for payment or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer and the Merger Agreement, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in Section 4 — “Withdrawal Rights.” However, our ability to delay the payment for Shares that we have accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires us to pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer. Under no circumstances will we pay interest on the Offer Price for Shares accepted for payment in the Offer, including by reason of any extension of the Offer or any delay in making such payment.

If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates representing unpurchased Shares will be promptly returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary’s account at DTC pursuant to the procedure set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares,” such Shares will be credited to an account maintained at DTC) following the Expiration Time.

3.	Procedures for Accepting the Offer and Tendering Shares

Valid Tenders. In order for a stockholder to validly tender Shares pursuant to the Offer, the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer or a tender through DTC’s ATOP, an Agent’s Message in lieu of the Letter of Transmittal) and any other documents required by the Letter of Transmittal or the Depositary must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either (i) in the case of certificated Shares, the Share Certificates evidencing tendered Shares must be received by the Depositary at such address or (ii) in the case of Shares held in book-entry form, such Shares must be tendered pursuant to the procedures for book-entry transfer described below under “Book-Entry Transfer” and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Time.

Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at DTC for purposes of the Offer. Any financial institution that is a participant in DTC’s system may make a book-entry delivery of Shares by causing DTC to transfer such Shares into the Depositary’s account at DTC in accordance with DTC’s procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at DTC, either the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Time. Delivery of documents to DTC does not constitute delivery to the Depositary.

No Guaranteed Delivery. We are not providing for guaranteed delivery procedures. Therefore, Alpine stockholders must allow sufficient time for the necessary tender procedures to be completed during normal business hours of DTC, which end earlier than the Expiration Time. Normal business hours of DTC are between 8:00 a.m. and 5:00 p.m., Eastern Time, Monday through Friday. Alpine stockholders must tender their Shares in accordance with the procedures set forth in this Offer to Purchase and the related Letter of Transmittal prior to the Expiration Time. Tenders received by the Depositary after the Expiration Time will be disregarded and of no effect.

Signature Guarantees for Shares. No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the holder(s) of record (which term, for purposes of this Section 3, includes any participant in DTC’s system whose name appears on a security position listing as the owner of the Shares) of the Shares tendered therewith, unless such holder or holders have completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal or (ii) if the Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member in good standing of the Security Transfer Agents Medallion Program or any other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 of the Exchange Act (each, an “Eligible Institution”). In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If a Share Certificate is issued in the name of a person or persons other than the signers of the Letter of Transmittal, or if payment is to be made or delivered to, or a Share Certificate not accepted for payment or not tendered is to be issued in, the name(s) of a person or persons other than the holder(s) of record, then the Share Certificate must be endorsed or accompanied by appropriate duly executed stock powers, in either case signed exactly as the name(s) of the holder(s) of record that appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

Notwithstanding any other provision of this Offer, payment for Shares accepted for payment pursuant to the Offer will in all cases only be made after timely receipt by the Depositary of (i) certificates evidencing such Shares or a Book-Entry Confirmation of a book-entry transfer of such Shares into the Depositary’s account at DTC pursuant to the procedures set forth in this Section 3, (ii) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer or a tender through DTC’s ATOP, an Agent’s Message in lieu of the Letter of Transmittal) and (iii) any other documents required by the Letter of Transmittal or the Depositary, in each case prior to the Expiration Time. Accordingly, tendering stockholders may be paid at different times depending upon when the Share Certificates and Letter of Transmittal, or Book-Entry Confirmations and Agent’s Message, in each case, with respect to Shares that are actually received by the Depositary.

THE METHOD OF DELIVERY OF THE SHARES (OR SHARE CERTIFICATES, IF ANY), THE LETTER OF TRANSMITTAL, THE AGENT’S MESSAGE AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH DTC, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. DELIVERY OF THE SHARES (OR SHARE CERTIFICATES, IF ANY), THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS WILL BE DEEMED MADE, AND RISK OF LOSS THEREOF WILL PASS, ONLY WHEN THEY ARE ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER OF SHARES, BY BOOK-ENTRY CONFIRMATION WITH RESPECT TO SUCH SHARES). IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT THE SHARE CERTIFICATES (IF ANY), THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS BE SENT BY PROPERLY INSURED REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY PRIOR TO THE EXPIRATION TIME.

Tender Constitutes Binding Agreement. The tender of Shares pursuant to any of the procedures described above will constitute the tendering stockholder’s acceptance of the Offer, as well as the tendering stockholder’s representation and warranty that such stockholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal (or, in the case of a book-entry transfer, an Agent’s Message). Our acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Offer.

Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us, in our sole discretion, which determination will be final and binding on all parties, subject to the rights of holders of Shares to challenge such determination with respect to their Shares in a court of competent jurisdiction and any subsequent judgment of any such court. We reserve the absolute right to reject any and all tenders determined by us not to be in proper form or the acceptance for payment of which may, in our opinion, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to our satisfaction. None of Purchaser, Vertex or any of their respective affiliates or assigns, the Depositary, the Information Agent or any other person will be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Subject to the terms of the Merger Agreement and the rights of holders of Shares to challenge any interpretation with respect to their Shares in a court of competent jurisdiction and any subsequent judgment of any such court, our interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

Appointment as Proxy. By executing the Letter of Transmittal as set forth above, the tendering stockholder will irrevocably appoint designees of Purchaser as such stockholder’s attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder’s rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares. All such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, we accept for payment the Shares tendered by such stockholder as provided herein. Upon such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, will not be deemed effective). The designees of Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including, without limitation, in respect of any annual, special or adjourned meeting of Alpine stockholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. We reserve the right to require that, in order for Shares to be deemed validly tendered, immediately upon our acceptance for payment of such Shares, Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other related securities or rights, including voting at any meeting of stockholders of Alpine.

Stock Options and Restricted Stock Units. The Offer is being made only for Shares, and not for outstanding stock options or restricted stock units issued by Alpine. Holders of outstanding vested but unexercised stock options issued by Alpine may participate in the Offer only if they first exercise such stock options in accordance with the terms of the applicable Company Stock Plan and other applicable agreements of Alpine and tender the Shares, if any, issued upon such exercise. Any such exercise should be completed sufficiently in advance of the Expiration Time to ensure the holder of such outstanding stock options will have sufficient time to comply with the procedures for tendering Shares described in this Section 3. Immediately prior to the Effective Time, all outstanding unvested stock options and unvested restricted stock units will fully vest, and at the Effective Time, (i) each restricted stock unit will be canceled and converted into the right to receive an amount in cash equal to the Merger Consideration and (ii) each stock option will be canceled and converted into the right to receive the excess, if any, of the Merger Consideration over the exercise price per Share of such stock option, subject to any applicable withholding taxes, without participating in the Offer. See Section 11 — “The Merger Agreement; Other Agreements — Merger Agreement” for additional information regarding the treatment of outstanding equity awards in the Merger.

Warrants. The Offer is being made only for Shares, and not for outstanding Company Warrants. Holders of outstanding Company Warrants will receive payment for such Company Warrants following the Effective Time as provided in the Merger Agreement without participating in the Offer. Holders of outstanding Company Warrants may participate in the Offer only if they first exercise such Company Warrants in accordance with the terms of the applicable Company Warrant and tender the Shares, if any, issued upon such exercise. Any such exercise should be completed sufficiently in advance of the Expiration Time to ensure the holder of such Company Warrants will have sufficient time to comply with the procedures for tendering Shares described in this Section 3. It is currently anticipated that each Alpine Pre-Funded Warrant will be exercised in full prior to the Offer Closing Time and, if so, the Shares issued thereunder would be tendered in the Offer pursuant to the terms of the Tender and Support Agreement, dated as of April 10, 2024, by and amount Purchaser, Vertex, Frazier Life Sciences VIII, L.P. and Frazier Life Sciences Public Fund, L.P. If and only to the extent not so exercised, pursuant to the terms of the Merger Agreement, as of immediately prior to the Effective Time, each Alpine Pre-Funded Warrant that is then outstanding will become exercisable by its holder solely for the same Merger Consideration as such holder would have been entitled to receive following the Effective Time if such holder had been, immediately prior to the Effective Time, the holder of the number of Shares then issuable upon exercise in full of such Alpine Pre-Funded Warrant. To the extent the Other Company Warrants remain outstanding and unexercised as of immediately prior to the Offer Closing Time, each Other Company Warrant that is then unexercised will be exercised automatically in whole pursuant to the net exercise provisions set forth in such Other Company Warrants and each Share issuable pursuant to such automatic exercise of the Other Company Warrants will be issued by Alpine to the holder of the Other Company Warrant and be outstanding as of immediately prior to the Effective Time, and treated identically to the other Shares outstanding immediately prior to the Effective Time. See Section 11 — “The Merger Agreement; Other Agreements — Merger Agreement” for additional information regarding the treatment of outstanding Company Warrants in the Merger.

Information Reporting and Backup Withholding. Payments made to stockholders of Alpine in the Offer or the Merger generally will be subject to information reporting and may be subject to backup withholding of U.S. federal income tax on payments for Shares made in the Offer or the Merger (currently at a rate of 24%). To avoid backup withholding, any stockholder that is a U.S. person that does not otherwise establish an exemption from U.S. federal backup withholding in a manner satisfactory to Vertex should complete and return the IRS Form W-9 included in the Letter of Transmittal, certifying that such stockholder is a U.S. person, that the taxpayer identification number provided is correct, and that such stockholder is not subject to backup withholding. Any stockholder that is not a U.S. person should submit an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable IRS Form W-8) attesting to such stockholder’s foreign status, or otherwise establish an exemption from information reporting and backup withholding in a manner satisfactory to Vertex. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will generally be allowed as a refund from the IRS or a credit against a stockholder’s U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS.

4.	Withdrawal Rights

Except as otherwise provided in this Section 4, or as provided by applicable law, tenders of Shares made pursuant to the Offer are irrevocable.

Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Time. Thereafter, tenders are irrevocable, except that if we have not accepted your Shares for payment within 60 days of commencement of the Offer, you may withdraw them at any time after June 20, 2024, the 60th day after commencement of the Offer, until Purchaser accepts your Shares for payment.

For a withdrawal of Shares to be effective, the Depositary must timely receive a written notice of withdrawal at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the names in which the Share Certificates are registered, if different from the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares,” any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares. If Share Certificates representing the Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the name of the holder(s) of record and the serial numbers shown on such Share Certificates must also be furnished to the Depositary.

Withdrawals of tenders of Shares may not be rescinded and any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer. Withdrawn Shares may, however, be retendered by following one of the procedures for tendering Shares described in Section 3 — “Procedures for Accepting the Offer and Tendering Shares” at any time prior to the Expiration Time.

Purchaser will determine, in its sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal, and such determination will be final and binding, subject to the rights of holders of Shares to challenge such determination with respect to their Shares in a court of competent jurisdiction and any subsequent judgment of any such court. No withdrawal of Shares will be deemed to have been properly made until all defects and irregularities have been cured or waived. None of Purchaser, Vertex or any of their respective affiliates or assigns, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification.

If Purchaser extends the Offer, delays its acceptance for payment of Shares, or is unable to accept for payment Shares pursuant to the Offer, for any reason, then, without prejudice to Purchaser’s rights under the

Offer, the Depositary may nevertheless, on Purchaser’s behalf, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders exercise withdrawal rights as described in this Section 4.

5.	U.S. Federal Income Tax Considerations

The following is a discussion of U.S. federal income tax considerations generally applicable to Alpine stockholders whose Shares are tendered and accepted for payment pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger. This summary is based on provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, each in effect as of the date of this Offer, and all of which are subject to change, possibly with retroactive effect. We have not sought, and do not intend to seek, any ruling from the IRS or any opinion of counsel with respect to the statements made and the conclusions reached in the following summary, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation.

This summary applies only to stockholders who hold their Shares as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This summary does not address all aspects of U.S. federal income taxation that may be relevant to a stockholder in light of its particular circumstances, or that may apply to stockholders subject to special treatment under U.S. federal income tax laws (e.g., regulated investment companies, real estate investment trusts, mutual funds, controlled foreign corporations, passive foreign investment companies, cooperatives, banks and certain other financial institutions, insurance companies, government organizations, tax-exempt organizations, retirement plans or other tax-deferred accounts, a corporation that accumulates earnings to avoid U.S. federal income tax, stockholders that are, or hold Shares through, partnerships or other pass-through entities for U.S. federal income tax purposes, U.S. Holders (as defined below) whose functional currency is not the United States dollar, dealers or brokers in securities or foreign currency, traders that mark-to-market their securities, expatriates and former long-term residents of the United States, persons subject to the alternative minimum tax, Non-U.S. Holders (as defined below) that own or have owned (or are deemed to own or have owned) 5% or more of the outstanding Shares during the shorter of (i) the five-year period ending on the date of the consummation of the Offer (or, if applicable, the date of the Merger) and (ii) the period during which the holder held such Shares, stockholders holding Shares as part of a straddle, hedging, constructive sale or conversion transaction, stockholders that purchase or sell Shares as part of a wash sale for tax purposes, stockholders required to recognize income or gain with respect to the Offer or the Merger no later than such income or gain is required to be reported on an applicable financial statement (as defined in the Code), stockholders holding Shares as qualified small business stock for purposes of Sections 1045 and/or 1202 of the Code, stockholders who exercise their appraisal rights in the Merger, and stockholders who received their Shares in compensatory transactions, pursuant to the exercise of employee stock options, stock purchase rights or stock appreciation rights, as restricted stock or otherwise as compensation). In addition, this discussion does not address any tax consequences related to (i) any aspect of the alternative minimum tax, (ii) the Medicare contribution tax on net investment income, (iii) the U.S. federal gift or estate tax, or any tax considerations under state, local or non-U.S. laws or U.S. federal laws other than those pertaining to the U.S. federal income tax, or (iv) the tax considerations relevant to holders of options or warrants to purchase Shares or similar rights to purchase Shares.

For purposes of this summary, the term “U.S. Holder” means a beneficial owner of Shares that, for U.S. federal income tax purposes, is: (i) an individual who is a citizen or resident of the United States; (ii) a corporation, or an entity classified as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate, the income of which is subject to U.S. federal income tax regardless of its source; or (iv) a trust, if (A) a United States court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons (withing the meaning of Section 7701(a)(30) of the Code) have authority to control all of the trust’s substantial decisions or (B) the trust has validly elected to be treated as a U.S. person for U.S. federal income tax purposes.

For purposes of this summary, the term “Non-U.S. Holder” means a beneficial owner of Shares that is neither a U.S. Holder nor a partnership (or any other entity or arrangement classified as a partnership for U.S. federal income tax purposes).

If a partnership, or another entity or arrangement classified as a partnership for U.S. federal income tax purposes, holds Shares, the tax treatment of its partners or members generally will depend upon the status of the partner or member and the partnership’s activities. Accordingly, partnerships or other entities or arrangements classified as partnerships for U.S. federal income tax purposes that hold Shares, and partners or members in those entities or arrangements, are urged to consult their tax advisors regarding the specific U.S. federal income tax consequences to them of the Offer and the Merger.

This discussion is for informational purposes only and is not tax advice. Because individual circumstances may differ, each stockholder should consult its tax advisor as to the applicability and effect of the rules discussed below and the particular tax effects of the Offer and the Merger to it, including the application and effect of the alternative minimum tax, the Medicare contribution tax on net investment income, and any U.S. federal, state, local and non-U.S. tax laws.

Tax Considerations for U.S. Holders

The exchange of Shares for cash pursuant to the Offer or the Merger will generally be a taxable transaction for U.S. federal income tax purposes.

A U.S. Holder who sells Shares pursuant to the Offer or receives cash in exchange for Shares pursuant to the Merger generally will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between (i) the amount of cash received (determined before deduction of any applicable withholding taxes) and (ii) the U.S. Holder’s adjusted tax basis in the Shares sold pursuant to the Offer or converted pursuant to the Merger. A U.S. Holder’s adjusted tax basis will generally equal the price the U.S. Holder paid for such Shares. Any capital gain or loss recognized will be long-term capital gain or loss if the U.S. Holder’s holding period for such Shares exceeds one year as of the closing of the Offer or the Effective Time, as the case may be. Long-term capital gains recognized by certain non-corporate U.S. Holders, including individuals, generally are taxable at a reduced rate. The deductibility of capital losses is subject to limitations. Gain or loss generally will be determined separately for each block of Shares (that is, Shares acquired at the same cost in a single transaction) tendered pursuant to the Offer or exchanged pursuant to the Merger.

Tax Considerations for Non-U.S. Holders

Any gain realized by a Non-U.S. Holder upon the tender of Shares pursuant to the Offer or the exchange of Shares pursuant to the Merger, as the case may be, generally will not be subject to U.S. federal income tax unless (i) the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable tax treaty, is attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States), in which case the Non-U.S. Holder generally will be taxed on a net income basis generally in the same manner as a U.S. Holder, except that if the Non-U.S. Holder is a foreign corporation, an additional branch profits tax may apply at a rate of 30% (or a lower applicable treaty rate) on effectively connected earnings and profits (as adjusted for certain items), which will include such gain, or (ii) the Non-U.S. Holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of the closing of the Offer or the Effective Time, as the case may be, and certain other conditions are met, in which case the Non-U.S. Holder may be subject to a 30% U.S. federal income tax (or a tax at a reduced rate under an applicable income tax treaty) on such gain (net of certain U.S. source losses from sales or exchanges of other capital assets, provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses).

THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF UNITED STATES FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO PARTICULAR STOCKHOLDERS. STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISOR REGARDING THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE OFFER OR THE MERGER IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICATION AND EFFECT OF ANY FEDERAL, STATE, LOCAL, NON-UNITED STATES, OR OTHER LAWS.

6.	Price Range of Shares; Dividends on the Shares

The Shares trade on Nasdaq under the symbol “ALPN.” Alpine has advised us that, as of April 18, 2024, 65,603,313 Shares were issued and outstanding. The following table sets forth the high and low intraday sale prices per Share for each quarterly period with respect to the periods indicated, as reported by Nasdaq:

	High	Low
2024
Second Quarter (through April 19, 2024)	$64.57	$34.25
First Quarter	$42.88	$17.32
2023
Fourth Quarter	$20.94	$8.33
Third Quarter	$14.92	$9.94
Second Quarter	$12.04	$6.71
First Quarter	$8.90	$6.40
2022
Fourth Quarter	$7.53	$4.82
Third Quarter	$9.68	$6.61
Second Quarter	$9.95	$6.40
First Quarter	$14.17	$6.00

On April 9, 2024, the last full day of trading before the Alpine Board’s approval of the Merger Agreement, the reported closing price of the Shares on Nasdaq was $38.94 per Share. On April 19, 2024, the last full day of trading before commencement of the Offer, the reported closing price of the Shares on Nasdaq was $64.55 per Share. We encourage you to obtain a recent market quotation for the Shares before deciding whether to tender your Shares.

Alpine has never declared or paid cash dividends on the Shares and does not intend to declare or pay cash dividends on the Shares in the foreseeable future.

7.	Certain Information Concerning Alpine

The summary information set forth below is qualified in its entirety by reference to Alpine’s public filings with the SEC (which may be obtained as described below under “Additional Information”) and should be considered in conjunction with the financial and other information in such filings with the SEC and other publicly available information. Neither Vertex nor Purchaser has any knowledge that would indicate that any statements contained in this Offer to Purchase based on such filings and information is untrue. However, neither Vertex nor Purchaser assumes any responsibility for the accuracy or completeness of the information concerning Alpine, whether furnished by Alpine or contained in such filings, or for any failure by Alpine to disclose events that may have occurred or that may affect the significance or accuracy of any such information but which are unknown to Vertex or Purchaser.

Alpine, a Delaware corporation, is a clinical-stage biopharmaceutical company dedicated to discovering and developing innovative, protein-based immunotherapies to treat autoimmune and inflammatory diseases. Their approach includes a proprietary scientific platform that converts native immune system proteins into differentiated, multi-targeted therapeutics. Alpine is seeking to create first- or best-in-class multifunctional immunotherapies via their unique protein engineering technologies to improve outcomes in patients with serious diseases. Alpine was formed as a corporation under the laws of the State of Delaware in March 2007 under the name N30 Pharmaceuticals, Inc. In February 2015, N30 Pharmaceuticals Inc. changed its name to Nivalis Therapeutics, Inc. In July 2017, Nivalis Therapeutics, Inc. completed a business combination, pursuant to which Nivalis Therapeutics, Inc. was effectively succeeded by Alpine Immune Sciences, Inc. The address of Alpine’s principal executive offices and Alpine’s phone number at its principal executive offices are as set forth below:

Alpine Immune Sciences, Inc.

188 East Blaine Street, Suite 200

Seattle, Washington, 98102

(206) 788-4545

Additional Information. The Shares are registered under the Exchange Act. Accordingly, Alpine is subject to the information and reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning Alpine’s directors and officers, their compensation (including any equity-based awards granted to them), the principal holders of Alpine’s securities, any material interests of such persons in transactions with Alpine and other matters was disclosed in Alpine’s definitive proxy statement for Alpine’s 2023 Annual Meeting of Stockholders filed with the SEC on April 27, 2023. Such information also will be available in the Schedule 14D-9. The SEC maintains a website on the Internet at www.sec.gov that contains reports, proxy statements and other information regarding registrants, including Alpine, that file electronically with the SEC.

8.	Certain Information Concerning Vertex and Purchaser

The summary information set forth below is qualified in its entirety by reference to Vertex’s public filings with the SEC (which may be obtained as described below under “Additional Information”) and should be considered in conjunction with the more comprehensive financial and other information in such filings with the SEC and other publicly available information.

Purchaser is a Delaware corporation and wholly owned subsidiary of Vertex, and was formed solely for the purpose of facilitating the acquisition of Alpine by Vertex. Purchaser has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the Transactions. Upon consummation of the Merger, Purchaser will merge with and into Alpine and will cease to exist, with Alpine surviving the Merger as the Surviving Corporation. The address of Purchaser’s principal executive offices and Purchaser’s phone number at its principal executive offices are as set forth below:

Adams Merger Sub, Inc.

c/o Vertex Pharmaceuticals Incorporated

50 Northern Avenue

Boston, Massachusetts 02210

(617) 341-6100

Vertex, a Massachusetts corporation, is a global biotechnology company that invests in scientific innovation to create transformative medicines for people with serious diseases. The company has approved medicines that treat the underlying causes of multiple chronic, life-shortening genetic diseases — cystic fibrosis, sickle cell disease and transfusion-dependent beta thalassemia — and continues to advance clinical and research programs in these diseases. Vertex also has a robust clinical pipeline of investigational therapies across a range of modalities in other serious diseases where it has deep insight into causal human biology, including acute and neuropathic pain, APOL1-mediated kidney disease, autosomal dominant polycystic kidney disease, type 1 diabetes, myotonic dystrophy type 1 and alpha-1 antitrypsin deficiency. The address of Vertex’s principal executive offices and Vertex’s phone number at its principal executive offices are as set forth below:

Vertex Pharmaceuticals Incorporated

50 Northern Avenue

Boston, Massachusetts 02210

(617) 341-6100

The name, citizenship and applicable employment history, as of the date of this Offer to Purchase, of each director and executive officer of Purchaser and Vertex are set forth in Schedule I to this Offer to Purchase.

Except as set forth in Schedule I to this Offer to Purchase, during the last five years, none of Purchaser or Vertex, or, to the best knowledge of Purchaser and Vertex after due inquiry, any of the persons listed in Schedule I to this Offer to Purchase, (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

As of April 22, 2024, none of Vertex, Purchaser or their respective associates or affiliates owned any Shares.

Except as set forth elsewhere in this Offer to Purchase or Schedule I to this Offer to Purchase: (i) none of Purchaser, Vertex or, to the best knowledge of Purchaser and Vertex after due inquiry, the persons listed in Schedule I hereto beneficially owns or has a right to acquire any Shares or any other equity securities of Alpine; (ii) none of Purchaser, Vertex or, to the best knowledge of Purchaser and Vertex after due inquiry, the persons referred to in clause (i) above has effected any transaction with respect to the Shares or any other equity securities of Alpine during the past 60 days; (iii) none of Purchaser, Vertex or, to the best knowledge of Purchaser and Vertex after due inquiry, the persons listed in Schedule I to this Offer to Purchase has any contract, agreement, arrangement, understanding or relationship with any other person with respect to any securities of Alpine (including any contract, agreement, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations); (iv) during the two years before the date of this Offer to Purchase, there have been no transactions between any of Purchaser, Vertex, their subsidiaries or, to the best knowledge of Purchaser and Vertex after due inquiry, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and Alpine or any of its executive officers, directors or affiliates, on the other hand, that would be required to be disclosed on the Tender Offer Statement on Schedule TO, to which this Offer to Purchase and the related Letter of Transmittal are filed as exhibits (the “Schedule TO”) under SEC rules and regulations; and (v) during the two years before the date of this Offer to Purchase, there have been no material contacts, negotiations or transactions between Purchaser, Vertex, their subsidiaries or, to the best knowledge of Purchaser and Vertex after due inquiry, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and Alpine or any of its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer for or other acquisition of Alpine’s securities, an election of Alpine’s directors or a sale or other transfer of a material amount of Alpine’s assets.

Additional Information. Vertex is subject to the information and reporting requirements of the Exchange Act, and in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, its financial condition, information as of particular dates concerning Vertex’s directors and officers, information as of particular dates concerning the principal holders of Vertex’s securities and any material interests of such persons in transactions with Vertex. The SEC maintains a website at www.sec.gov that contains reports, proxy statements and other information regarding registrants, including Vertex, that file electronically with the SEC.

9.	Source and Amount of Funds

The Offer is not conditioned upon Vertex’s or Purchaser’s ability to finance or fund the purchase of Shares pursuant to the Offer. We estimate that we will need approximately $4.9 billion in cash to purchase all of the Shares pursuant to the Offer and to complete the Merger.

We do not believe our financial condition is relevant to your decision whether to tender your Shares and accept the Offer because (i) the Offer is being made for all outstanding Shares solely for cash, (ii) the Offer is not subject to any financing condition, (iii) if we consummate the Offer, we will acquire all remaining Shares for the same price in the Merger, and (iv) Vertex and/or one or more of its affiliates has, and will arrange for us to have, sufficient funds to purchase all Shares validly tendered in the Offer, and not properly withdrawn, to acquire the remaining outstanding Shares in the Merger on the terms set forth in this Offer to Purchase.

As of December 31, 2023, Vertex had approximately $10.37 billion in cash and cash equivalents on hand. We have no specific alternative financing arrangements or alternative financing plans in connection with the Offer or the Merger.

10.	Background of the Offer; Past Contacts or Negotiations with Alpine

Background of the Offer

The following is a summary of events, meetings and discussions between representatives of Vertex and Purchaser and representatives of Alpine that resulted in the execution of the Merger Agreement and the agreements related to the Offer. For a review of Alpine’s activities relating to these contacts, please refer to Alpine’s Schedule 14D-9 that will be filed with the SEC and mailed to all Alpine stockholders with this Offer to Purchase. All references to dates and times in this summary are in Pacific time.

The board of directors of Vertex (the “Vertex Board”) as well as Vertex’s management team regularly evaluates external opportunities that meet Vertex’s corporate strategy to enhance value for Vertex stockholders, including opportunities for acquisitions of other companies or their assets. Vertex also meets with potential partners and acquisition targets on a regular basis to understand these companies’ businesses and evaluate the potential opportunities.

On April 7, 2023, the chief business officer of Alpine met with a business development executive of Vertex to discuss on a non-confidential basis a general review of Povetacicept and Alpine’s development plan for the product.

On November 2, 2023, at the American Society of Nephrology Kidney Week conference, Alpine presented the first clinical data from its phase 1b/2a study of Povetacicept in autoimmune glomerulonephritis, and its intention to advance Povetacicept to a pivotal phase 3 trial in IgA nephropathy (“IgAN”), pending regulatory agreement, in the second half of 2024. Alpine’s stock price closed on November 2, 2023 at $14.72 per share, an increase of approximately 40% over the closing stock price on November 1, 2023.

At an industry conference held in San Francisco on January 8 through January 11, 2024, executives of Alpine met with business development representatives of Vertex to provide updates on Alpine’s development programs, particularly with respect to Povetacicept.

On February 14, 2024, Alpine and Vertex entered into a standard confidentiality agreement that did not contain a “standstill” provision or other terms more common to discussions regarding a strategic business combination transaction.

On February 28, 2024, Alpine executives met with Vertex personnel to review clinical data with respect to the phase 1b/2a study of Povetacicept.

On March 4, 2024, at an industry conference held in Boston, Alpine executives met with a business development executive of Vertex to discuss Povetacicept and Vertex’s strategic priorities.

On March 7, 2024, a business development executive of Vertex called Dr. Mitchell Gold, Alpine’s Chairman and Chief Executive Officer, to inform him that Vertex was potentially interested in acquiring Alpine, but no specific terms were proposed.

On March 12, 2024, at an industry conference held in Miami, an Alpine executive announced Alpine’s intent to publicly release updated Povetacicept clinical data at the upcoming World Congress of Nephrology (“WCN”) conference (April 13 to April 15, 2024).

Also on March 12, 2024, Dr. Jeffrey Leiden, the Executive Chairman of Vertex, called Dr. Gold to confirm to him that Vertex was interested in making an acquisition proposal to Alpine. Dr. Leiden also stated that Vertex planned to request that Alpine respond to certain diligence questions after which Vertex expected to be able to formulate an acquisition proposal within two weeks. Dr. Leiden further expressed Vertex’s interest in then finalizing its due diligence and negotiating a definitive acquisition agreement within four to six weeks after reaching alignment on basic transaction terms. Dr. Gold noted to Dr. Leiden that Vertex’s proposed timeline, which contemplated the announcement of a transaction in roughly six to eight weeks from the date of their conversation, would likely not be practical given Alpine’s intent to publicly release updated Povetacicept clinical data at WCN and subsequently raise additional capital, but that Dr. Gold would discuss Vertex’s interest in a transaction and proposed timeline with the Alpine Board.

On March 13, 2024, Dr. Gold spoke with Dr. Leiden and informed him that if Vertex wished to make an acquisition proposal based on Alpine’s publicly available information and if Vertex was confident in its ability to have a transaction announced by the WCN conference, the Alpine Board would give its proposal due consideration.

On March 18, 2024, Dr. Leiden called Dr. Gold to inform him that Vertex planned to deliver an acquisition proposal to Alpine on March 19, 2024.

Following the close of the financial markets on March 18, 2024, Alpine publicly announced its financial results for the fourth quarter and full year 2023. Alpine’s stock price closed on March 19, 2024 at $39.95 per share, an increase of approximately 13% over the closing stock price on March 18, 2024.

On March 19, 2024, Vertex sent to Alpine a written indication of interest proposing an acquisition of all outstanding Alpine equity at a price of $60 per share in cash. The proposal stated that Vertex would finance the transaction with its existing cash resources, and that the closing of the transaction would not be subject to any financing contingency. The proposal also stated Vertex’s expectation that, once an agreement in principle on a transaction were reached, Alpine would grant Vertex a period of exclusivity through execution of a definitive acquisition agreement. The proposal also stated Vertex’s expectation that it was prepared to complete its due diligence and negotiate an acquisition agreement within three weeks and before the WCN conference. The proposal did not address any retention by Vertex or any of its affiliates of any member of Alpine management following the consummation of the Transactions.

Later on March 19, 2024, following delivery of Vertex’s indication of interest, Dr. Leiden and Dr. Gold spoke, and Dr. Leiden reiterated Vertex’s strong interest in pursuing a transaction. Dr. Gold committed to convening the Alpine Board and reverting to Vertex with its feedback.

On March 21, 2024, Dr. Gold contacted Dr. Leiden and informed him that Vertex’s proposal was not sufficient for Alpine to transact but that Alpine would provide Vertex with a management presentation and due diligence information in order to more fully inform Vertex’s view of Alpine’s development programs in order to potentially support an improved proposal. Following this discussion, Alpine provided Vertex with a draft of an updated confidential disclosure agreement containing a customary standstill provision that would terminate upon Alpine’s entry into a definitive acquisition agreement or upon certain other change of control events. On the evening of March 21, 2024, the parties negotiated, finalized and executed the confidential disclosure agreement containing such standstill terms and Alpine thereafter opened an electronic data room containing diligence information to Vertex and its advisors.

On March 22, 2024, the Vertex Board established by unanimous written consent a committee of the Vertex Board (the “Vertex Transaction Committee”) to review, evaluate and advise Vertex management and the Vertex Board regarding the potential transaction with Alpine.

On March 25, 2024, Dr. Gold and other Alpine executives provided a management presentation on Alpine to executives of Vertex.

On March 26, 2024, the Vertex Transaction Committee met to discuss the status and strategy of the potential transaction with Alpine. During this meeting, the Vertex Transaction Committee discussed how an acquisition of Alpine would fit into Vertex’s broader corporate strategy. The members of the Vertex Transaction Committee reviewed information regarding Alpine’s business, Vertex’s due diligence process, and considered the potential financial terms of a transaction with Alpine.

On March 29, 2024, Dr. Leiden contacted Dr. Gold to request that Vertex be provided with additional diligence information regarding Alpine.

On March 31, 2024, Alpine provided to Vertex materials that covered the additional diligence information that Dr. Leiden had requested and were prepared for a meeting on such topics scheduled for April 1, 2024.

On April 1, 2024, Dr. Gold and other Alpine executives met with executives of Vertex to discuss the additional due diligence information requested by Dr. Leiden and the related materials provided to Vertex.

On April 4, 2024, the Vertex Transaction Committee met to discuss the status and strategy of the potential transaction with Alpine. The Vertex Transaction Committee reviewed the ongoing diligence which Vertex had conducted and further considered deal strategy, economic terms, and potential next steps for engagement with Alpine.

On April 5, 2024, Dr. Leiden spoke with Dr. Gold and stated that Vertex was prepared to increase its proposal to acquire all outstanding equity of Alpine for $64 per share in cash and that Vertex had substantially completed its due diligence and was prepared to work toward executing a definitive acquisition agreement by April 15, 2024. Dr. Gold stated to Dr. Leiden that based on his discussions with the Alpine Board, he did not believe that the Alpine Board would support an acquisition at $64 per share but that, while it would ultimately be the decision of the Alpine Board to support an acquisition, he could recommend that the Alpine Board consider moving forward with Vertex at a price of $65 per share. Dr. Gold stated that Alpine would be willing to provide Vertex with a draft acquisition agreement. Dr. Gold and Dr. Leiden briefly discussed proceeding with negotiations on an exclusive basis but determined instead that it would be advisable for both parties to negotiate a definitive merger agreement and announce a transaction as quickly as possible.

Following this discussion on April 5, 2024, Vertex sent to Alpine a written indication of interest proposing an acquisition of all outstanding Alpine equity at a price of $65 per share in cash. The proposal stated that Vertex would finance the transaction with its existing cash resources, and that the closing of the transaction would not be subject to any financing contingency. The proposal also stated Vertex’s intention to complete its confirmatory due diligence and execute an acquisition agreement by April 15, 2024. The proposal did not request that Alpine enter a period of exclusivity, and also requested that Alpine provide Vertex with a draft acquisition agreement. The proposal did not address any retention by Vertex or any of its affiliates of any member of Alpine management following the consummation of the Transactions.

Later on April 5, 2024, Fenwick sent to Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”), legal counsel to Vertex, a draft of the Merger Agreement, which contemplated that the transaction would be structured as a tender offer for all outstanding shares of Alpine stock, followed by a merger under Section 251(h) of the DGCL of Alpine into a Vertex subsidiary, with Alpine surviving the merger as a subsidiary of Vertex, and proposed, among other terms, a termination fee equal to 2.5% of transaction equity value be payable by Alpine to Vertex in the event Alpine terminated the Merger Agreement to accept a superior proposal or upon certain other customary termination events. At this same time, Fenwick also sent to Skadden a draft of the disclosure schedules.

On April 7, 2024, Skadden sent Fenwick a revised draft of the Merger Agreement which, among other terms, proposed a termination fee equal to 3.9% of transaction equity value, and included a request that certain Alpine stockholders, referred to as supporting stockholders, enter into customary tender and support agreements.

On April 8, 2024, Dr. Gold and other Alpine executives met with executives of Vertex to give a due diligence presentation to the Vertex executives covering Alpine’s development pipeline and technology platform.

Also on April 8, 2024, the Vertex Board held a meeting during which it reviewed and discussed the key terms of the proposed transaction with Alpine and the Merger Agreement, including the financial terms proposed by Vertex on April 5, 2024 as well as the proposed transaction structure and proposed closing conditions, antitrust clearance efforts obligations, and deal protection terms, and thereafter approved the proposed transaction with Alpine and Vertex’s entry into the Merger Agreement.

Also on April 8, 2024, a representative of Alpine received an inquiry from a reporter in connection with a potential media report that Alpine was weighing its strategic options after receiving inbound acquisition interest (the “Media Inquiry”).

Separately on April 8, 2024, representatives of Fenwick and Skadden discussed unresolved issues in the Merger Agreement and, in light of the Media Inquiry, Alpine’s desire to sign and announce a definitive agreement on April 10, 2024. Following this discussion, Fenwick sent to Skadden a draft Tender and Support Agreement.

Shortly after midnight on April 9, 2024, Fenwick sent to Skadden a revised draft of the Merger Agreement which, among other terms, proposed a termination fee equal to 3.0% of transaction equity value.

Also on April 9, 2024, Skadden sent to Fenwick a revised draft of the Tender and Support Agreement, after which Fenwick sent to Skadden a further revised draft of the Tender and Support Agreement that included comments from the supporting stockholders’ counsel.

Later on April 9, 2024, representatives of Fenwick and Skadden discussed unresolved issues in the transaction. Following this discussion, on April 9, 2024, Skadden sent to Fenwick revised drafts of the Merger Agreement (which among other terms provided for a termination fee equal to 3.5% of transaction equity value) and the disclosure schedules. Later on April 9, 2024, Fenwick sent to Skadden further revised drafts of the Merger Agreement (which among other terms agreed to a termination fee equal to 3.5% of transaction equity value) and the disclosure schedules.

On the morning of April 10, 2024, Dr. Gold and Dr. Leiden discussed unresolved issues in the transaction which related to Alpine’s request to provide for “gross ups” of potential “excess parachute payment” taxes imposed by Sections 280G and 4999 of the Internal Revenue Code in connection with the transaction and to provide for employee severance. Following the discussion, Dr. Leiden agreed to Alpine’s severance request, but did not agree to allow Alpine to provide for any gross ups.

After the call between Dr. Gold and Dr. Leiden on the morning of April 10, 2024, the parties finalized the Merger Agreement, the disclosure schedules and the Tender and Support Agreement.

Also on April 10, 2024, Vertex management sent an email to the Vertex Transaction Committee to confirm that Vertex and Alpine had finalized the Merger Agreement on terms which were consistent with those discussed at the Vertex Board meeting on April 8, 2024, and indicating that Vertex management expected to execute the Merger Agreement on April 10, 2024.

On April 10, 2024, midway through the trading day, a media report stated that Alpine was weighing its strategic options after receiving inbound acquisition interest (the “Media Report”). The Media Report did not name Vertex nor did it include a purported acquisition price. That day, the closing price for shares of Alpine common stock (preceding the announcement of the execution of the Merger Agreement) was $47.04 per share, an increase of approximately 21% over the closing price for Alpine shares of common stock on April 9, 2024 (the “Unaffected Date”).

Later on April 10, 2024, the Alpine Board held a meeting, with members of Alpine’s senior management and representatives of Centerview and Fenwick present. The Alpine Board unanimously determined that the Offer, the Merger and the other Transactions were fair to and in the best interests of Alpine and its stockholders, approved and declared advisable the Merger and the execution, delivery and performance by Alpine of the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement, resolved that the Merger Agreement and the Merger would be governed by and effected under Section 251(h) of the DGCL and that the Merger would be consummated as soon as practicable following the Offer Closing Time, and resolved to recommend that stockholders of Alpine accept the Offer and tender their Shares pursuant to the Offer.

Following the Alpine Board meeting on April 10, 2024 and immediately following the closing of trading on the financial markets on that day, Alpine, Vertex and Purchaser executed the Merger Agreement, and Vertex, Purchaser and each supporting stockholder executed the Tender and Support Agreements.

Immediately after the Merger Agreement and the Tender and Support Agreements were executed, Alpine and Vertex issued a joint press release announcing the execution of the Merger Agreement and the Tender and Support Agreements.

Immediately after issuing the joint press release announcing the execution of the Merger Agreement and the Tender and Support Agreements, Alpine issued a press release regarding updated Povetacicept clinical data, which reported that Povetacicept administered subcutaneously once every four weeks continued to be well tolerated in IgAN with urine protein-creatine ratio reductions of greater than 60% observed at 36 weeks, associated with remission, resolution of hematuria, and stable renal function, and that Alpine had a successful end of phase 2 meeting with the FDA. Later on April 10, 2024, Alpine hosted an investor call and webcast.

On April 22, 2024, Purchaser commenced the Offer and filed this Schedule TO-T. As of such date, neither Vertex nor Purchaser has had any conversations with any individual Alpine director or officer regarding post-Closing employment with Vertex.

11.	The Merger Agreement; Other Agreements

Merger Agreement

The following is a summary of certain provisions of the Merger Agreement. The summary does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement itself which has been filed as Exhibit (d)(1) to the Schedule TO and is incorporated herein by reference. Copies of the Merger Agreement and the Schedule TO, and any other filings that Vertex or Purchaser makes with the SEC with respect to the Offer, may be obtained in the manner set forth in Section 8 — “Certain Information Concerning Vertex and Purchaser.” Stockholders and other interested parties should read the Merger Agreement for a more complete description of the provisions summarized below. Capitalized terms used in this Section 11 and not otherwise defined in this Offer to Purchase have the respective meanings set forth in the Merger Agreement.

The Merger Agreement has been filed with the SEC and incorporated by reference herein to provide investors and stockholders with information regarding the terms of the Merger Agreement. It is not intended to modify or supplement any factual disclosures about Vertex, Purchaser or Alpine. The representations, warranties and covenants contained in the Merger Agreement were made only as of specified dates for the purposes of such agreement, were solely for the benefit of Vertex, Purchaser and Alpine and may be subject to qualifications and limitations agreed upon by Vertex, Purchaser and Alpine. In particular, in reviewing the representations, warranties and covenants contained in the Merger Agreement and any description thereof contained or incorporated by reference herein, it is important to bear in mind that such representations, warranties and covenants were negotiated with the principal purpose of allocating risk between Vertex, Purchaser and Alpine, rather than establishing matters as facts. Such representations, warranties and covenants may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC, and in some cases, are qualified by the confidential disclosure letter delivered by Alpine to Vertex and Purchaser concurrently with the execution of the Merger Agreement (the “Disclosure Letter”). Neither the inclusion of the Merger Agreement nor the summary of the Merger Agreement is intended to modify or supplement any factual disclosures about Alpine, Vertex or Purchaser in Alpine’s or Vertex’s public reports filed with the SEC. Investors, stockholders and other interested parties are not third-party beneficiaries under the Merger Agreement (except that, after the Effective Time, any one or more of the holders of Shares, stock options, restricted stock units or Company Warrants may enforce the provisions in the Merger Agreement relating to their right to receive the consideration in the Merger applicable to such holder(s) and Alpine will have, to the fullest extent permitted by law, the sole and exclusive right to, as agent for such holder(s), pursue specific performance or, if specific performance is not sought or granted as a remedy, damages in accordance with the Merger Agreement in the event of a breach of the Merger Agreement by Vertex or Purchaser, and certain provisions pertaining to limitations of liability if the Company Termination Fee (as defined below) is paid to Vertex are intended to benefit and will be enforceable by the stockholders of Alpine). Accordingly, investors, stockholders and other interested parties should not rely on such representations, warranties and covenants as characterizations of the actual state of facts or circumstances described therein. Information concerning the subject matter of such representations, warranties and covenants, which do not purport to be accurate as of the date of this Offer to Purchase, may have changed since April 10, 2024, which subsequent information may or may not be fully reflected in the public disclosures made by Vertex, Purchaser and Alpine.

The Offer. Provided that the Merger Agreement has not been validly terminated, Purchaser will commence the Offer as promptly as practicable, and in no event later than April 24, 2024. Purchaser’s obligation to, and Vertex’s obligation to cause Purchaser to, irrevocably accept for payment and pay for Shares validly tendered and not properly withdrawn in the Offer is subject to the satisfaction of the Minimum Tender Condition and the other Offer Conditions that are described herein. Subject to the satisfaction of the Minimum Tender Condition and the other Offer Conditions described herein, the Merger Agreement provides that Purchaser will, and Vertex will cause Purchaser to, irrevocably accept for payment and pay for all Shares validly tendered and not properly withdrawn pursuant to the Offer that Purchaser becomes obligated to purchase pursuant to the Offer as promptly as practicable after the expiration of the Offer and, in any event, no more than two business days after the expiration of the Offer.

Purchaser expressly reserves the right to waive, in its sole discretion, in whole or in part, any Offer Condition or modify the terms of the Offer in any manner not inconsistent with the Merger Agreement, except that Alpine’s prior written approval is required for Purchaser to, and for Vertex to permit Purchaser to:

•	reduce the number of Shares subject to the Offer;

•	reduce the Offer Price;

•	waive, amend or modify either of the Minimum Tender Condition or the Termination Condition;

•	add to the Offer Conditions or impose any other conditions on the Offer or amend, modify or supplement any Offer Condition in any manner adverse to the holders of Shares;

•	except as otherwise provided in the Merger Agreement, terminate, extend or otherwise amend or modify the Expiration Time;

•	change the form or terms of consideration payable in the Offer;

•	otherwise amend, modify or supplement any of the terms of the Offer in any manner adverse to holders of Shares; or

•	provide for any “subsequent offering period” in accordance with Rule 14d-11 of the Exchange Act.

The Merger Agreement provides that:

(i)

if, at the scheduled Expiration Time, any Offer Condition, other than the Minimum Tender Condition, has not been satisfied or waived, Purchaser will, and Vertex will cause Purchaser to, extend the Offer for one or more consecutive increments of not more than 10 business days each (or such longer period as Vertex and Alpine may agree), until such time as such conditions have been satisfied or waived (irrespective of whether the Minimum Tender Condition has been satisfied);

(ii)

Purchaser will, and Vertex will cause Purchaser to, extend the Offer for the minimum period required by any rule, regulation, interpretation or position of the SEC or the staff thereof or Nasdaq, in each case, that are applicable to the Offer; and

(iii)

if, at the scheduled Expiration Time, each Offer Condition (other than the Minimum Tender Condition) has been satisfied or waived and the Minimum Tender Condition has not been satisfied, Purchaser may (and if so requested by Alpine, Purchaser will, and Vertex will cause Purchaser to), extend the Offer for one or more consecutive increments of such duration as requested by Alpine (or if not so requested by Alpine, as determined by Vertex) but not more than 10 business days each (or for such longer period as may be agreed between Alpine and Vertex); provided that Alpine may not request Purchaser to, and Vertex will not be required to cause Purchaser to, extend the Offer on more than five occasions.

In each case, Purchaser is not required to extend the Offer beyond the Outside Date.

The Merger. At the Effective Time, Purchaser will merge with and into Alpine, the separate corporate existence of Purchaser will cease, and Alpine will continue as the Surviving Corporation. Subject to the Merger Agreement and pursuant to the DGCL (including Section 251 thereof), the closing date of the Merger will take place no later than the second business day after satisfaction or waiver of the closing conditions set forth in the Merger Agreement. Vertex, Purchaser and Alpine have agreed to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable following the consummation (within the meaning of Section 251(h)(6) of the DGCL) of the Offer without a vote of holders of the Shares in accordance with Section 251(h) of the DGCL.

At the closing of the Merger, Alpine will cause the certificate of merger to be filed with the Secretary of State of the State of Delaware, executed in accordance with the relevant provisions of the DGCL, and will make all other filings or recordings required under the DGCL to effectuate the Merger.

At the Effective Time, the certificate of incorporation of Alpine will be amended and restated in its entirety in the form attached as Exhibit B to the Merger Agreement and, as so amended, will be the certificate of incorporation of the Surviving Corporation. The bylaws of the Surviving Corporation immediately following the Effective Time will be the bylaws of the Purchaser immediately prior to the Effective Time, except that references to the name of Purchaser will be replaced by the name of the Surviving Corporation.

Board of Directors and Officers. The board of directors of the Surviving Corporation immediately following the Effective Time will consist of the members of the board of directors of Purchaser immediately prior to the Effective Time, and the officers of the Surviving Corporation immediately following the Effective Time will consist of the officers of Purchaser immediately prior to the Effective Time, each to hold office until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Conversion of Capital Stock at the Effective Time. In the Merger, each Share issued and outstanding immediately prior to the Effective Time (other than (i) Shares owned by Alpine or either Alpine Subsidiary immediately prior to the Effective Time, (ii) Shares owned by Vertex, Purchaser or any other subsidiary of Vertex or Purchaser at the commencement of the Offer and owned by Vertex, Purchaser or any other subsidiary of Vertex immediately prior to the Effective Time, (iii) Shares irrevocably accepted for purchase by Purchaser in the Offer, or (iv) the Appraisal Shares), will be converted into the right to receive the Merger Consideration, subject to any applicable tax withholding.

Each share of Purchaser’s common stock issued and outstanding immediately prior to the Effective Time will be converted into one fully paid and nonassessable share of common stock of the Surviving Corporation and will constitute the only outstanding shares of capital stock of the Surviving Corporation.

The holders of certificates or book-entry shares which immediately prior to the Effective Time represented Shares will cease to have any rights with respect to such Shares other than the right to receive, upon surrender of such certificates or book-entry shares in accordance with the procedures set forth in the Merger Agreement, the Merger Consideration, or, with respect to Appraisal Shares, the rights set forth in Section 262 of the DGCL.

Treatment of Equity Awards. Pursuant to the Merger Agreement, as of immediately prior to the Effective Time, each stock option to purchase Alpine common stock granted under a Company Stock Plan or as a non-plan inducement award (“Company Stock Option”) that is then outstanding but not then vested or exercisable, will fully vest. At the Effective Time, each Company Stock Option that is then outstanding will be canceled and the holder thereof will be entitled to receive a cash payment without interest, subject to any applicable tax withholding, equal to the product obtained by multiplying (i) the total number of Shares underlying each Company Stock Option and (ii) the excess, if any, of the Merger Consideration over the exercise price per Share of each Company Stock Option. Any Company Stock Option that has an exercise price per Share that equals or exceeds the Merger Consideration will be canceled for no consideration.

The Merger Agreement also provides that each restricted stock unit of Alpine granted under a Company Stock Plan or as a non-plan inducement award (“Company RSU”) that is then outstanding but unvested immediately prior to the Effective Time will fully vest as of immediately prior to the Effective Time. At the Effective Time, each Company RSU that is then outstanding will be canceled and the holder thereof will be entitled to receive a cash payment, without interest, subject to any applicable tax withholding, equal to the product obtained by multiplying (i) the Merger Consideration by (ii) the number of Shares underlying each Company RSU.

Treatment of Employee Stock Purchase Plan. In connection with the approval of the Merger Agreement, the Alpine Board approved resolutions providing that (i) no new offering period will be commenced under the Company ESPP prior to the Effective Time and (ii) immediately prior to the Effective Time, the Company ESPP will terminate.

Alpine Warrants. It is currently anticipated that each Alpine Pre-Funded Warrant will be exercised in full prior to the Offer Closing Time and, if so, the Shares issued thereunder would be tendered in the Offer pursuant to the terms of the Tender and Support Agreement, dated as of April 10, 2024, by and amount Purchaser, Vertex, Frazier Life Sciences VIII, L.P. and Frazier Life Sciences Public Fund, L.P. If and only to the extent not so exercised, pursuant to the terms of the Merger Agreement, as of immediately prior to the Effective Time, each Alpine Pre-Funded Warrant that is then outstanding will become exercisable by its holder solely for the same Merger Consideration as such holder would have been entitled to receive following the Effective Time if such holder had been, immediately prior to the Effective Time, the holder of the number of Shares then issuable upon exercise in full of such Alpine Pre-Funded Warrant. To the extent the Other Company Warrants remain outstanding and unexercised as of immediately prior to the Offer Closing Time, each Other Company Warrant that is then unexercised will be exercised automatically in whole pursuant to the net exercise provisions set forth in such Other Company Warrants and each Share issuable pursuant to such automatic exercise of the Other Company Warrants will be issued by Alpine to the holder of the Other Company Warrant and be outstanding as of immediately prior to the Effective Time, and treated identically to the other Shares outstanding immediately prior to the Effective Time.

Withholding. Vertex, Purchaser, Alpine and the Paying Agent are entitled to deduct and withhold from the amounts otherwise payable to any former holder of Shares, stock options, restricted stock units or Company Warrants pursuant to the Merger Agreement such amounts required to be deducted and withheld under the Code or any other tax law. Vertex will use commercially reasonable efforts to cooperate with the payee to mitigate and reduce such withholding to the extent permitted by applicable tax law.

Transfer Taxes. If payment of the Offer Price is to be made to a person other than the person in whose name the tendered Shares are registered on the stock transfer books of Alpine, it will be a condition to such payment that the person requesting such payment paid all transfer and other similar taxes required by reason of the payment of the Offer Price to a person other than the registered holder of the shares tendered, or established to the satisfaction of Vertex that such taxes either have been paid or are not applicable.

In the Merger Agreement, Alpine has made representations and warranties to Vertex and Purchaser with respect to, among other things:

•	corporate matters, such as organization, organizational documents, standing, qualification, power and authority;

•	capital structure;

•	subsidiaries and equity interests;

•	authority, execution and enforceability relative to the Merger Agreement;

•	no conflicts and required consents;

•	SEC filings and undisclosed liabilities;

•	disclosure controls and internal controls over financial reporting;

•	accuracy of information supplied for purposes of the offer documents and the Schedule 14D-9;

•	the absence of specified changes or events;

•	taxes;

•	labor relations;

•	employees and employee benefit plans;

•	property;

•	contracts;

•	litigation;

•	compliance with laws, including anti-corruption and anti-bribery laws;

•	regulatory matters;

•	environmental matters;

•	intellectual property and computer systems;

•	privacy and data;

•	insurance;

•	brokers and other advisors;

•	no rights agreements;

•	anti-takeover provisions and statutes;

•	the opinion of its financial advisor;

•	no stockholder vote required; and

•	affiliate transactions.

Some of the representations and warranties in the Merger Agreement made by Alpine are qualified as to “materiality” or “Company Material Adverse Effect.” For purposes of the Merger Agreement, a “Company Material Adverse Effect” means any change, event, condition, development, circumstance, state of facts, effect or occurrence that (i) has a material adverse effect on the business, financial condition, assets or results of operations of Alpine and the Alpine Subsidiaries, taken as a whole, or (ii) prevents Alpine from consummating the Transactions on or before the Outside Date. For purposes of clause (i) of the definition of “Company Material Adverse Effect,” none of the following, and no change, event, condition, development, circumstance, state of facts, effect or occurrence that results from or arises in connection with the following, either alone or in combination, will be deemed to constitute a Company Material Adverse Effect or will be taken into account in determining whether there has been a Company Material Adverse Effect:

any change, event, condition, development, circumstance, state of facts, effect or occurrence to the extent resulting from or arising in connection with:

(A) general conditions (or changes therein) in the industries in which Alpine and the Alpine Subsidiaries operate;

(B) general economic or regulatory, legislative or political conditions (or changes therein), including any actual or potential stoppage, shutdown, disputed election, default or similar event or occurrence affecting a national or federal government, or securities, credit, banking, financial or other capital markets conditions (including changes generally in prevailing interest rates, currency exchange rates, credit markets or equity price levels or trading volumes), in each case in the United States, the European Union or elsewhere in the world;

(C) any change in applicable law or GAAP;

(D) geopolitical conditions, the outbreak or escalation of hostilities, any acts or threats of war (whether or not declared), sabotage, cyber-intrusion, terrorism, or any escalation or worsening of any of the foregoing;

(E) any epidemic, pandemic, disease outbreak or other public health-related event (or escalation or worsening of any such events or occurrences, including, in each case, the response of Governmental Officials), hurricane, tornado, flood, fire, volcano, earthquake or other natural or man-made disaster or any other national or international calamity, crisis or disaster;

(F) the failure, in and of itself, of Alpine to meet any internal or external projections, forecasts, estimates or predictions in respect of any financial or operating metrics before, on or after April 10, 2024, or changes in the market price or trading volume of Alpine common stock or the credit rating of Alpine (it being understood that the underlying facts giving rise or contributing to such failure or change may be taken into account in determining whether there has been a Company Material Adverse Effect if such facts are not otherwise excluded under this definition);

(G) the announcement, pendency or performance of any of the Transactions, including the identity of, or any facts or circumstances relating to, Vertex, Purchaser or their respective affiliates, any stockholder proceeding (direct or derivative) in respect of the Merger Agreement or any of the Transactions and any loss of or change in relationship, contractual or otherwise, with any governmental entity, supplier, vendor, service provider, collaboration partner, licensor, licensee or any other party having business dealings with Alpine or either Alpine Subsidiary (including the exercise, or prospective exercise, by any party of any rights that arise upon a change of control), or departure of any employees or officers, of Alpine or either Alpine Subsidiary (provided that this clause will not apply with respect to any representation or warranty that is intended to address the consequences of the execution and delivery of the Merger Agreement or the announcement, pendency or consummation of the Transactions);

(H) actions taken as required or specifically permitted by the Merger Agreement;

(I) any action taken by Alpine or either Alpine Subsidiary at Vertex’s written (including email) request or with Vertex’s written (including email) consent;

(J) (1) any results, outcomes, data, adverse events or side effects arising from any clinical trials being conducted by or on behalf of Alpine or either Alpine Subsidiary or any competitor of Alpine or either Alpine Subsidiary (or the announcements thereof), (2) results of meetings with the FDA or other Governmental Entity (including any minutes of, or communications from, any Governmental Entity in connection with such meetings), (3) the determination by, or the delay of a determination by, the FDA or any other applicable Regulatory Authority, or any panel or advisory body empowered or appointed thereby, with respect to a clinical hold, acceptance, filing, designation (including de-designation for the accelerated approval pathway), approval, clearance, non-acceptance, hold, refusal to file, refusal to designate, non-approval, disapproval or non-clearance, or requirement to conduct additional clinical studies or trials, with respect to any of Alpine’s or either Alpine Subsidiary’s or any competitor’s product candidates or (4) FDA approval (or other clinical or regulatory developments), market entry or pending market entry of any product competitive with or related to any of the products or product candidates of Alpine or either Alpine Subsidiary, or any guidance, announcement or publication by the FDA or other applicable Governmental Entity relating to any product candidates of Alpine, either Alpine Subsidiary or any competitor;

(K) any recommendations, statements, decisions or other pronouncements made, published or proposed by professional medical organizations, industry associations, licensing or accreditation bodies or payors, or any Regulatory Authority or representative thereof, or any panel or advisory body empowered or appointed by any of the foregoing, relating to any products or product candidates of Alpine or either Alpine Subsidiary, or any competitors or potential competitors of Alpine or either Alpine Subsidiary, or the pricing, reimbursement or payor coverage thereof; or

(L) any manufacturing or supply chain disruption affecting Alpine or either Alpine Subsidiary’s products, product candidates or preclinical or clinical studies,

except (x) in the case of clause (A), (B), (C), (D) or (E), to the extent that Alpine and the Alpine Subsidiaries, taken as a whole, are disproportionately affected thereby as compared with other participants in the industries in which Alpine and the Alpine Subsidiaries operate (in which case the incremental disproportionate impact or impacts may be taken into account in determining whether there has been a Company Material Adverse Effect), and (y) in the case of clause (J), (K) or (L), to the extent such change, event, condition, development, circumstance, state of facts, effect or occurrence results from Fraud (as defined below) or willful misconduct by Alpine or either Alpine Subsidiary.

In the Merger Agreement, Vertex and Purchaser have made representations and warranties to Alpine with respect to:

•	corporate matters, such as organization, organizational documents, standing, qualification, power and authority;

•	authority, execution and enforceability relative to the Merger Agreement;

•	no conflicts and required consents;

•	accuracy of information supplied for purposes of the offer documents and the Schedule 14D-9;

•	brokers;

•	litigation;

•	ownership of securities of Alpine; and

•	availability of funds to consummate the Offer and the Merger.

Some of the representations and warranties in the Merger Agreement made by Vertex and Purchaser are qualified as to “materiality” or “Parent Material Adverse Effect.” For purposes of the Merger Agreement, the term “Parent Material Adverse Effect” means any change, effect, event or occurrence that prevents Vertex or Purchaser from consummating the Offer, the Merger and the other Transactions on or before the Outside Date.

None of the representations and warranties of the parties to the Merger Agreement contained in the Merger Agreement or in any schedule, instrument or other document delivered pursuant to the Merger Agreement survive the Effective Time.

Conduct of Business Pending the Merger. Alpine has agreed that, from April 10, 2024 until the earlier of the Effective Time and the termination of the Merger Agreement in accordance with its terms, except as expressly provided by the Merger Agreement or as disclosed prior to execution of the Merger Agreement in the Disclosure Letter delivered to Vertex in connection with the Merger Agreement, Alpine will, and will cause each Alpine Subsidiary to conduct its business in the ordinary course, and use commercially reasonable efforts to (i) preserve intact its present business organization, (ii) keep available the services of its present officers at the vice-president level and above and (iii) preserve its present relationships and goodwill with suppliers, licensors, licensees, contractors, partners and others having material business dealings with it.

Alpine has further agreed that, from April 10, 2024 to the earlier of the Effective Time or the termination of the Merger Agreement in accordance with its terms, except as expressly provided for by the Merger Agreement or as set forth prior to execution of the Merger Agreement in the Disclosure Letter, Alpine will not do any of the following without the prior written consent of Vertex (which consent, in certain instances specified in the Merger Agreement, will not be unreasonably withheld, delayed or conditioned), among other things and subject to specified exceptions (including specified ordinary course exceptions):

•

(i) enter into any new material line of business or enter into any agreement, arrangement or commitment that materially limits or otherwise restricts Alpine or its affiliates, including, immediately following the Merger Closing, Vertex and its affiliates (other than in the case as further described in Section 6.01(a) of the Merger Agreement), from time to time engaging or competing in any line of business or in any geographic area; (ii) otherwise enter into any agreements, arrangements or commitments imposing material restrictions on Alpine’s assets, operations or business; (iii) enter into any agreement, arrangement or commitment that purports to bind or restrict Vertex or any of its Affiliates, other than, following the Effective Time, the Surviving Corporation and the Alpine Subsidiaries; or (iv) enter into any Contract that by its express terms requires Alpine, or any successor to, or acquirer of, Alpine to make any Change of Control Payment or which gives another person a right to receive or elect to receive a Change of Control Payment;

•

declare, set aside, establish a record date in respect of, accrue, or pay any dividends on, or make any other distributions (whether in cash, stock, equity securities or property) in respect of any Alpine capital stock, other than dividends and distributions of cash by a direct or indirect wholly owned subsidiary of Alpine to its parent;

•	split, combine or reclassify any Alpine capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Alpine’s capital stock;

•

repurchase, redeem, offer to redeem or otherwise acquire, directly or indirectly, any shares of capital stock of Alpine or options, warrants, convertible or exchangeable securities, stock-based performance units or other rights to acquire any such shares of capital stock except for (i) acquisitions of shares of Alpine common stock in connection with the surrender of shares of Alpine common stock by holders of stock options or warrants to purchase shares of Alpine common stock in order to pay the exercise price of stock options to purchase shares of Alpine common stock or Company Warrants, (ii) the withholding of shares of Alpine common stock to satisfy tax obligations with respect to awards granted pursuant to the stock plans or non-plan inducement awards, and (iii) the acquisition by Alpine of stock options and restricted stock units in connection with the forfeiture of such awards, in each case in accordance with their terms;

•

issue, grant, deliver, sell, authorize, pledge or otherwise encumber any shares of Alpine capital stock or options, warrants, convertible or exchangeable securities, stock-based performance units or other rights to acquire such shares, any bonds, debentures, notes or other indebtedness having the right to vote

(or convertible into, or exchangeable for, securities having the right to vote) or any other rights that give any person the right to receive any economic interest of a nature accruing to the holders of Alpine common stock, other than issuances of Alpine common stock upon the exercise of outstanding stock options, the settlement of outstanding restricted stock units, or upon the exercise of Company Warrants, in each case in accordance with their terms;

•	amend its certificate of incorporation, bylaws or other comparable organizational documents (except for immaterial or ministerial amendments);

•

form any subsidiary or acquire or agree to acquire, directly or indirectly, in a single transaction or a series of related transactions, whether by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any assets outside of the ordinary course of business, any business or any corporation, partnership, limited liability company, joint venture, association or other business organization or division thereof or any other person (other than Alpine);

•	except as required pursuant to the terms of any benefit plan or benefit agreement in effect as of April 10, 2024, and that had been made available to Vertex on or prior to April 10, 2024:

•

adopt, enter into, establish, terminate, amend or modify any collective bargaining agreement, benefit plan or benefit agreement, or any plan or arrangement that would be a benefit plan or benefit agreement if in effect as of April 10, 2024;

•	grant to any director, employee or individual service provider any increase in base or other compensation;

•	grant to any director, employee or individual service provider any severance or termination pay or benefits (or increase the amount thereof);

•	pay or award, or commit to pay or award, any bonuses or incentive compensation;

•	enter into any retention, transaction bonus change in control, severance or termination agreement with any director, employee or individual service provider;

•

take any action to accelerate any rights or benefits under any benefit plan or benefit agreement, or fund or require the funding of any payments or benefits under any benefit plan or benefit agreement; or

•

hire (other than to replace a non-executive officer whose employment has terminated) or promote or terminate (other than for cause) the employment or service of any employee or individual service provider, in either case, at or to the level of executive director or above;

provided that this will not restrict Alpine or either Alpine Subsidiary from entering into an offer letter (at-will in the case of employees in the United States) or consulting agreement (terminable for convenience with no more than 30 days’ notice) in the ordinary course with any employee or individual service provider that is newly hired or engaged below the level of executive director or providing to such employee or individual service provider compensation and benefits consistent with its past practice for similarly situated employees (including permitting any such employees to be eligible for the benefits made generally available to non-executive employees and the severance set forth in Section 7.03(a) of the Disclosure Letter) and individual service providers;

•

make any change in accounting methods, principles or practices, except as may be required (i) by GAAP (or any authoritative interpretation thereof), including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization, or (ii) by law, including Regulation S-X promulgated under the Securities Act of 1933, as amended, in each case, as agreed to by Alpine’s independent public accountants;

•	sell, lease (as lessor), license or otherwise transfer (including through any “spin-off”), or pledge, encumber or otherwise subject to any lien (other than a permitted lien), any properties or assets

(other than intellectual property) except (i) sales or other dispositions of inventory and excess or obsolete properties or assets in the ordinary course of business, (ii) pursuant to contracts to which Alpine is a party made available to Vertex and in effect prior to April 10, 2024 or (iii) properties or assets having a fair market value of less than $100,000 in the aggregate;

•

sell, assign, license or otherwise transfer any intellectual property owned or purported to be owned by Alpine or either Alpine Subsidiary, except (i) for non-exclusive licenses granted to service providers of Alpine or either Alpine Subsidiary to intellectual property in connection with such service provider’s provision of services to Alpine or either Alpine Subsidiary in the ordinary course of business, (ii) pursuant to Contracts to which Alpine or either Alpine Subsidiary is a party made available to Vertex and in effect prior to April 10, 2024, or (iii) transactions among Alpine and Alpine Subsidiaries or among the Alpine Subsidiaries;

•	incur or materially modify the terms of (including by extending the maturity date thereof) any indebtedness for borrowed money or guarantee any such indebtedness of another person;

•	issue or sell any debt securities or warrants or other rights to acquire any debt securities of Alpine, guarantee any debt securities of another Person;

•	enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing;

•

make any loans, advances or capital contributions to, or investments in, any other person, other than to or in (i) Alpine, (ii) any acquisition not in violation of the Merger Agreement or (iii) any person pursuant to any advancement obligations under Alpine’s certificate of incorporation, Alpine’s bylaws or indemnification agreements as in effect on or prior to April 10, 2024 that have been made available to Vertex;

•	make or agree to make any capital expenditure or expenditures that in the aggregate are in excess of $250,000;

•

pay, discharge, settle, compromise or satisfy (i) any pending or threatened claims, liabilities or obligations relating to a Proceeding (absolute, accrued, asserted or unasserted, contingent or otherwise), other than any such payment, discharge, settlement, compromise or satisfaction of a claim solely for money damages in the ordinary course of business in an amount not to exceed $500,000 per payment, discharge, settlement, compromise or satisfaction or $1,000,000 in the aggregate for all such payments, discharges, settlements, compromises or satisfactions or (ii) any litigation, arbitration, Proceeding or dispute that relates to the Transactions;

•

(i) adopt or change any accounting method, principle or practice or accounting period used for tax purposes, (ii) make, amend or revoke any material tax election, (iii) file an amended income or other material tax return, (iv) enter into a “closing agreement” within the meaning of Section 7121 of the Code (or any corresponding or similar provision of any state, local or non-U.S. tax law) with any governmental entity regarding any tax liability or assessments, (v) request any tax ruling from any Governmental Entity, (vi) settle or compromise any legal proceeding relating to material taxes or surrender a right to a material tax refund, (vii) waive or extend the statute of limitations with respect to any material tax or material tax return (other than pursuant to extensions of time to file tax returns obtained in the ordinary course of business consistent with past practice) or (viii) enter into any tax allocation, indemnity or sharing agreement (other than pursuant to agreements nor primarily related to taxes and entered into in the ordinary course of business consistent with past practice);

•

amend, cancel or terminate any material insurance policy naming Alpine or either Alpine Subsidiary as an insured, a beneficiary or a loss payable payee without obtaining comparable substitute insurance coverage;

•	adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the Merger);

•	adopt or implement any stockholder rights plan (or similar plans or arrangements);

•

abandon, cancel, fail to renew or permit to lapse any of Alpine’s material registered intellectual property or terminate any Contract under which material intellectual property is licensed to Alpine or either Alpine Subsidiary;

•

disclose to any third party, other than under a confidentiality agreement or other legally binding confidentiality undertaking, any material trade secret owned or purported to be owned Alpine or either Alpine Subsidiary in a manner that results in loss of trade secret protection thereon, except for any such disclosures made as a result of publication of a patent application filed by Alpine;

•

sell, transfer, license or otherwise encumber any of Alpine’s intellectual property other than through the grant of non-exclusive licenses ancillary to research, development, manufacture, clinical testing, sale, distribution or commercialization activities relating to products or services entered into in the ordinary course of business;

•

except in connection with any transaction to the extent specifically permitted by Section 6.01 of the Merger Agreement, enter into, terminate or modify in any material respect, or expressly waive or release any material rights under, any specified material contracts or any contract that, if existing on April 10, 2024, would have been a specified material contract;

•	commence any clinical study by dosing the first patient in such study or commence any IND-enabling preclinical study with respect to the dual BAFF/APRIL antagonist known as ALPN-303 (Povetacicept);

•	unless mandated by any regulatory authority, discontinue, terminate suspend, amend or modify any ongoing clinical study; or

•	authorize, commit or agree to take any of the foregoing actions.

Access to Information. From and after April 10, 2024, subject to the requirements of applicable law, Alpine has agreed to provide Vertex and its officers, directors, employees, investment bankers, attorneys, other advisors or other representatives reasonable access during normal business hours to Alpine’s properties, books and records, contracts and personnel, and furnish, as promptly as reasonably practicable, to Vertex all information concerning its business, properties and personnel as Vertex may reasonably request, subject to customary exceptions and limitations.

Directors’ and Officers’ Indemnification and Insurance. The Merger Agreement provides for indemnification and insurance rights in favor of Alpine’s current and former directors and officers who we refer to as “indemnitees.” Specifically, Vertex and Purchaser have agreed that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (and rights to advancement of expenses) existing at the execution of the Merger Agreement in favor of indemnitees as provided in Alpine’s certificate of incorporation or bylaws or under any indemnification agreement in effect as of April 10, 2024 and made available to Vertex will be assumed by the Surviving Corporation, without further action at the Effective Time, survive the Offer Closing Time and the Merger, continue in full force and effect in accordance with their respective terms and will for the period beginning upon the Acceptance Time and ending six years from the Effective Time, not be amended, repealed or otherwise modified in a manner that would adversely affect any right thereunder of any indemnitee.

At or prior to the Effective Time, Alpine may obtain and fully pay the premium for “tail” directors’ and officers’ liability insurance policies in respect of acts or omissions occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of the Merger Agreement and the consummation of the Transactions) for the period beginning upon the Effective Time and ending six years from the Effective Time, covering each indemnitee and containing terms (including with respect to coverage and amounts) and conditions (including with respect to deductibles and exclusions) that are in the aggregate, no less favorable to any indemnitee than those of Alpine’s directors’ and officers’ liability insurance policies in effect on

April 10, 2024 (the “Existing D&O Policies”). However, the maximum aggregate annual premium for such “tail” insurance policies will not exceed 300% of the aggregate annual premium payable by Alpine pursuant to its most recent renewal under the Existing D&O Policies (the “Maximum Amount”). If such “tail” insurance policies have been obtained by Alpine, Vertex will cause such “tail” insurance policies to be maintained in full force and effect, for their full term, and cause all obligations thereunder to be honored by it and the Surviving Corporation. In the event Alpine does not obtain such “tail” insurance policies, then, for the period beginning upon the Effective Time and ending six years from the Effective Time, Vertex will either purchase such “tail” insurance policies or Vertex will maintain in effect the Existing D&O Policies in respect of acts or omissions occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of the Merger Agreement and the consummation of the Transactions). However, neither Vertex nor the Surviving Corporation will be required to pay an aggregate annual premium for such insurance policies in excess of the Maximum Amount, and, if the annual premium of such insurance coverage exceeds such amount, Vertex or the Surviving Corporation will be obligated to obtain the maximum amount of coverage available for the Maximum Amount.

Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in the Merger Agreement, each of Alpine, Vertex and Purchaser will, and will cause their respective subsidiaries to, use its reasonable best efforts to promptly take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, as promptly as practicable and in any event prior to the Outside Date, the Offer, the Merger and the other Transactions, including (i) causing each of the Offer Conditions and each of the conditions to the Merger set forth in the Merger Agreement to be satisfied, in each case as promptly as practicable after April 10, 2024, (ii) the obtaining of all necessary or advisable actions or non-actions, waivers and consents from, the making of all necessary registrations, declarations and filings with, and the taking of all steps as may be necessary to avoid a Proceeding by, any governmental entity with respect to the Merger Agreement or the Transactions, (iii) the defending or contesting of any Proceedings, whether judicial or administrative, challenging the Merger Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other governmental entity vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of the Merger Agreement. In addition and without limiting the foregoing, Alpine and Alpine Board will (A) take all action necessary to ensure that no restrictions on business combinations of any takeover law or similar statute or regulation is or becomes applicable to any Transaction or the Merger Agreement and (B) if the restrictions on business combinations of any takeover law or similar statute or regulation becomes applicable to any Transaction or the Merger Agreement, use its reasonable best efforts to take all action necessary to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by the Merger Agreement and otherwise to minimize the effect of such statute or regulation on the Transactions and the Merger Agreement. Each of Vertex and Alpine will take the actions set forth in the Disclosure Letter.

Vertex and Alpine will, or will cause their ultimate parent entity as that term is defined in the HSR Act to, in consultation and cooperation with the other, file (i) with the U.S. Federal Trade Commission (the “FTC”) and the Antitrust Division of the U.S. Department of Justice (the “DOJ”) the notification and report form required under the HSR Act for the Offer, the Merger or any of the other Transactions as promptly as practicable (but in no event later than April 24, 2024) and (ii) all appropriate filings, notices, applications or similar documents required under any foreign antitrust law applicable to the Transactions (as set forth in the Disclosure Letter) as promptly as practicable. Each of Vertex and Alpine will (i) furnish to the other party such necessary information and reasonable assistance as the other party may request in connection with its preparation of any filing or submission that is necessary under the HSR Act or any foreign antitrust law, (ii) give the other party reasonable prior notice of any such filings or submissions and of any communication with, and any inquiries or requests for additional information from, the FTC, the DOJ and any other governmental entity regarding the Offer, the Merger or any of the other Transactions, and permit the other party (or its outside counsel if necessary to retain confidentiality) to review and discuss in advance, and consider in good faith the views of, permit the participation of, and incorporate all reasonable comments of the other party in connection with, any such filings, submissions, communications, inquiries or requests, (iii) unless prohibited by applicable law or by the applicable governmental entity, and to the extent practicable, (A) not participate in or attend any meeting, or engage in any substantive conversation, with any governmental entity in respect of the Offer, the Merger or any of the other Transactions without the other party, (B) give the other party reasonable prior notice of any such meeting or conversation, (C) in the event one party is prohibited by applicable law or by the applicable governmental entity from participating in or attending any such meeting or engaging in any such conversation, keep such party apprised with respect thereto, (D) cooperate with one another in the filing of any substantive memoranda, white papers, filings, correspondence or other written communications explaining or defending the Merger Agreement, the Offer, the Merger or any of the other Transactions, articulating any regulatory or competitive argument or responding to requests or objections made by any governmental entity and (E) furnish the other party with copies of all filings, submissions, material correspondence and material communications (and memoranda setting forth the substance thereof) between it and its affiliates and their respective representatives, on the one hand, and any governmental entity or members of any governmental entity’s staff, on the other hand, with respect to the Merger Agreement, the Offer, the Merger and the other Transactions and (iv) comply with any inquiry or request from the FTC, the DOJ or any other governmental entity as promptly as practicable. The parties hereto agree not to extend, directly or indirectly, any waiting period under the HSR Act or any foreign antitrust law or enter into any agreement with a governmental entity to delay or not to consummate the Offer, the Merger or any of the other Transactions, except with the prior written consent of the other party. Without limiting the foregoing, Alpine, Vertex and Purchaser will promptly provide to the other (or the other’s respective advisors) copies of all material correspondence between such party and any Governmental Entity relating to the Transactions. Alpine, Vertex and Purchaser may, as they deem advisable and necessary, designate any competitively sensitive materials provided to the other under Section 7.02 of the Merger Agreement as “outside counsel only.” Such materials and the information contained therein will be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient without the advance written consent of the party providing such materials.

In furtherance of the foregoing and subject to the terms and conditions set forth in the Merger Agreement, Vertex and Purchaser have agreed to take promptly any and all steps necessary to avoid, eliminate or resolve each and every impediment and obtain all clearances, consents, approvals and waivers under the HSR Act or any foreign antitrust law that may be required by any governmental entity, so as to enable Alpine, Vertex and Purchaser to expeditiously close the Transactions (and in any event by or before the Outside Date). Vertex and Alpine acknowledge and agree that their obligation to use reasonable best efforts includes negotiating, committing to and effecting by consent decree, hold separate orders, or otherwise, the sale, divestiture, hold separate, license or other disposition of any assets, products, product lines, properties or services or businesses of Alpine or any Alpine Subsidiary necessary to eliminate each and every impediment to close the transactions contemplated hereby prior to the Outside Date (such actions, the “Remedy Actions”); provided that, notwithstanding the foregoing or anything in the Merger Agreement to the contrary, (i) neither Vertex nor any of its Affiliates will be required to proffer, offer, commit to, consent to or agree to or effect any Remedy Action with respect to (A) any assets, products, product lines, properties, services or businesses or portions thereof of Vertex or any of its Subsidiaries (other than solely Alpine and the Alpine Subsidiaries, subject to the following clause (B)) or (B) any assets, products, product lines, properties, services or businesses or portions thereof of Alpine or any Alpine Subsidiary if, in the case of this clause (B), any such Remedy Action would, individually or in the aggregate, reasonably be expected to be material and adverse to Alpine and the Alpine Subsidiaries, taken as a whole, and (ii) in no event will Vertex, Alpine or their respective Subsidiaries be required to proffer, offer, commit to, consent to or agree to or effect any Remedy Action unless such Remedy Action is conditioned upon the consummation of the Merger Closing.

Employee Matters. Vertex will (or will cause the Surviving Corporation to), for a period of one year following the Effective Time (the “Continuation Period”), provide to each individual who is employed by Alpine or any Alpine Subsidiary immediately prior to the Effective Time and who continues employment with Vertex or the Surviving Corporation or any of their respective subsidiaries or affiliates as of immediately following the Effective Time (each, a “Company Employee”) (i) (x) a base salary (or wage rate) and (y) target cash incentive opportunity that, in each case, is no less favorable than those provided to such Company Employee by Alpine or either Alpine Subsidiary, as applicable, as of immediately prior to the Effective Time (including, for the avoidance of doubt, continuation of Alpine’s 2024 Annual Bonus Plan and payments thereunder, calculated and timely paid in accordance with past practice) and (ii) employee benefits (excluding cash incentive opportunities, equity and equity based awards, and change in control plans, programs and arrangements) that are substantially comparable in the aggregate to those provided to such Company Employee by Alpine or either Alpine Subsidiary, as applicable, as of immediately prior to the Effective Time or, at Vertex’s election if greater, the other compensation and employee benefits provided to similarly situated new hires of Vertex or its Affiliates, it being understood that Section 7.03(a) of the Merger Agreement will not require the continuation of any particular benefit plan or the provision of duplicate benefits. Notwithstanding the foregoing, during the Continuation Period, Vertex will (or will cause the Surviving Corporation to) provide any Company Employee who experiences a termination of employment under the circumstances set forth in Section 7.03(a) of the Disclosure Letter with severance benefits no less favorable than under the Alpine policies set forth in Section 7.03(a) of the Disclosure Letter, subject to the Company Employee’s execution of a general release of claims in favor of Alpine, Vertex and related persons.

Following the time at which the Company Employees no longer participate in a benefit plan of Alpine following the Effective Time, the Company Employees will be eligible to participate in a corresponding plan of Vertex, the Surviving Corporation or their respective Affiliates (“Surviving Corporation Plans”) to the same extent as other similarly-situated employees of Vertex and its Affiliates. In addition, and without limiting the generality of the foregoing, following the Effective Time, each Company Employee will be immediately eligible to participate, without any waiting time, in any plans of the Surviving Corporation which replace coverage under a comparable benefit plan of Alpine in which such Company Employee participated immediately prior to the Effective Time. These obligations do not require Vertex, the Surviving Corporation or their respective Affiliates to duplicate any benefits that are provided under Alpine’s benefit plans or benefit arrangements following the Effective Time or to provide any particular plan or type or level of benefits.

From and after the Effective Time, Vertex will (or will cause the Surviving Corporation to) assume, honor and continue all of Alpine’s benefit plans and benefit agreements in accordance with their respective terms as in effect as of immediately prior to the Effective Time; provided, however, that Vertex or the Surviving Corporation, as applicable, will not be limited in its ability to amend, modify or terminate any such benefit plan or benefit agreement in accordance with its terms as in effect as of immediately prior to the Effective Time and, subject, in the case of a benefit agreement, to the consent of any affected Company Employee who is party to such a benefit agreement.

With respect to the Surviving Corporation’s plans, including any “employee benefit plan,” as defined in Section 3(3) of ERISA (but not including any equity compensation plan), maintained by Vertex or any of its subsidiaries for purposes of determining eligibility to participate, level of benefits and vesting, each Company Employee’s service with Alpine (as well as service with any predecessor employer of the Alpine, to the extent service with the predecessor employer is recognized by the Alpine) will be treated as service with Vertex or an applicable subsidiary. However, the foregoing will not apply to the extent it would result in duplication of benefits for the same period of service or to any benefit plan that is a frozen plan, that provides benefits to a grandfathered employee population or determining years of service under any Vertex program that provides for accelerated vesting of equity awards held by qualified retirement-eligible participants based on a formula that takes into account an employee’s age and service with Vertex.

With respect to any welfare plan maintained by Vertex or any of its subsidiaries in which any Company Employee is eligible to participate after the Effective Time, Vertex will (and will cause the Surviving Corporation to) use commercially reasonable efforts to (i) waive all limitations as to preexisting conditions and exclusions with respect to participation and coverage requirements applicable to such employees and their eligible dependents and beneficiaries, to the extent such limitations were waived, satisfied or did not apply to such employees or eligible dependents or beneficiaries under the corresponding Alpine welfare plans in which such employees participated immediately prior to the Effective Time, (ii) provide Company Employees and their eligible dependents and beneficiaries with credit for any co-payments and deductibles paid prior to the Effective Time under any Alpine benefit plans or benefit arrangements in satisfying any analogous deductible or out-of-pocket maximum requirements for the year in which the Effective Time occurs and (iii) waive any waiting period or evidence of insurability requirement that would otherwise be applicable to a Company Employee and their eligible dependents on or after the Effective Time, in each case, to the extent such Company Employee or eligible dependent had satisfied any similar limitation or requirement under an analogous Alpine benefit plan prior to the Effective Time.

Vertex will, or will cause the Surviving Corporation to (and without duplication of benefits), with respect to any accrued but unused personal, sick or vacation time to which any Company Employee is entitled pursuant to the personal, sick or vacation policies applicable to such Company Employee immediately prior to the Effective Time, recognize and allow such Company Employee to use such accrued personal, sick or vacation time in accordance with the practice and policies of Vertex or the Surviving Corporation, as they may be amended from time to time.

If requested by Vertex no later than five business days prior to the Merger Closing Date, Alpine or the applicable Alpine Subsidiary will adopt written resolutions to terminate Alpine’s 401(k) plan effective as of the business day preceding the date on which the Offer Closing Time occurs. Alpine will provide Vertex with an advance copy of such proposed resolutions and a reasonable opportunity to comment thereon prior to adoption or execution.

Stockholder Litigation. From and after April 10, 2024 until the earlier of the Expiration Time or the termination of the Merger Agreement in accordance with its terms, (i) Alpine will notify Vertex promptly of the commencement or written threat of any Proceedings by or on behalf of one or more stockholders of Alpine or any third party, against Alpine and/or its directors relating to the Merger Agreement or the Transactions of which it has received notice and will keep Vertex promptly and reasonably informed regarding any such Proceedings, (ii) Alpine will provide Vertex an opportunity to review and to propose comments to all material filings or responses to be made by Vertex in connection with any such Proceedings, and (iii) Alpine will give reasonable and good faith consideration to any comments proposed by Vertex (in each case, unless Alpine has made an Adverse Recommendation Change, in which case this sentence will continue to apply to the extent such Proceeding does not relate to such Adverse Recommendation Change). In no event will Alpine enter into, agree to or disclose any settlement with respect to such Proceedings without Vertex’s consent, such consent not to be unreasonably withheld, delayed or conditioned.

No Solicitation. Alpine and the Alpine Subsidiaries will not, and will cause its representatives not to, (i) directly or indirectly solicit, initiate or knowingly encourage or knowingly facilitate (including by way of providing information) any inquiries, proposals, or offers or the making of any submission or announcement of any inquiry, proposal, or offer that constitutes or would reasonably be expected to lead to a Company Takeover Proposal (as defined below) or (ii) directly or indirectly engage in, enter into or participate in any discussions or negotiations with any person regarding, furnish to any person any information or afford access to the business, properties, assets, books or records of Alpine to, or take any other action to assist or knowingly facilitate or knowingly encourage any effort by any person, in each case in connection with or in response to any inquiry, offer or proposal that constitutes, or would reasonably be expected to lead to, any Company Takeover Proposal (other than, solely in response to an inquiry that did not result from a breach of Section 6.02(a) of the Merger Agreement, to refer the inquiring person to Section 6.02 of the Merger Agreement and to limit its communication exclusively to such referral). Alpine will, and will cause its representatives to, immediately (i) cease all solicitations, discussions and negotiations regarding any inquiry, proposal or offer pending on April 10, 2024 that constitutes, or would reasonably be expected to lead to, a Company Takeover Proposal, (ii) request the prompt return or destruction of all confidential information previously furnished to any person within the last 12 months for the purposes of evaluating a possible Company Takeover Proposal and (iii) terminate access to any physical or electronic data rooms relating to a potential Company Takeover Proposal.

However, from and after April 10, 2024 until the earlier of the Expiration Time or the termination of the Merger Agreement in accordance with its terms, in response to a Company Takeover Proposal made after April 10, 2024 that did not result from a breach of Section 6.02(a) of the Merger Agreement, in the event that the Alpine Board determines, in good faith, after consultation with outside counsel and a financial advisor, that such Company Takeover Proposal constitutes or would reasonably be expected to lead to a Superior Company Proposal (a “Qualifying Company Takeover Proposal”), Alpine may (A) enter into an Acceptable Confidentiality Agreement (as defined below) with any person or group of persons making such Qualifying Company Takeover Proposal, (B) furnish information with respect to Alpine to the person or group of persons making such Qualifying Company Takeover Proposal and its or their representatives pursuant to an Acceptable Confidentiality Agreement so long as Alpine concurrently or promptly thereafter provides Vertex, in accordance with the terms of the Confidentiality Agreement, any material non-public information with respect to Alpine furnished to such other person or group of persons that was not previously furnished to Vertex, and (C) participate in discussions or negotiations with such person or group of persons and its or their representatives regarding such Qualifying Company Takeover Proposal (including soliciting the making of a revised Qualifying Company Takeover Proposal); provided that Alpine may only take the actions described in clauses (A), (B) or (C) above, if the Alpine Board determines, in good faith, after consultation with outside counsel, that the failure to take any such action would be inconsistent with its fiduciary duties under applicable law.

“Acceptable Confidentiality Agreement” means a customary confidentiality agreement that contains confidentiality provisions that are no less favorable in the aggregate to Alpine than those contained in the Confidentiality Agreement (defined below); provided that such confidentiality agreement may omit to contain a “standstill” or similar obligation.

“Company Takeover Proposal” means any inquiry, proposal or offer from any person or group (other than Vertex and its subsidiaries) relating to (i) any direct or indirect acquisition or purchase, in a single transaction or a series of related transactions, of (A) 20% or more (based on the fair market value thereof, as determined by the Alpine Board) of the assets of Alpine and Alpine Subsidiaries, taken as a whole or (B) 20% or more of the aggregate voting power of the capital stock of Alpine, (ii) any tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution, binding share exchange or similar transaction involving Alpine that, if consummated, would result in any person or group (or the stockholders of any person) beneficially owning, directly or indirectly, 20% or more of the aggregate voting power of the capital stock of Alpine or of the surviving entity or the resulting direct or indirect parent of Alpine or such surviving entity, other than, in each case, the Transactions, (iii) any sale of all, substantially all or any material portion of rights to, or material license of, or joint venture or partnership with respect to the dual BAFF/APRIL antagonist known as ALPN-303 (Povetacicept) (other than a non-exclusive and non-material license granted by Alpine or either Alpine Subsidiary in the ordinary course of business consistent with past practice), or (iv) any combination of the foregoing.

“Superior Company Proposal” means any written bona fide Company Takeover Proposal received after April 10, 2024 and that if consummated would result in a person or group (or the stockholders of any person) owning, directly or indirectly, (i) 50% or more of the aggregate voting power of the capital stock of Alpine or of the surviving entity or the resulting direct or indirect parent of Alpine or such surviving entity or (ii) 50% or more (based on the fair market value thereof, as determined in good faith by the Alpine Board) of the assets of Alpine and the Alpine Subsidiaries, taken as a whole, on terms and conditions that the Alpine Board determines, in good faith, after consultation with outside counsel and its independent financial advisor are more favorable to the stockholders of Alpine than the Transactions, taking into account all the terms and conditions (including all financial, regulatory, financing, conditionality, legal and other terms and conditions) of such proposal and the Merger Agreement (including any changes to the terms of the Merger Agreement proposed by Vertex pursuant to Section 6.02(b) of the Merger Agreement).

Wherever the term “group” is used in this subsection of the Merger Agreement, it is used as defined in Rule 13d-5 under the Exchange Act.

Recommendation Change. As described above, and subject to the provisions described below, the Alpine Board has determined to recommend that the stockholders of Alpine accept the Offer and tender their Shares to Purchaser in the Offer. The foregoing recommendation is referred to herein as the “Alpine Board Recommendation.” The Alpine Board also agreed to include the Alpine Board Recommendation with respect to the Offer in the Schedule 14D-9 and has permitted Vertex to refer to such recommendation in this Offer to Purchase and documents related to the Offer.

Except as described below, neither the Alpine Board nor any committee thereof will:

•

withdraw, qualify or modify in a manner adverse to Vertex or Purchaser, or propose publicly to withdraw, qualify or modify in a manner adverse to Vertex or Purchaser, the Alpine Board Recommendation or resolve or agree to take any such action;

•	adopt, endorse, approve or recommend, or propose publicly to adopt, endorse, approve or recommend, any Company Takeover Proposal or resolve or agree to take any such action;

•	publicly make any recommendation in connection with a tender offer or exchange offer (other than the Offer) other than a recommendation against such offer;

•

fail to include the Alpine Board Recommendation in the Schedule 14D-9 when disseminated to Alpine’s stockholders (any action described in this bullet and the foregoing three bullets is referred to as an “Adverse Recommendation Change”); or

•

approve or recommend, or publicly propose to approve or recommend, or authorize, cause or permit Alpine to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, option agreement, merger agreement, joint venture agreement, partnership agreement or other agreement relating to or that would reasonably be expected to lead to, any Company Takeover Proposal (other than an Acceptable Confidentiality Agreement entered into in accordance with the Merger Agreement), or resolve, agree or publicly propose to take any such action.

Unless such action would otherwise constitute an Adverse Recommendation Change, Alpine and Vertex have agreed that the Merger Agreement will not prohibit Alpine from (1) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to stockholders), including making any “stop-look-and-listen” communication to the stockholders of Alpine or (2) making any disclosure to its stockholders if the Alpine Board determines, in good faith, after consultation with outside counsel, that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties or applicable law. Alpine and Vertex have further agreed that: (i) any “stop, look and listen” letter or similar communication limited to the information described in Rule 14d-9(f) under the Exchange Act and (ii) any disclosure of information to Alpine’s stockholders that describes Alpine’s receipt of a Company Takeover Proposal and the operation of the Merger Agreement with respect thereto and contains a statement that the Alpine Board has not effected an Adverse Recommendation Change will be deemed to not be an Adverse Recommendation Change.

However, at any time prior to the Acceptance Time, subject to compliance with other provisions summarized under “No Solicitation” and “Recommendation Change” above, (1) the Alpine Board may take any of the actions specified in the first and fourth bullets of the definition of “Adverse Recommendation Change” above in response to an Intervening Event (as defined below) if the Alpine Board determines, in good faith, after consultation with outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable law and (2) if the Alpine Board receives a Superior Company Proposal that did not result from a breach of the provisions summarized under “No Solicitation” Alpine may make an Adverse Recommendation Change, and may terminate the Merger Agreement pursuant to the Superior Proposal Termination Right (defined below) in order to enter into a definitive agreement with respect to the Superior Company Proposal.

However, such action may only be taken if, prior to taking such action (1) the Alpine Board has given Vertex at least four business days’ prior written notice of its intention to take such action and a description of the reasons for taking such action (which notice, in respect of a Superior Company Proposal, will specify the identity of the person who made such Superior Company Proposal and the material terms and conditions of such Superior Company Proposal and attach the most current version of the relevant transaction agreement, or, in respect of an Intervening Event, will include a reasonably detailed description of the underlying facts giving rise to such action), (2) Alpine will have negotiated, and will have caused its representatives to negotiate in good faith, with Vertex during such notice period, to the extent Vertex wishes to negotiate, to enable Vertex to revise the terms of the Merger Agreement in such a manner that would eliminate the need for taking such action (and in respect of a Superior Company Proposal, would cause such Superior Company Proposal to no longer constitute a Superior Company Proposal), (3) following the end of such notice period, the Alpine Board will have considered in good faith any revisions to the Merger Agreement irrevocably committed to in writing by Vertex, and will have determined in good faith, after consultation with outside counsel, that failure to effect such recommendation change would be inconsistent with its fiduciary duties under applicable law and, with respect to a Superior Company Proposal, that such Superior Company Proposal continues to constitute a Superior Company Proposal and (4) in the event of any change to any of the financial terms (including the form and amount of consideration) of such Superior Company Proposal, Alpine will, in each case, deliver to Vertex an additional notice consistent with that described in clause (1) above and a renewed notice period under clause (1) above will commence (except that the four-business day notice period referred to in clause (1) above will instead be equal to two business days) during which time Alpine will be required to comply with the foregoing covenants anew with respect to such additional notice, including clauses (1) through (4) above.

“Intervening Event” means any event, change, effect, development, condition or occurrence material to Alpine and the Alpine Subsidiaries, taken as a whole, that was not known or reasonably foreseeable by the Alpine Board as of April 10, 2024 (or if known or reasonably foreseeable, the consequences of which were not known or reasonably foreseeable); provided that in no event will any of the following constitute or contribute to an Intervening Event: (i) the announcement or pendency of the Merger Agreement or the Transactions, (ii) changes in the market price or trading volume of the common stock of Alpine (it being understood that the underlying facts giving rise or contributing to such change may be taken into account in determining whether there has been an Intervening Event), (iii) Alpine’s meeting or exceeding any internal or published budgets, projections, forecasts or predictions of financial performance for any period, or (iv) the receipt, existence or terms of any Company Takeover Proposal or any inquiry, offer, request or proposal that would reasonably be expected to lead to a Company Takeover Proposal, or the consequences of any of the foregoing.

In addition to the requirements set forth above, Alpine will, as promptly as reasonably practicable and in any event within one business day after receipt thereof, advise Vertex in writing of (i) any Company Takeover Proposal or any request for information or inquiry, proposal or offer that the Alpine Board in good faith believes would reasonably be expected to lead to a Company Takeover Proposal and (ii) the material terms and conditions of such Company Takeover Proposal or inquiry, proposal or offer (including, if applicable, copies of any written requests, proposals or offers, including proposed term sheets and agreements relating thereto, and any subsequent amendments or modifications thereto) and the identity of the person making any such Company Takeover Proposal or inquiry, proposal or offer. Commencing upon the provision of any notice referred to in the previous sentence, Alpine and its Representatives will keep Vertex informed on a reasonably prompt basis as to any material developments with respect to any such Company Takeover Proposal or inquiry, proposal or offer (and any subsequent material amendments or modifications thereto), and will provide Vertex with a copy of any written correspondence, documents or agreements delivered to or by Alpine or its Representatives that contain any material amendments thereto or any material change to the scope or material terms or conditions thereof (or, if not delivered in writing, a summary of any such material amendments or material changes).

Termination. The Merger Agreement may be terminated at any time prior to the Acceptance Time as follows:

•	by mutual written consent of Vertex, Purchaser and Alpine;

•	by either Alpine or Vertex, if (i) the Acceptance Time has not occurred on or before 11:59 p.m., Eastern time, on the Outside Date; provided that the right to terminate the Merger Agreement pursuant to the foregoing will not be available to any party to the Merger Agreement if the failure of the Acceptance Time to occur on or before the Outside Date is primarily due to a material breach of the Merger Agreement by such party (the “Outside Date Termination Right”) or (ii) any judgment issued, or other legal restraint or prohibition imposed, in each case, by any governmental entity of competent jurisdiction, or law, preventing or prohibiting the consummation of the Offer or the Merger will be in effect and will have become final and non-appealable; provided that the right to terminate the Merger Agreement pursuant to the foregoing clause (ii) will not be available to any party hereto if such legal restraint is primarily due to such party’s failure to comply in all material respects with its obligations under Section 7.02 of the Merger Agreement in respect of any such legal restraint;

•

by Vertex, if Alpine breaches or fails to perform any of its representations, warranties, covenants or obligations contained in the Merger Agreement, which breach or failure to perform individually or in the aggregate with all such other breaches or failures to perform would result in the failure of any of certain specified Offer Conditions and cannot be or has not been cured prior to the earlier of (x) 30 days after the giving of written notice to the Alpine of such breach or failure to perform and (y) the Outside Date; provided that Vertex and Purchaser are not then in material breach of the Merger Agreement (the “Company Material Breach Termination Right”);

•	by Vertex, if an Adverse Recommendation Change has occurred (the “Adverse Recommendation Change Termination Right”);

•

by Alpine, if (i) Purchaser fails to commence the Offer in violation of the terms of the Merger Agreement (other than due to a violation by Alpine of its obligations under the Merger Agreement), (ii) Purchaser terminates the Offer prior to its expiration date (as such expiration date may be extended in accordance with the Merger Agreement), other than in accordance with the Merger Agreement or (iii) all of the Offer Conditions have been satisfied or waived by Purchaser as of immediately prior to the expiration of the Offer and the Acceptance Time has not occurred within five business days following the expiration of the Offer;

•

by Alpine, if Vertex or Purchaser breaches or fails to perform any of its representations, warranties, covenants or obligations contained in the Merger Agreement (without regard to any qualifications or exceptions contained therein as to materiality or Parent Material Adverse Effect), which breach or failure to perform (i) would, individually or in the aggregate, result in a Parent Material Adverse Effect and (ii) has not been cured prior to the earlier of (x) 30 days after the giving of written notice to Vertex or Purchaser of such breach or failure to perform and (y) the Outside Date; provided that Alpine is not then in material breach of the Merger Agreement; or

•

by Alpine, if (i) the Alpine Board authorizes Alpine to enter into a definitive written agreement constituting a Superior Company Proposal, (ii) Alpine Board has complied in all material respects with its obligations under the non-solicitation provisions of the Merger Agreement (as described in Section 11 — “The Merger Agreement; Other Agreements — Merger Agreement — No Solicitation”) in respect of such Superior Company Proposal and (iii) Alpine has paid, or simultaneously with the termination of the Merger Agreement pays, the fee due under the Merger Agreement that is payable if the Merger Agreement is terminated (the “Superior Proposal Termination Right”).

Effect of Termination. If the Merger Agreement is terminated in accordance with its terms, the Merger Agreement will become void and have no effect, without any liability or obligation on the part of Vertex or Purchaser, on the one hand, or Alpine, on the other hand (except to the extent that such termination results from Fraud or the Willful Breach (as defined below) by a party thereto of any representation, warranty, covenant or obligation set forth in the Merger Agreement, in which case such party may be liable to the other party thereto for damages which will include, in the case of a breach by Vertex or Purchaser, liability to Alpine for the loss of economic benefits to Alpine, including as a result of any foregone opportunities, or damages based on lost stockholder premium), except (i) limitations of liability in the event that the Company Termination Fee is paid, as described in “Alpine Termination Fee” below and (ii) to the extent that such termination results from the Willful Breach of by a party of any representation, warranty or covenant set forth in the Merger Agreement, in which case such party may be liable to the other party for damages.

“Fraud” means an intentional and willful misrepresentation or omission constituting fraud under Delaware common law.

“Willful Breach” means a material breach of or material failure to perform any representation, warranty, covenant or obligation set forth in the Merger Agreement, in each case, that is the consequence of an intentional act or omission by a party thereto with the knowledge that the taking of such act or failure to take such act would result in, constitute or cause a material breach of or material failure to perform a representation, warranty, covenant or obligation set forth in the Merger Agreement.

Vertex and Purchaser have acknowledged and agreed in the Merger Agreement that any failure of Vertex and Purchaser to satisfy its obligations to irrevocably accept for payment or pay for the Shares following satisfaction of the Offer Conditions, and any failure of Vertex to cause the Merger to be effective following the satisfaction of the conditions set forth in the Merger Agreement, will be deemed to constitute a Willful Breach of a covenant of the Merger Agreement.

Alpine Termination Fee. Alpine will pay to Vertex a fee of $173 million (the “Company Termination Fee”) if:

•	Alpine terminates the Merger Agreement pursuant to the Superior Proposal Termination Right;

•	Vertex terminates the Merger Agreement pursuant to the Adverse Recommendation Change Termination Right; or

•

(A) after April 10, 2024, a bona fide Company Takeover Proposal is proposed or announced or has become known to the Alpine Board and such Company Takeover Proposal is not withdrawn (x) in the case of the Merger Agreement being subsequently terminated pursuant to the Outside Date Termination Right, prior to the date that is four business days prior to the final expiration date of the Offer or (y) in the case of the Merger Agreement being subsequently terminated pursuant to the Company Material Breach Termination Right, prior to the time of the breach giving rise to such termination, (B) the Merger Agreement is terminated by (x) either Vertex or Alpine pursuant to the Outside Date Termination Right (but in the case of a termination by Alpine, only if at such time Vertex would not be prohibited from terminating the Merger Agreement pursuant to the Outside Date Termination Right and in the case of a termination by either Vertex or Alpine, only if at the time of any such termination, the Regulatory Condition and the Legal Restraint Condition have been satisfied but the Minimum Tender Condition has not been satisfied) or (y) by Vertex pursuant to the Company Material Breach Termination Right as a result of a breach by Alpine of a covenant in the Merger Agreement, and (C) within 12 months after such termination, Alpine consummates any Company Takeover Proposal or Alpine enters into a definitive acquisition agreement with respect to any Company Takeover Proposal that is subsequently consummated (whether such consummation occurs during or after such 12-month period). For these purposes, the term “Company Takeover Proposal” will have the meaning set forth in the definition of “Company Takeover Proposal” contained in Section 11 — “The Merger Agreement; Other Agreements — Merger Agreement — No Solicitation” except that (x) all references to 20% shall be deemed references to 50% and (y) clause (iii) of the definition thereof shall be omitted.

Acceptance by Vertex of the Company Termination Fee after it is paid because Alpine has terminated the Merger Agreement pursuant to the Superior Proposal Termination Right will constitute acceptance by Vertex of the validity of the termination of the Merger Agreement pursuant to the Superior Proposal Termination Right. In the event the Company Termination Fee is paid to Vertex in accordance with the terms of the Merger Agreement, the Company Termination Fee will be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Vertex or Purchaser and will constitute the sole and exclusive remedy of Vertex and Purchaser against Alpine and its current, former or future stockholders and representatives for any loss suffered as a result of the failure of the Transactions to be consummated, and none of Alpine or its current, former or future stockholders or representatives will have any further liability or obligation relating to or arising out of the Merger Agreement or the Transactions provided that nothing contained in the Merger Agreement will relieve any party thereto from liability for Fraud or its Willful Breach of the Merger Agreement. If Alpine fails to pay in a timely manner the Company Termination Fee due and, in order to obtain such payment, Vertex makes a claim that results in a judgment for the Company Termination Fee, Alpine shall pay to Vertex its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the Company Termination Fee at the prime rate of Citibank, N.A. in effect from time to time from the date such payment was required to be made thereunder through the date such payment was actually received.

Specific Performance. The parties have acknowledged and agreed that irreparable damage would occur in the event that any of the provisions of the Merger Agreement were not performed in accordance with its specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. The parties have further agreed that the parties thereto will be entitled to an injunction or injunctions, or any other appropriate form of equitable relief, to prevent breaches of the Merger Agreement and to enforce specifically the performance of the terms and provisions of the Merger Agreement, without proof of damages or otherwise (and each party waived any requirement for the securing or posting of any bond in connection with such remedy), in addition to any other remedy to which they are entitled at law or in equity. The right to specific enforcement includes the right of Alpine to cause Vertex and Purchaser to cause the Offer, the Merger and the other Transactions to be consummated on the terms and subject to the conditions set forth in the Merger Agreement.

Expenses. Except as otherwise set forth in the Merger Agreement, all fees and expenses incurred in connection with the Merger Agreement, the Offer, the Merger and the other Transactions will be paid by the party incurring such fees or expenses, whether or not the Offer or the Merger is consummated. Vertex will pay all fees required by the HSR Act and any Foreign Antitrust Law.

Offer Conditions. The Offer Conditions are described in Section 15 — “Conditions of the Offer.”

Other Agreements

Tender and Support Agreements

The following is a summary of the material provisions of the Tender and Support Agreements (as defined below). The following description of the Tender and Support Agreements is only a summary and is qualified in its entirety by reference to the Tender and Support Agreements, form copies of which are filed as Exhibits (d)(2) and (d)(3) to the Schedule TO and are incorporated herein by reference.

Concurrently with entry into the Merger Agreement, Vertex and Purchaser entered into a (i) Tender and Support Agreement (as it may be amended from time to time, the “Immunosciences Tender and Support Agreement”), dated as of April 10, 2024, with Alpine Immunosciences, L.P; (ii) Tender and Support Agreement (as it may be amended from time to time, the “Decheng Tender and Support Agreement”), dated as of April 10, 2024, with Decheng Capital China Life Sciences USD Fund III, L.P. and Decheng Capital Global Healthcare Fund (Master), L.P; (iii) Tender and Support Agreement (as it may be amended from time to time, the “OrbiMed Tender and Support Agreement”), dated as of April 10, 2024, with OrbiMed Private Investments VI, LP and OrbiMed Genesis Master Fund, L.P; and (iv) Tender and Support Agreement (as it may be amended from time to time, the “Frazier Tender and Support Agreement” and together with the Immunosciences Tender and Support

Agreement, Decheng Tender and Support Agreement and OrbiMed Tender and Support Agreement, “Tender and Support Agreements”), dated as of April 10, 2024, with Alpine, Frazier Life Sciences VIII, L.P. and Frazier Life Sciences Public Fund L.P. Collectively, as of April 10, 2024, the Supporting Stockholders beneficially owned approximately 25.5% of the outstanding Shares. Vertex and the Purchaser expressly disclaim beneficial ownership of all Shares covered by the Tender and Support Agreements.

The Tender and Support Agreements provide that, no later than 10 business days after the commencement of the Offer, the Supporting Stockholders will tender into the Offer, and not withdraw, all outstanding Shares each Supporting Stockholder owns of record or beneficially (within the meaning of Rule 13d-3 under the Exchange Act) as of the date of the Tender and Support Agreements or that the Supporting Stockholders acquires record ownership or beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of after such date during the Support Period (as defined below) (collectively, the “Subject Shares”).

During the period from April 10, 2024 until the termination of the Tender and Support Agreements (the “Support Period”), the Supporting Stockholders have agreed, in connection with any annual or special meeting of the stockholders of Alpine, however called, including any adjournment or postponement thereof, or any action proposed to be taken by written consent (if permitted at such time) of Alpine’s stockholders, to (i) appear at each such meeting or otherwise cause all Subject Shares to be counted as present at the meeting for purposes of determining a quorum and (ii) be present (in person or by proxy) and vote or cause to be voted, or deliver (or cause to be delivered) a written consent with respect to all of the Subject Shares, (x) against any Company Takeover Proposal (other than the Merger), (y) against any change in membership of the Alpine Board that is not recommended or approved by the Alpine Board, and (z) against any other proposed action, agreement or transaction involving Alpine that would reasonably be expected to, impede, interfere with, delay, postpone, adversely affect, or prevent the consummation of, the Offer, the Merger or the other Transactions.

During the Support Period, each Supporting Stockholder has further agreed not to, directly or indirectly, (i) create or permit to exist any lien, other than certain permitted liens, on any of such Supporting Stockholder’s Subject Shares, (ii) transfer, sell (including short sell), assign, gift, hedge, pledge, grant a participation interest in, hypothecate or otherwise dispose of, or enter into any derivative arrangement with respect to (collectively, “Transfer”), any of such Supporting Stockholder’s Subject Shares, or any right or interest therein (or consent to any of the foregoing), (iii) enter into any contract with respect to any Transfer of such Supporting Stockholder’s Subject Shares or any interest therein, (iv) grant or permit the grant of any proxy, power-of-attorney or other authorization or consent in or with respect to any of such Supporting Stockholder’s Subject Shares, (v) deposit or permit the deposit of any of such Supporting Stockholder’s Subject Shares into a voting trust or enter into a voting agreement or arrangement with respect to any of such Supporting Stockholder’s Subject Shares, or (vi) take or permit any other action that would in any way restrict, limit, impede, delay or interfere with the performance of, and compliance with, such Supporting Stockholder’s obligations thereunder in any material respect, otherwise make any representation or warranty of such Supporting Stockholder therein untrue or incorrect, or have the effect of preventing or disabling such Supporting Stockholder from performing, and complying with, any of their obligations under the Tender and Support Agreements. The restrictions on Transfer are subject to certain customary exceptions.

Each Tender and Support Agreement terminates automatically upon the earliest of (i) the termination of the Merger Agreement in accordance with its terms, (ii) the Effective Time, (iii) termination of such Tender and Support Agreement by written notice of termination from Vertex to the applicable Supporting Stockholder(s) or (iv) the date on which any amendment or change to the Merger Agreement or the Offer is effected without the applicable Supporting Stockholders’ consent that decreases the amount, or changes the form, of consideration payable to all stockholders of Alpine pursuant to the terms of the Merger Agreement.

Confidentiality Agreement

On February 14, 2024, Alpine and Vertex entered into a mutual confidentiality agreement (the “February Confidentiality Agreement”) and on March 21, 2024, Vertex and Alpine entered into a separate mutual confidentiality agreement (the “March Confidentiality Agreement” and, together with the February Confidentiality Agreement, the “Confidentiality Agreements”) pursuant to which Vertex and Alpine agreed to, for a period continuing until March 21, 2027, (i) hold in confidence and not disclose any confidential information of the other party to any third party and (ii) not use any confidential information of the other party other than in connection with a potential transaction with the other party, in each case, subject to certain exceptions.

The March Confidentiality Agreement includes a customary standstill provision for the benefit of Alpine that expires on March 21, 2025 and permits Vertex to privately approach the Alpine Board or Alpine’s executive chairman and chief executive officer during the standstill period. In addition, the standstill provision automatically terminates upon (i) Alpine’s entrance into a definitive agreement with a third party providing for (A) a transaction resulting in either the sale or exchange of more than 50% of the outstanding voting equity securities of Alpine or of more than 50% of the consolidated assets of Alpine and its subsidiaries or (B) a merger or other business combination in which the voting equity securities of Alpine outstanding immediately prior to such transaction do not constitute 50% or more of the voting equity securities of the resulting entity of such transaction or its parent company or (ii) a tender offer or exchange offer by a third party is commenced which if consummated would result in the sale of more than 50% of the outstanding voting equity securities of Alpine, unless the Alpine Board has, within 10 business days following such commencement, publicly recommended that the shareholders of Alpine reject such tender offer or exchange offer.

This summary of the Confidentiality Agreement is only a summary and is qualified in its entirety by reference to the February Confidentiality Agreement, which is filed as Exhibit (d)(4) to the Schedule TO, and the March Confidentiality Agreement, which is filed as Exhibit (d)(5) to the Schedule TO, each of which is incorporated herein by reference.

12.	Purpose of the Offer; Plans for Alpine

Purpose of the Offer

The purpose of the Offer is for Vertex, through Purchaser, to acquire control of, and would be the first step in Vertex’s acquisition of the entire equity interest in, Alpine. The Offer is intended to facilitate the acquisition of all issued and outstanding Shares. The purpose of the Merger is to acquire all issued and outstanding Shares not tendered and purchased pursuant to the Offer. If the Offer is consummated, Purchaser intends to complete the Merger as soon as practicable thereafter.

The Alpine Board unanimously (i) determined that the Offer, the Merger and the other Transactions are fair to and in the best interests of Alpine and its stockholders, (ii) approved and declared advisable the Merger and the execution, delivery and performance by Alpine of the Merger Agreement and the consummation of the Transactions, (iii) resolved that the Merger Agreement and the Merger shall be governed by and effected under Section 251(h) of the DGCL and that the Merger shall be consummated as soon as practicable following the Offer Closing Time and (iv) subject to the other terms and conditions of the Merger Agreement, resolved to recommend that all holders of Shares accept the Offer and tender their Shares pursuant to the Offer.

If the Offer is consummated, we will not seek the approval of Alpine’s remaining stockholders before effecting the Merger. Section 251(h) of the DGCL provides that following consummation of a successful tender offer for a public corporation, and subject to certain statutory provisions, if the acquirer holds at least the amount of shares of each class of stock of the constituent corporation that would otherwise be required to approve a merger for the constituent corporation, and the other stockholders receive the same consideration for their stock in the merger as was payable in the tender offer, the acquirer can effect a merger without the action of the other stockholders of the constituent corporation. Accordingly, if we consummate the Offer, we are required pursuant to the Merger Agreement to complete the Merger without a vote of Alpine stockholders in accordance with Section 251(h) of the DGCL, and we do not expect there to be a significant period between the consummation of the Offer and the consummation of the Merger.

Plans for Alpine

After completion of the Offer and the Merger, Alpine will become a wholly owned subsidiary of Vertex. In connection with Vertex’s consideration of the Offer, Vertex has developed a plan, on the basis of available information, for the combination of the business of Alpine with that of Vertex. Vertex plans to integrate Alpine’s business into Vertex. Vertex will continue to evaluate and refine the plan and may make changes to it as additional information is obtained.

Except as set forth in this Offer to Purchase and the Merger Agreement, and as contemplated by the Transactions, Vertex and Purchaser have no present plans or proposals that would relate to or result in (i) any extraordinary transaction involving Alpine or any Alpine Subsidiary (such as a merger, reorganization, liquidation, relocation of any operations or sale or other transfer of a material amount of assets); (ii) any purchase, sale or transfer of a material amount of assets of Alpine or any Alpine Subsidiary; (iii) any material change in Alpine’s dividend rate or policy, or indebtedness (if any) or capitalization; (iv) any class of equity securities of Alpine being delisted from a national securities exchange or ceasing to be authorized to be quoted in an automated quotations system operated by a national securities association; (v) any change in the present Board or management of Alpine; (vi) any other material change in Alpine’s corporate structure or business; or (vii) any class of equity securities of Alpine being eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act.

13.	Certain Effects of the Offer

If the Offer is consummated, subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement (see Section 11 — “The Merger Agreement; Other Agreements — Merger Agreement” and Section 15 — “Conditions of the Offer”), Purchaser will merge with and into Alpine pursuant to Section 251(h) of the DGCL. Since the Merger will be governed by Section 251(h) of the DGCL, no stockholder vote will be required to consummate the Merger. Promptly after the consummation of the Offer, and subject to the satisfaction of the remaining conditions set forth in the Merger Agreement, we and Alpine will consummate the Merger as soon as practicable pursuant to Section 251(h). Immediately following the Merger, all of the issued and outstanding shares of Alpine common stock will be held by Vertex.

Market for the Shares. If the Offer is successful, there will be no market for the Shares because Purchaser intends to consummate the Merger as soon as practicable, thereafter subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement.

Stock Quotation. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements for continued listing on Nasdaq if, among other things, Alpine does not meet the requirements for the number of publicly held Shares, the aggregate market value of the publicly held Shares or the number of market makers for the Shares. Vertex will seek to cause the delisting of the Shares on Nasdaq as promptly as practicable after the Effective Time.

If Nasdaq were to delist the Shares prior to the consummation of the Merger, it is possible that the Shares would continue to trade on other securities exchanges or in the over-the-counter market and that price or other quotations of the Shares would be reported by other sources. The extent, if any, of a public market for such Shares and the availability of such quotations would depend, however, upon such factors as the number of stockholders and the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act, and other factors.

Margin Regulations. The Shares are currently “margin stock” under the Regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit based on the use of Shares as collateral. Depending upon factors similar to those described above regarding the market for the Shares and stock quotations, it is possible that, following the Offer, the Shares would no longer constitute “margin stock” for the purposes of the margin regulations of the Federal Reserve Board and, therefore, could no longer be used as collateral for loans made by brokers.

Exchange Act Registration. The Shares are currently registered under the Exchange Act. Such registration may be terminated upon notice to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by Alpine to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to Alpine, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders’ meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions. Furthermore, the ability of “affiliates” of Alpine and persons holding “restricted securities” of Alpine to dispose of such securities pursuant to Rule 144 under the Securities Act may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be “margin stock” or be eligible for listing on Nasdaq. We will cause the delisting of the Shares from Nasdaq and the termination of the registration of the Shares under the Exchange Act as soon after completion of the Merger as the requirements for such delisting and termination of registration are satisfied.

14.	Dividends and Distributions

The Merger Agreement provides that from April 10, 2024 to the Effective Time, without the prior written consent of Vertex, Alpine will not declare, set aside, establish a record date in respect of, accrue or pay any dividends on, or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock of Alpine (other than dividends and distributions of cash by a direct or indirect wholly owned subsidiary of Alpine to its parent).

15.	Conditions of the Offer

For purposes of this Section 15, capitalized terms used in this Section 15 and defined in the Merger Agreement have the meanings set forth in the Merger Agreement, a copy of which is filed as Exhibit (d)(1) of the Schedule TO and is incorporated herein by reference. The obligation of Purchaser to accept for payment and pay for Shares validly tendered and not properly withdrawn pursuant to the Offer is subject to the satisfaction of the conditions below. Purchaser will not be required to, and Vertex will not be required to cause Purchaser to, accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Purchaser’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer and may delay the acceptance for payment of or, subject to any applicable rules and regulations of the SEC, the payment for, any tendered Shares, and (subject to the provisions of the Merger Agreement) may not accept for payment any tendered Shares if, at the then-scheduled expiration of the Offer, any of the following conditions (collectively, the “Offer Conditions”) exist:

(i)

the Minimum Tender Condition has not been satisfied. The “Minimum Tender Condition” means that there have been validly tendered in the Offer (and not properly withdrawn) prior to the Expiration Time that number of Shares (excluding shares tendered pursuant to guaranteed delivery procedures that have not yet been “received” by the “depository,” as such terms are defined by Section 251(h) of the DGCL) that, when added to the Shares, if any, then owned by Vertex,

Purchaser or any subsidiary of Vertex, would represent at least a majority of the Shares outstanding as of immediately following the consummation of the Offer (including, for the avoidance of doubt, the Shares issued upon the automatic exercise of any then-outstanding Other Company Warrants upon the Offer Closing Time);

(ii)

the Regulatory Condition has not been satisfied. The “Regulatory Condition” means that the waiting period under the HSR Act applicable to the purchase of Shares pursuant to the Offer and the consummation of the Merger has either expired or been terminated, and any required foreign regulatory clearances from the Springing Regulatory Conditions (as defined below), if triggered, have been satisfied;

(iii)

the Legal Restraint Condition has not been satisfied. The “Legal Restraint Condition” means that there will be no Legal Restraint in effect preventing or prohibiting the consummation of the Offer or the Merger (in each case, whether temporary, preliminary or permanent in nature);

(iv)

(A) any representations or warranties of Alpine set forth in Article IV of the Merger Agreement (other than those set forth in Sections 4.01 (but only with respect to the first and second sentences thereof), 4.02(a), (c) and (d), 4.04, 4.08(a), 4.21, 4.23 and 4.24 of the Merger Agreement) shall not be true and correct at and as of April 10, 2024 and at and as of such time, except to the extent such representation or warranty expressly relates to a specified date (in which case on and as of such specified date), other than for such failures to be true and correct that have not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (for purposes of determining the satisfaction of this condition, without regard to any qualifications or exceptions contained therein as to “materiality” or “Company Material Adverse Effect”), (B) any representation or warranty of Alpine set forth in Sections 4.01 (but only with respect to the first and second sentences thereof), 4.04, 4.21, 4.23 and 4.24 of the Merger Agreement (concerning Alpine’s organization, standing and power; authority, execution and delivery, and enforceability; brokers and other advisors; opinion of financial advisors; and no vote required) shall not be true and correct in all material respects at and as of April 10, 2024 and at and as of such time, except to the extent such representation or warranty expressly relates to a specified date (in which case on and as of such specified date), (C) any representation or warranty of Alpine set forth in Section 4.02(a), (c) and (d) of the Merger Agreement shall not be true and correct other than in de minimis respects at and as of April 10, 2024 and at and as of such time, except to the extent such representation or warranty expressly relates to a specified date (in which case on and as of such specified date) and (D) any representation or warranty of Alpine set forth in Section 4.08(a) of the Merger Agreement shall not be true and correct in all respects as of such time (clauses (A) through (D), collectively, the “Representation Condition”);

(v)	Alpine has failed to perform in all material respects the obligations to be performed by it as of such time under the Merger Agreement;

(vi)

Since April 10, 2024, there has occurred any change, event, condition, development, circumstance, state of facts, effect or occurrence which, individually or in the aggregate has had, or would reasonably be expected to have, a Company Material Adverse Effect and such Company Material Adverse Effect is continuing as of immediately prior to the Effective Time;

(vii)

Vertex has failed to receive from Alpine a certificate, dated as of the date on which the Offer expires and signed by an executive officer of Alpine, certifying to the effect that the conditions set forth in paragraphs (iv), (v) and (vi) immediately above have been satisfied as of immediately prior to the expiration of the Offer; or

(viii)	the Termination Condition exists. The “Termination Condition” means that the Merger Agreement has been validly terminated in accordance with its terms.

“Springing Regulatory Conditions” means the following foreign regulatory conditions: (1) The United Kingdom Competition and Markets Authority (the “CMA”) shall have confirmed to Vertex that either: (a) it has no further questions in respect of the Transactions; (b) it will not make a reference of the Transactions (or any matter arising therefrom) under section 33 of the Enterprise Act 2002 (a “Reference”); or, if such a Reference takes place, the CMA shall have either: (x) concluded that the Transactions (and any matter therefrom) may not be expected to result in a substantial lessening of competition within any market or markets in the UK, or (y) accepted undertakings to remedy, mitigate or prevent any substantial lessening of competition within a market or markets in the UK that may be expected to arise from the Transactions (or any matter therefrom); provided that the foregoing condition in this clause (1) shall only be required to be satisfied if, prior to the then-scheduled expiration of the Offer, (i) the CMA has issued a request for information to any party in respect of the Transactions or (ii) the CMA has commenced, or given notice to any party that it intends to commence, a merger investigation in respect of the Transactions; and (2) The European Commission shall have issued a decision under Article 6(1)(b), 6(2), 8(1) or 8(2) of Council Regulation (EC) No. 139/2004 (the “Merger Regulation”) (or being deemed to have done so under Article 10(6) of the Merger Regulation); provided that the foregoing condition in this clause (2) shall only be required to be satisfied if, prior to the then-scheduled expiration of the Offer, (i) the Transactions are referred in whole or in part to the European Commission under Article 22 of Council Regulation (EC) No. 139/2004, or (ii) any party receives legal notice from the European Commission barring consummation of the Transactions.

The foregoing conditions are for the sole benefit of Vertex and Purchaser and, subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC, may be waived by Vertex and Purchaser, in whole or in part at any time and from time to time, in their sole discretion (except for the Minimum Tender Condition and the Termination Condition, which may not be waived by Vertex or Purchaser). The failure by Vertex, Purchaser or any other affiliate of Vertex at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances and each such right will be deemed an ongoing right that may be asserted at any time and from time to time.

Notwithstanding the foregoing, any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., Eastern Time, on the business day after the previously scheduled Expiration Time. In addition, if we make a material change in the terms of the Offer or the information concerning the Offer or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer, in each case, if and to the extent required by Rules 14d-4(d)(1), 14d-6(c) and 14e-1 under the Exchange Act.

16.	Certain Legal Matters; Regulatory Approvals

General. Based on our examination of publicly available information filed by Alpine with the SEC and other publicly available information concerning Alpine, we are not aware of any governmental license or regulatory permit that appears to be material to Alpine’s business that would be adversely affected by our acquisition of Shares pursuant to the Offer or, except as set forth below in this Section 16, of any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for our purchase of Shares pursuant to the Offer. Should any such approval or other action be required or desirable, we currently contemplate that, except for takeover laws in jurisdictions other than Delaware as described below under “State Takeover Laws,” such approval or other action will be sought. However, except for observance of the waiting periods and the obtaining of the required approvals summarized under “Antitrust Compliance” below in this Section 16, we do not anticipate delaying the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or action, if needed, will be obtained or, if obtained, that it will be obtained without substantial conditions; and there can be no assurance that, in the event that such approvals were not obtained or such other actions were not taken, adverse consequences might not result to Alpine’s business or that certain parts of Alpine’s business might not have to be disposed of or held separate, any of which may give us the right to terminate the Offer at the Expiration Time without accepting for payment any Shares validly tendered (and not properly withdrawn) pursuant to the Offer. Our obligation under the Offer to accept for payment and pay for Shares is subject to the Offer Conditions, including, among other conditions, the Regulatory Condition. See Section 15 — “Conditions of the Offer.”

Antitrust Compliance

Under the HSR Act and the rules and regulations promulgated thereunder, certain transactions, including Purchaser’s purchase of Shares pursuant to the Offer, cannot be consummated until, among other things, notifications have been submitted to the FTC and the DOJ and specified waiting period requirements have been satisfied.

Vertex and Alpine expect to file their respective Premerger Notification and Report Forms pursuant to the HSR Act (the “HSR Notification Forms”) with the FTC and the DOJ on or prior to April 24, 2024, which filing will initiate a 15-day waiting period. If the 15-day waiting period expires on a Saturday, Sunday or federal holiday, then such waiting period will be extended until 11:59 P.M., Eastern Time, of the next day that is not a Saturday, Sunday or federal holiday. Alternatively, to provide the FTC or DOJ with additional time to review the proposed transactions, Vertex may withdraw and refile its HSR Notification Forms within the 15-day waiting period, following a procedure established pursuant to 16 CFR 803.12(c), starting a new 15-day waiting period. If within the 15-day waiting period, the FTC or the DOJ issue a Request for Additional Information and Documentary Materials (a “Second Request”), the waiting period with respect to the Offer would be extended to 11:59 P.M., Eastern Time, on the 10th day after certification of substantial compliance with such Second Request by Vertex (however, the parties could agree with the FTC or DOJ not to consummate the acquisition for some period of time after the waiting period expires). As a practical matter, if a Second Request were issued, it could take a significant period of time to achieve substantial compliance with such Second Request, which could delay the Offer.

The FTC and the DOJ frequently scrutinize the legality under the U.S. antitrust laws of transactions like the Offer and the Merger. At any time, the FTC or the DOJ could take any action under the antitrust laws that it considers necessary, including seeking (i) to enjoin the purchase of Shares pursuant to the Offer, (ii) to enjoin the Merger, (iii) divestiture of substantial assets of the parties, or (iv) to require the parties to license, or hold separate, assets, to terminate existing relationships and contractual rights, or to take other actions or agree to other restrictions limiting the freedom of action of the parties. Private parties, as well as state attorneys general, also may bring legal actions under the antitrust laws under certain circumstances. At any time before or after the consummation of the Merger, notwithstanding the termination or expiration of the applicable waiting period under the HSR Act, any state or private party may also bring legal action under the antitrust laws seeking similar relief or seeking conditions to the completion of the Offer. See Section 15 — “Conditions of the Offer.”

While neither Vertex nor Alpine expect to make any mandatory or voluntary filings with a foreign antitrust regulator, the Merger Agreement provides that, in specified conditions described further in Section 15 — “Conditions of the Offer,” approval of the Offer or the Merger by either the CMA or the European Commission may become an Offer Condition, if either commences or gives notice that it intends to commence a merger investigation in respect to the Merger.

Neither Vertex nor Alpine can be certain that a challenge to the Offer or the Merger on antitrust grounds will not be made, or, if such challenge is made, what the result will be. See Section 15 — “Conditions of the Offer.”

State Takeover Laws

Alpine is incorporated under the laws of the State of Delaware. In general, Section 203 of the DGCL (“Section 203”) prevents a Delaware corporation from engaging in a “business combination” (defined to include mergers and certain other actions) with an “interested stockholder” (including a person who owns or has the right to acquire 15% or more of a corporation’s outstanding voting stock) for a period of three years following the date such person became an “interested stockholder” unless, among other things, the “business combination” is approved by the board of directors of such corporation before such person became an “interested stockholder.” The Alpine Board approved the Merger Agreement and the Transactions, and the restrictions on “business combinations” described in Section 203 are inapplicable to the Merger Agreement and the Transactions.

The laws of Washington, where Alpine’s principal executive office is located, impose additional restrictions on certain transactions between certain foreign corporations and significant stockholders. In particular, Section 23B.19 of the Washington Business Corporation Act (the “WBCA”), prohibits a “target corporation,” with certain exceptions, from engaging in certain “significant business transactions” with a person or group of persons who beneficially owns 10% or more of the voting securities of the target corporation, an “acquiring person,” for a period of five (5) years after such acquisition, unless the transaction or acquisition of shares is approved by a majority of the members of the target corporation’s board of directors prior to the time of acquisition. Such prohibited transactions may include, among other things:

•	any merger, share exchange or consolidation with, disposition of assets to, or issuance or redemption of stock to or from, the acquiring person;

•	any termination of 5% or more of the employees of the target corporation as a result of the acquiring person’s acquisition of 10% or more of the shares;

•	any transaction in which the acquiring person is allowed to receive any disproportionate benefit as a stockholder; and

•	the liquidation or dissolution of the target corporation.

Alpine may be considered a “target corporation” as its principal executive office is located in the state of Washington and it has a class of voting shares registered with the SEC pursuant to the Exchange Act, and: (i) a majority of its employees are residents of the state of Washington; (ii) either a majority of its tangible assets, measured by market value, are located in the state of Washington or it has more than $50 million worth of tangible assets located in the state of Washington; and (iii) it satisfies one or more of the following: (A) more than 10% of its stockholders of record are resident in the state of Washington; (B) more than 10% of its shares are owned of record by residents of the state of Washington; or (C) 1,000 or more of its stockholders of record are residents in the state of Washington.

Each of Vertex and Purchaser is not, nor at any time for the past five (5) years has been, an “acquiring person” of Alpine as defined in Section 23B.19 of the WBCA. In addition, in accordance with the provisions of Section 23B.19 of the WBCA, the Alpine Board has approved the Merger Agreement and the Transactions contemplated thereby, including the Offer and the Merger, and, therefore, the restrictions of Section 23B.19 are inapplicable to the Offer, the Merger and the Transactions.

Alpine conducts business in a number of states throughout the United States, some of which have enacted takeover laws. We do not know whether any of these laws will, by their terms, apply to the Offer or the Merger and have not attempted to comply with any such laws. Should any person seek to apply any state takeover law, we will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event any person asserts that the takeover laws of any state are applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, we may be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, we may be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such case, we may not be obligated to accept for payment any Shares tendered in the Offer. See Section 15 — “Conditions of the Offer.”

Going Private Transactions

The SEC has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain “going private” transactions, and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which we seek to acquire the remaining Shares not then held by us. We believe that Rule 13e-3 under the Exchange Act will not be applicable to the Merger because (i) we were not, at the time the Merger Agreement was executed, and are not, an affiliate of Alpine for purposes of the Exchange Act; (ii) we anticipate that the Merger will be effected as soon as practicable after the consummation of the Offer (and in any event within one year following the consummation of the Offer); and (iii) in the Merger, stockholders will receive the same price per Share as the Offer Price.

Stockholder Approval Not Required

Section 251(h) of the DGCL generally provides that stockholder approval of a merger is not required if certain requirements are met, including that (i) the acquiring company consummates a tender offer for any and all of the outstanding stock of the company to be acquired that, absent Section 251(h) of the DGCL, would be entitled to vote on the adoption of the merger agreement and (ii) following the consummation of such tender offer, the acquiring company owns at least such percentage of the stock of the company to be acquired that, absent Section 251(h) of the DGCL, would be required to adopt the merger. If the Minimum Tender Condition is satisfied and we accept Shares for payment pursuant to the Offer, we will hold a sufficient number of Shares to consummate the Merger under Section 251(h) of the DGCL without submitting the adoption of the Merger Agreement to a vote of the Alpine stockholders. Following the consummation of the Offer and subject to the satisfaction of the remaining conditions set forth in the Merger Agreement, Vertex, Purchaser and Alpine will take all necessary and appropriate action to effect the Merger as soon as practicable without a meeting of Alpine stockholders in accordance with Section 251(h) of the DGCL.

Legal Proceedings Relating to the Tender Offer

None.

17.	Appraisal Rights

No appraisal rights are available to holders of Shares who tender such Shares in connection with the Offer. However, if the Merger is consummated pursuant to Section 251(h) of the DGCL, stockholders and beneficial owners (i) whose Shares were not tendered in the Offer; (ii) who properly demand and perfect appraisal of their Shares pursuant to, and who comply in all respects with, Section 262 of the DGCL; and (iii) who do not thereafter lose their appraisal rights (by withdrawal, failure to perfect or otherwise), in each case in accordance with the DGCL, will be entitled to have their Shares appraised by the Delaware Court and to receive payment of the “fair value” of such Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest thereon, if any, as determined by the Delaware Court. Unless the Delaware Court in its discretion determines otherwise for good cause shown, interest from the Effective Time through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Time and the date of payment of the judgment.

In determining the “fair value” of any Shares, the Delaware Court will take into account all relevant factors. Holders of Shares should recognize that “fair value” so determined could be higher or lower than, or the same as, the Offer Price and that an investment banking opinion as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the Offer and the Merger, is not an opinion as to, and does not otherwise address, “fair value” under Section 262 of the DGCL. Moreover, we may argue in an appraisal proceeding that, for purposes of such proceeding, the fair value of such Shares is less than such amount.

Section 262 of the DGCL provides that, if a merger was approved pursuant to Section 251(h) of the DGCL, either a constituent corporation before the effective date of the merger or the surviving corporation within 10 days thereafter will notify each holder of any class or series of stock of such constituent corporation who is entitled to appraisal rights of the approval of the merger and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and will include in such notice a copy of Section 262 of the DGCL or information directing such holders to a publicly available electronic resource at which Section 262 of the DGCL may be accessed without subscription or cost. The Schedule 14D-9 constitutes the formal notice by Alpine to its stockholders of appraisal rights in connection with the Merger under Section 262 of the DGCL.

Any stockholder or beneficial owner who desires to exercise such appraisal rights or who wishes to preserve his, her or its right to do so should review the discussion of appraisal rights in the Schedule 14D-9 as well as Section 262 of the DGCL carefully because failure to timely and properly comply with the procedures of Section 262 of the DGCL will result in the loss of appraisal rights under the DGCL. All references in Section 262 of the DGCL and in this Section 17 to a “stockholder” are to the record holder of Shares unless otherwise expressly noted herein, and all such references to a “beneficial owner” mean a person who is the beneficial owner of Shares held either in voting trust or by a nominee on behalf of such person unless otherwise expressly noted herein.

As described more fully in the Schedule 14D-9, if a stockholder or beneficial owner elects to exercise appraisal rights under Section 262 of the DGCL and the Merger is consummated pursuant to Section 251(h) of the DGCL, such stockholder or beneficial owner must do all of the following:

•

within the later of the consummation of the Offer, which occurs when Purchaser has accepted for payment Shares tendered into the Offer following the Expiration Time, and 20 days after the date of mailing of the Schedule 14D-9, deliver to Alpine a written demand for appraisal of Shares held, which demand will be sufficient if it reasonably informs Alpine of the identity of such stockholder or beneficial owner and that such stockholder or beneficial owner intends thereby to demand appraisal of such stockholder or beneficial owner’s Shares;

•	not tender such stockholder’s or beneficial owner’s Shares in the Offer, vote in favor of the Merger nor consent thereto in writing pursuant to Section 228 of the DGCL;

•	continuously hold of record or beneficially own, as applicable, the Shares from the date on which the written demand for appraisal is made through the Effective Time; and

•	comply with the procedures of Section 262 of the DGCL for perfecting appraisal rights thereafter.

In addition, one of the ownership thresholds must be met and a stockholder or beneficial owner or the Surviving Corporation must file a petition in the Delaware Court demanding a determination of the value of the stock of all persons entitled to appraisal within 120 days after the Effective Time. The Surviving Corporation is under no obligation to file any such petition and has no intention of doing so.

In the case of a demand for appraisal made by a beneficial owner, the demand must (i) reasonably identify the holder of record of the Shares for which the demand is made, (ii) be accompanied by documentary evidence of the beneficial owner’s ownership of stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and (iii) provide an address at which such beneficial owner consents to receive notices given by Alpine and to be set forth on the verified list to be filed with the Delaware Register in the Delaware Court. If the Shares are owned of record or beneficially in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand must be made in that capacity, and if the Shares are owned of record or beneficially by more than one person, as in a joint tenancy or tenancy in common, the demand must be made by or for all owners of record or beneficial owners.

The foregoing summary of the appraisal rights of stockholders and beneficial owners under the DGCL does not purport to be a complete statement of the procedures to be followed by the stockholders or beneficial owners desiring to exercise any appraisal rights, or to preserve the ability to do so, and is qualified in its entirety by reference to Section 262 of the DGCL. The preservation and proper exercise of appraisal rights requires strict and timely adherence to the applicable provisions of the DGCL. Failure to timely and properly comply with the procedures of Section 262 of the DGCL will result in the loss of appraisal rights. More information regarding Section 262 of the DGCL is set forth in the Schedule 14D-9, which is being mailed to Alpine stockholders together with the Offer materials (including this Offer to Purchase and the related Letter of Transmittal). Additionally, the full text of Section 262 of the DGCL may be accessed without subscription or cost at the Delaware Code Online (available at delcode.delaware.gov/title8/c001/sc09/index.html#262).

The information provided above is for informational purposes only with respect to your alternatives if the Merger is consummated. If you tender your Shares into the Offer (and do not subsequently properly withdraw such Shares prior to the Acceptance Time), you will not be entitled to exercise appraisal rights with respect to such Shares, but, instead, upon the terms and subject to the conditions to the Offer, you will receive the Offer Price for such Shares. The foregoing summary does not constitute any legal or other advice, nor does it constitute a recommendation to exercise appraisal rights under Section 262 of the DGCL. Stockholders and beneficial owners who are considering exercising their appraisal rights are urged to consult their respective legal advisors before electing or attempting to exercise such rights.

18.	Fees and Expenses

Purchaser has retained Morrow Sodali LLC to be the Information Agent and Broadridge Corporate Issuer Solutions, LLC to be the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone and personal interview and may request banks, brokers, dealers, commercial banks, trust companies and other nominees to forward materials relating to the Offer to beneficial owners of Shares.

The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services in connection with the Offer, will be reimbursed for reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under federal securities laws.

Neither Vertex nor Purchaser will pay any fees or commissions to any broker, dealer, commercial bank, trust company or to any other person (other than to the Depositary and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to the beneficial owners of Shares. In those jurisdictions where applicable laws or regulations require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

19.	Miscellaneous

The Offer is not being made to (nor will tenders be accepted from or on behalf of holders of) holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. In those jurisdictions where applicable laws or regulations require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

Purchaser has filed with the SEC the Schedule TO pursuant to Rule 14d-3 under the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer, and may file any amendments to the Schedule TO (including the exhibits to the Schedule TO, which include this Offer to Purchase and the related Letter of Transmittal). In addition, Alpine has filed or will file, pursuant to Rule 14d-9 under the Exchange Act, the Schedule 14D-9 with the SEC, together with exhibits, setting forth the recommendation of the Alpine Board with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. Copies of such documents, and any amendments thereto, are available free of charge at www.sec.gov.

No person has been authorized to give any information on behalf of Vertex or Purchaser not contained in the Schedule TO (including this Offer to Purchase or the related Letter of Transmittal). We have not authorized anyone to provide you with different or additional information and take no responsibility for, and can provide no assurance as to the reliability of, any information that others may give. No broker, dealer, commercial bank, trust company or other person will be deemed to be the agent of Vertex, Purchaser, the Depositary or the Information Agent for the purposes of the Offer.

Adams Merger Sub, Inc.

April 22, 2024

SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER AND VERTEX

1. PURCHASER

The name, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of the directors and executive officers of Purchaser are set forth below. The business address of Purchaser is Adams Merger Sub, Inc., c/o Vertex Pharmaceuticals Incorporated, 50 Northern Avenue, Boston, Massachusetts 02210. The telephone number at such office is (617) 341-6100. Except as otherwise indicated, all directors and executive officers listed below are citizens of the United States. Directors are identified by an asterisk.

Name and Position	Present Principal Occupation or Employment; Material Positions Held During the Last Five Years; Citizenship (if not United States)
Charles F. Wagner, Jr.*	Mr. Wagner has served as director and treasurer of Purchaser since 2024. Mr. Wagner has served as executive vice president and chief financial officer of Vertex since 2019. Prior to joining Vertex, Mr. Wagner served as chief financial officer and executive vice president, finance, of Ortho Clinical Diagnostics, a Carlyle Group portfolio company, from 2015 to 2019. From 2012 to 2015, Mr. Wagner served as executive vice president and chief financial officer of Bruker Corporation. Prior to serving at Bruker Corporation, Mr. Wagner served as chief financial officer for Progress Software Corporation and Millipore Corporation. Mr. Wagner also served as director and chairman of the audit committee of Good Start Genetics, Inc. from 2014 to 2017, and as director and member of the audit committee of Bruker Corporation from 2010 to 2012. Mr. Wagner has served on the board of directors of The TJX Companies, Inc. since 2023 and serves as a member of its audit and finance committee.

Reshma Kewalramani	Dr. Kewalramani has served as president of Purchaser since 2024. Dr. Kewalramani has served as director, chief executive officer and president of Vertex since 2020. Dr. Kewalramani served as executive vice president and chief medical officer of Vertex from 2018 to 2020. Dr. Kewalramani served as senior vice president, late development at Vertex from 2017 to 2018. From 2004 to 2017, Dr. Kewalramani served in roles of increasing responsibility at Amgen, Inc., most recently as vice president and head of U.S. medical organization. From 2014 to 2019, Dr. Kewalramani also served as the industry representative to the Food and Drug Administration’s Endocrine and Metabolic Drug Advisory Committee. Dr. Kewalramani also has served on the board of directors of Ginkgo Bioworks, Inc. since 2021.

Jonathan Biller	Mr. Biller has served as secretary of Purchaser since 2024. Mr. Biller has served as executive vice president and chief legal officer at Vertex since 2022. From 2019 until joining Vertex, Mr. Biller served in several executive roles at Agios Pharmaceuticals, Inc. (“Agios”), including chief legal officer, and, most recently, chief financial officer and head of legal & corporate affairs. Prior to Agios, Mr. Biller served as executive vice president and general counsel at Celgene Corporation (“Celgene”) from 2018 to 2019. Prior to Celgene, Mr. Biller was general counsel, chief tax officer and secretary at Bunge Limited.

2. VERTEX

The name, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the directors and executive officers of Vertex are set forth below. The business address of each such director and executive officer is Vertex Pharmaceuticals Incorporated, 50 Northern Avenue, Boston, Massachusetts 02210. The telephone number at such office is (617)

Sch. I-1

341-6100. Except as otherwise indicated, all directors and executive officers listed below are citizens of the United States. Directors are identified by an asterisk.

Name and Position	Present Principal Occupation or Employment; Material Positions Held During the Last Five Years; Citizenship (if not United States)

Jeffrey Leiden*

Dr. Leiden has served as the executive chairman of the board of directors of Vertex since 2020. Dr. Leiden was chief executive officer and president of Vertex from 2012 to 2020. Dr. Leiden has served as director of Vertex since 2009, chairman of the board of directors of Vertex since 2012 and lead independent director of the board of directors of Vertex from 2010 to 2011. Prior to Vertex, Dr. Leiden served as managing director at Clarus Ventures, LLC from 2006 to 2012, president and chief operating officer of Abbott Laboratories, Pharmaceutical Products Group and director of Abbott Laboratories from 2001 to 2006. Dr. Leiden has served as director of the Massachusetts Mutual Life Insurance Company since 2015, executive chairman of Odyssey Therapeutics, Inc. since 2022 and as chairman of Casana Health since 2021. Dr. Leiden previously served as director and non-executive vice chairman of the board of directors of Shire plc from 2006 to 2012, director of Quest Diagnostics Incorporated from 2014 to 2019 and chairman of Revolution Healthcare Acquisition Corp. from 2021 to 2022.

Reshma Kewalramani*

Dr. Kewalramani has served as director, chief executive officer and president of Vertex since 2020. Dr. Kewalramani served as executive vice president and chief medical officer of Vertex from 2018 to 2020. Dr. Kewalramani served as senior vice president, late development at Vertex from 2017 to 2018. From 2004 to 2017, Dr. Kewalramani served in roles of increasing responsibility at Amgen, Inc., most recently as vice president and head of U.S. medical organization. From 2014 to 2019, Dr. Kewalramani also served as the industry representative to the Food and Drug Administration’s Endocrine and Metabolic Drug Advisory Committee. Dr. Kewalramani also has served on the board of directors of Ginkgo Bioworks, Inc. since 2021.

Sangeeta N. Bhatia*

Dr. Bhatia has served as director of Vertex since 2015. Since 2005, Dr. Bhatia has served as a professor at the Massachusetts Institute of Technology. Dr. Bhatia has also served as co-founder of Ropiro Therapeutics, Inc. since 2023, co-founder of Amplifyer Bio, Inc. since 2023, co-founder of Matrisome Bio, Inc. since 2023, co-founder of Port Therapeutics, Inc. since 2022, co-founder of Satellite Bio since 2020 and co-founder of Glympse Bio, Inc. from 2018 to 2023.

Lloyd Carney*

Mr. Carney has served as director of Vertex since 2019. Between 2020 and 2023, Mr. Carney served as chief acquisition officer of Carney Technology Acquisition Corp. II. Between 2018 and 2020, Mr. Carney served as chief executive officer of ChaSerg Technology Acquisition Corp. From 2013 until it was acquired by Broadcom Inc. in 2017, Mr. Carney served as chief executive officer and director of Brocade Communication Systems Inc. Mr. Carney previously served as chief executive officer of Xsigo Systems, Inc. until it was acquired by Oracle Corporation in 2012 and as chief executive officer and chairman of Micromuse Inc. from 2003 until it was acquired by IBM in 2006. Mr. Carney serves on the boards of Visa Inc. and Grid Dynamics Holdings Inc. Mr. Carney previously served on the board of Nuance Communications Inc. until it was acquired by Microsoft Corp. in 2022. Mr. Carney has served as ambassador/special investment envoy for Technology Jamaica since 2023 and chancellor, University of Technology, Jamaica, since 2022.

Alan Garber*

Dr. Garber has served as director of Vertex since 2017. Dr. Garber has served as interim president of Harvard University since 2024 and provost of Harvard University and the Mallinckrodt Professor of Health Care Policy at Harvard Medical School, Professor of Economics in the Faculty of Arts and Sciences, Professor of Public Policy in the Harvard Kennedy School of Government and Professor in the Department of Health Policy and

Sch. I-2

Name and Position	Present Principal Occupation or Employment; Material Positions Held During the Last Five Years; Citizenship (if not United States)
Management in the Harvard T.H. Chan School of Public Health since 2011. Dr. Garber is a member of the National Academy of Medicine, the American Society of Clinical Investigation, the Association of American Physicians and the American Academy of Arts and Sciences and a fellow of the American Association for the Advancement of Science, the American College of Physicians and the Royal College of Physicians. Dr. Garber serves as a current research associate with the National Bureau of Economic Research and served for nineteen years as its founding director of its health care program. Dr. Garber also serves on the board of Exelixis, Inc.

Terrence Kearney*	Mr. Kearney has served as director of Vertex since 2011. Prior to Vertex, Mr. Kearney served as chief operating officer of Hospira, Inc. from 2006 to 2011, prior to which he served as senior vice president, finance and chief financial officer of Hospira, Inc. from 2004 to 2006. Mr. Kearney previously served on the boards of Levo Therapeutics, Inc. from 2018 to 2022, Acceleron Pharma Inc. from 2014 until it was acquired by Merck & Co. in 2021, Innoviva (formerly known as Theravance, Inc.) from 2014 to 2016 and AveXis, Inc. from 2016 until it was acquired by Novartis AG in 2018.

Michael Lagarde*	Mr. Lagarde has served as director of Vertex since 2023. Since 2022, Mr. Lagarde has served as executive vice president and chief operating officer at Thermo Fisher Scientific Inc. (“Thermo Fisher”). From 2019 to 2021, Mr. Lagarde served as executive vice president at Thermo Fisher. From 2017 to 2019, Mr. Lagarde served as senior vice president and president, pharma services at Thermo Fisher, joining Thermo Fisher as senior vice president, as a result of its acquisition of Patheon N.V. in 2017. Prior to Thermo Fisher, Mr. Lagarde served as president and chief operating officer of Patheon N.V. from 2016 to 2017. Mr. Lagarde served as managing director of JLL Partners from 2008 to 2016.

Diana McKenzie*	Ms. McKenzie has served as director of Vertex since 2020. From 2016 to 2019, Ms. McKenzie served as chief information officer of Workday, Inc. From 2004 to 2016, Ms. McKenzie held roles of increasing responsibility at Amgen, Inc. Ms. McKenzie serves on the boards of MetLife Inc. and agilon health, inc. Ms. McKenzie held various leadership roles at Eli Lilly and Company for 17 years. Ms. McKenzie previously served on the board of Change Healthcare, Inc. from 2019 until it was acquired by United Health Group in 2022.

Bruce Sachs*	Mr. Sachs has served as director of Vertex since 1998 and is the board of director’s lead independent director. Mr. Sachs serves as partner emeritus at Charles River Ventures and has served as general partner at Charles River Ventures for more than 20 years, including more than 10 years as the managing partner of Charles River Ventures.

Nancy Thornberry*	Ms. Thornberry has served as director of Vertex since 2023. Ms. Thornberry served as founder and chief executive officer of Kallyope, Inc. (“Kallyope”) from 2015 to 2021 and served as chair of research and development of Kallyope through 2023. Prior to joining Kallyope, Ms. Thornberry previously served in roles of increasing responsibility at Merck & Co., Inc. for more than 30 years, including most recently as senior vice president and franchise head, diabetes and endocrinology. Ms. Thornberry serves on the boards of Denali Therapeutics Inc. and Schrödinger Inc.

Suketu Upadhyay*	Mr. Upadhyay has served as director of Vertex since 2022. Mr. Upadhyay has served as executive vice president and chief financial officer of Zimmer Biomet Holdings, Inc. (“Zimmer Biomet”) since 2019. Prior to Zimmer Biomet, Mr. Upadhyay served as senior vice president, global financial operations at Bristol-Meyers Squibb Company (“BMS”) from 2016 to 2019 and executive vice president and chief financial officer of Endo International plc from 2013 to 2016. Mr. Upadhyay previously served as interim chief

Sch. I-3

Name and Position	Present Principal Occupation or Employment; Material Positions Held During the Last Five Years; Citizenship (if not United States)

financial officer and senior vice president of finance, corporate controller and principal accounting officer of Becton, Dickinson and Company (“Becton Dickinson”) and senior vice president of global financial planning and analysis and vice president and chief financial officer of Becton Dickinson’s international business. Mr. Upadhyay has also previously held a number of global finance and strategy roles across AstraZeneca plc and Johnson & Johnson, including research and development, supply chain, commercial operations and business development.

Charles F. Wagner, Jr.

Mr. Wagner has served as executive vice president and chief financial officer of Vertex since 2019. Prior to joining Vertex, Mr. Wagner served as chief financial officer and executive vice president, finance, of Ortho Clinical Diagnostics, a Carlyle Group portfolio company, from 2015 to 2019. From 2012 to 2015, Mr. Wagner served as executive vice president and chief financial officer of Bruker Corporation. Prior to serving at Bruker Corporation, Mr. Wagner served as chief financial officer for Progress Software Corporation and Millipore Corporation. Mr. Wagner also served as director and chairman of the audit committee of Good Start Genetics, Inc. from 2014 to 2017, and as director and member of the audit committee of Bruker Corporation from 2010 to 2012. Mr. Wagner has served on the board of directors of The TJX Companies, Inc. since 2023 and serves as a member of its audit and finance committee.

David M. Altshuler

Dr. Altshuler has served as executive vice president and chief scientific officer of Vertex since 2015. Dr. Altshuler previously served as director of Vertex from 2012 to 2014. Mr. Altshuler was one of four founding members of the Broad Institute, a research collaboration of Harvard University and the Massachusetts Institute of Technology, The Whitehead Institute and the Harvard Hospitals. Dr. Altshuler served as director of the Institute’s Program in Medical and Population Genetics from 2003 to 2014 and as the Institute’s deputy director and chief academic officer from 2009 to 2014, Dr. Altshuler joined the faculty at Harvard Medical School and the Massachusetts General Hospital in 2000 and held the academic rank of professor of genetics and medicine from 2008 to 2014. Dr. Altshuler also served as adjunct professor of biology at Massachusetts Institute of Technology from 2012 to 2014.

Stuart A. Arbuckle

Mr. Arbuckle has served as executive vice president and chief operating officer of Vertex since 2021. Mr. Arbuckle previously served as executive vice president and chief commercial and operations officer of Vertex in 2021 and as executive vice president and chief commercial officer of Vertex from 2012 to 2021. Prior to joining Vertex, Mr. Arbuckle held multiple commercial leadership roles at Amgen, Inc. from 2004 to 2012. Mr. Arbuckle has worked in the biopharmaceuticals industry since 1986, including more than 15 years at GlaxoSmithKline plc, where Mr. Arbuckle held sales and marketing roles of increasing responsibility for medicines aimed at treating respiratory, metabolic, musculoskeletal, cardiovascular and other diseases. Mr. Arbuckle served as director of Cerulean Pharma, Inc. from 2-15 to 2017 and has served as director of ImmunoGen, Inc. since 2018 and Rhythm Pharmaceuticals Inc. since 2019.

E. Morrow Atkinson, III

Dr. Atkinson has served as executive vice president, chief technical operations officer, head of biopharmaceutical sciences and manufacturing operations at Vertex since August 2023. Dr. Atkinson previously served as senior vice president, head of commercial manufacturing and supply chain at Vertex since July 2020. Prior to joining Vertex, Dr. Atkinson served in various roles at BMS, including as senior vice president, global manufacturing operations from 2019 to 2020; vice president and integration leader, corporate cell therapy and global development and manufacturing from January 2019 to September 2019; vice president, internal manufacturing, biologics from 2017 to 2019; and vice president, biologics development and clinical manufacturing from 2012 to 2017.

Sch. I-4

Name and Position	Present Principal Occupation or Employment; Material Positions Held During the Last Five Years; Citizenship (if not United States)

Before BMS, Dr. Atkinson held various roles at Cook Pharmica, LLC (now owned by Catalent, Inc.) and Eli Lilly & Co. Dr. Atkinson has served as a director of 89bio, Inc., a public biopharmaceutical company, since 2022.

Jonathan Biller

Mr. Biller has served as executive vice president and chief legal officer at Vertex since 2022. From 2019 until joining Vertex, Mr. Biller served in several executive roles at Agios, including chief legal officer, and, most recently, chief financial officer and head of legal & corporate affairs. Prior to Agios, Mr. Biller served as executive vice president and general counsel at Celgene from 2018 to 2019. Prior to Celgene, Mr. Biller was general counsel, chief tax officer and secretary at Bunge Limited.

Carmen Bozic

Dr. Bozic has served as executive vice president, global medicines development and medical affairs at Vertex since 2019 and chief medical officer 2020. Dr. Bozic previously served as senior vice president and head of global clinical development at Vertex from May 2019 to October 2019. Prior to joining Vertex, Dr. Bozic spent more than 20 years at Biogen Inc., a biotechnology company focused on neurological diseases, most recently as senior vice president of global development and portfolio transformation from 2015 to 2019 and as senior vice president of clinical and safety sciences from 2013 to 2015. Dr. Bozic has served as the industry representative to the FDA’s Risk Communication Advisory Committee, and was a member of PhRMA’s Clinical and Preclinical Development Committee and the Board of Managers at BioMotiv.

Amit K. Sachdev

Mr. Sachdev has served as executive vice president, chief patient and external affairs officer at Vertex since 2023. From 2019 to 2023, Mr. Sachdev served as executive vice president, chief patient officer at Vertex. In addition, Mr. Sachdev has served in the role of chief of staff to the CEO at Vertex since 2020. Mr. Sachdev served as executive vice president and chief regulatory officer at Vertex from 2017 until 2019, and as executive vice president, policy, access and value at Vertex from 2014 through 2016.

Ourania “Nia” Tatsis

Dr. Tatsis has served as executive vice president, chief regulatory and quality officer at Vertex since 2020. Previously, Dr. Tatsis served as senior vice president and chief regulatory officer at Vertex from 2019 to 2020, and senior vice president, global regulatory affairs at Vertex from 2017 to 2019. Prior to joining Vertex, Dr. Tatsis held positions of increasing responsibility at several pharmaceutical companies, including Sanofi S.A., Stemnion, Inc., Pfizer Inc., and Wyeth. Most recently, from 2014 to 2017, Dr. Tatsis was vice president, head of global regulatory affairs, at the Sanofi Genzyme Business Unit focused on inflammation/immunology, rare disease, multiple sclerosis, ophthalmology, neurology, and oncology/immuno-oncology.

Kristen C. Ambrose

Ms. Ambrose has served as senior vice president, chief accounting officer at Vertex since May 2021. Ms. Ambrose previously served as senior vice president, accounting, tax, treasury, strategic sourcing and corporate services at Vertex since March 2021. From 2003 until she joined Vertex, Ms. Ambrose held roles of increasing responsibility at Boston Scientific Corporation, a medical device company, most recently as vice president of finance and controller of the global endoscopy division from 2019 to 2021 and as vice president of global internal audit from 2017 to 2019. Prior to Boston Scientific Corporation, Ms. Ambrose served as an accountant at Ernst & Young LLP.

Sch. I-5

The Letter of Transmittal and certificates evidencing Shares and any other required documents should be sent by each holder or such holder’s broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

The Depositary for the Offer is:

Broadridge Corporate Issuer Solutions, LLC

(855) 793-5068

Shareholder@Broadridge.com

If delivering via a USPS Service:	If delivering by hand, express mail, courier, or other expedited service:

Broadridge Corporate Issuer Solutions, LLC Attn: BCIS Re-Organization Dept. P.O. Box 1317 Brentwood, NY 11717-0718	Broadridge Corporate Issuer Solutions, LLC Attn: BCIS IWS 51 Mercedes Way Edgewood, NY 11717

Questions or requests for assistance may be directed to the Information Agent at the address and telephone numbers listed below. Additional copies of this Offer to Purchase, the related Letter of Transmittal and other materials related to the Offer may be obtained at no cost to stockholders from the Information Agent. Additionally, copies of this Offer to Purchase, the related Letter of Transmittal and any other materials related to the Offer are available free of charge at www.sec.gov. Stockholders may also contact their brokers, dealers, commercial banks, trust companies or other nominees for assistance.

The Information Agent for the Offer is:

430 Park Avenue

14th Floor

New York, NY 10022

Banks and Brokers Call: (203) 658-9400

Stockholders Call Toll Free: (800) 662-5200

E-mail: ALPN@info.morrowsodali.com